      As filed with the Securities and Exchange Commission on August 25, 1999


                                                   Registration No. 333-67947

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                          POST EFFECTIVE AMENDMENT NO. 2
                                       TO
               AMENDMENT NO. 2 TO FORM S-1 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               CYTOGEN CORPORATION
            (Exact name of registrant as specified in its charter)

             ------------------------------------------------------


          Delaware                          2835                   22-2322400
(State or other jurisdiction          (Primary Standard       (I.R.S. Employer
of incorporation or organization) Industrial Classification  Identification No.)
                                         Code Number)
                         -------------------------------------

                             600 College Road East CN 5308
                           Princeton, New Jersey  08540-5308
                                     (609) 750-8200
                       (Address, including zip code and telephone
                       number, including area code, of registrant's
                               principal executive offices)

                         --------------------------------------


                               Donald F. Crane, Jr., Esq.
                          Vice President and General Counsel
                                  CYTOGEN Corporation
                             600 College Road East CN 5308
                            Princeton, New Jersey 08540-5308
                                     (609) 750-8200
                  (Name, address, including zip code, and telephone
                   number,including area code, of agent for service)

                        -----------------------------------------

           Approximate date of commencement of proposed sale to the public:
     As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________ If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.[ ]

                        ----------------------------

                                      CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                       Proposed Maximum      Proposed Maximum
   Title of Each Class of          Amount To Be         Offering Price      Aggregate Offering        Amount of
Securities To Be Registered       Registered (1)           Per Share               Price          Registration Fee
-------------------------------------------------------------------------------------------------------------------

Common Stock ($.01 par value
 per share), issuable upon
 exercise of a warrant             200,000 Shares         $1.172 (2)              $234,400                 $65

-------------------------------------------------------------------------------------------------------------------
         Totals:                   200,000 Shares                                 $234,400                 $65
===================================================================================================================


(1) In the event of a stock split, stock dividend, or other transaction involving the Company's Common Stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act, which applies to stock splits, stock dividends, or similar transactions.
(2) Estimated solely for the purpose of calculating the registration fee, includes preferred stock purchase rights pursuant to Cytogen
    Corporation's Shareholder Rights Agreement.


   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS              Dated August ___, 1999

                           200,000 Shares

                         CYTOGEN CORPORATION

                            Common Stock

     This Prospectus may be used only in connection with the resale by Kingsbridge Capital Limited ("Kingsbridge" or the "Selling Stockholder"), from time to time, of up to 200,000 shares of the common stock of CYTOGEN Corporation, issuable upon exercise of a warrant held by Kingsbridge.

     The shares of common stock offered hereby may be sold from time to time for the account of the Selling Stockholder. The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholder, except that the Company would receive the exercise price of the warrants. The Company has agreed to pay the Selling Stockholder's costs of registering the shares hereunder, including legal fees up to a maximum of $5,000, commissions, transfer taxes and certain other expenses of resale of the common stock.

     The Selling Stockholder may offer, pursuant to this prospectus, shares of common stock to purchasers from time to time in transactions on the Nasdaq Stock Market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. Sales of the shares may be effected through broker-dealers, who may receive compensation from Kingsbridge in the form of discounts or commissions. Kingsbridge is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with such sales.

     The Company's common stock is listed on the Nasdaq Stock Market under the symbol "CYTO." The average of the high and low bid prices for the Company's common stock on the Nasdaq Stock Market on August 18, 1999 was $1.7970 per share.

   Investing in the common stock involves certain risks which are described in the "Risk Factors" section beginning on page 10. The Selling Stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   CYTOGEN's principal executive offices are located at 600
College Road East, CN 5308, Princeton, New Jersey 08540-5308,
(609)750-8200.

                          TABLE OF CONTENTS

                                                                Page
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . .   3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . .  10
The Equity Line Agreement. . . . . . . . . . . . . . . . . . . .  26
Determination of the Offering Price. . . . . . . . . . . . . . .  27
Price Range of our Common Stock. . . . . . . . . . . . . . . . .  27
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . .  27
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . .  27
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . .  28
Selected Consolidated Annual Financial Data. . . . . . . . . . .  29
Management's Discussion and Analysis of Financial Condition and
Results of Operations  . . . . . . . . . . . . . . . . . . . . .  31
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Available Information. . . . . . . . . . . . . . . . . . . . . .  58
Management . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
Executive Compensation . . . . . . . . . . . . . . . . . . . . .  62
Description of Capital Stock . . . . . . . . . . . . . . . . . .  69
Selling Stockholder. . . . . . . . . . . . . . . . . . . . . . .  72
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . .  73
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . .  74
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
Index to Consolidated Annual Financial Statements. . . . . . . . F-1

                         __________________________








        ProstaScint and OncoScint are registered trademarks of CYTOGEN.
              PIE is a trademark of CYTOGEN, pending registration. Quadramet is a trademark of Dow, licensed to CYTOGEN

                     PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

The Company

     CYTOGEN Corporation ("CYTOGEN" or the "Company") is a biopharmaceutical company engaged in the development, commercialization and marketing of products to improve diagnosis and treatment of prostate disease, and of products for unmet needs in the broader urological and oncology markets. CYTOGEN was incorporated in Delaware in 1981. Unless the context otherwise indicates, as used herein, the term "Company" refers to CYTOGEN and its subsidiaries, taken as a whole. Our Products

   We introduced to the market during 1997 our two principal products, each of which have been approved by the U.S. Food and Drug Administration ("FDA"):

           - ProstaScint (kit for the preparation of Indium In111 Capromab Pendetide). ProstaScint has been approved as a diagnostic imaging agent for prostate cancer, the most frequently diagnosed malignancy and second leading cause of cancer death in men.

           - Quadramet (Samarium Sm153 Lexidronam Injection). Quadramet has been approved for the treatment of bone pain due to cancers that have spread to the skeleton and that can be visualized on a bone scan.

   Our OncoScint CR/OV imaging agent is also approved and marketed as a diagnostic imaging agent for colorectal and ovarian cancer.

   We believe that our products represent a significant improvement over existing technologies because our products provide improved diagnostic information and/or treatment in a site-specific manner with relatively low levels of toxicity.

   We also develop other products and technologies, both directly and through subsidiaries, and have engaged in development efforts with other parties.

Our primary products in development are:

          - Vaccines for prostate and other cancers utilizing the Company's proprietary prostate specific membrane technology, or PSMA, in a collaboration with Progenics Pharmaceuticals, Inc.;

          - Other potential diagnostic and therapeutic applications of PSMA; and

          - A bioinformatics platform designed to offer a database mapping interaction between proteins to be accessed by a computer program for use in drug discovery and research.


Research and Development

   Historically, we have emphasized research and development of a broad array of potential products, based on monoclonal antibodies and other technologies. Having identified and commercialized products which we believe have substantial potential, we have:

      - Conducted or sponsored clinical studies to evaluate existing products in additional indications;
      - Focused on development of technology with near term commercial significance;
      - Reviewed all current research and development programs to assess their commercial potential; and

      - Recently curtailed basic research expenditures in order to allocate resources toward implementing our business strategy.

Business Strategy

    Our business strategy is directed primarily toward prostate and urological diseases and, when opportunities arise, in the broader field of oncology and in diagnostics. We plan to focus our efforts in areas in which we have experience. Our approach calls for:

      - Devoting our primary efforts to the marketing of ProstaScint and Quadramet to increase revenue and achieve profitability;
      - Expanding the use of ProstaScint and other products into foreign markets;
      - Developing products utilizing our proprietary technology;
      - Expanding our current product portfolio through the continued in-licensing of additional products and related technologies, in the same manner as Quadramet;
      - Establishing strategic alliances; and
      - Acquiring other companies with related or complementary products, technologies and/or services.

   We cannot predict, however, whether we can accomplish these objectives or whether accomplishment of these objectives will lead to new commercially viable products or technologies. In addition, our efforts to develop or acquire new products depend on our available resources, our ability to commit resources to potential products or strategic activities without unduly impacting current operations or financial results, and whether or not such activities in the near term would affect the marketing of our products or the efforts of management to commercialize the Company successfully.

Restructuring Activities

   During 1998 and early 1999, we reviewed our assets and business prospects to determine which projects demonstrated adequate potential for a continued investment of corporate resources. As a result of this review, we:

      - Terminated our ALT program.
          Our subsidiary Cellcor, Inc. ("Cellcor") had been developing Autologous Lymphocyte Therapy ("ALT") for the treatment of metastatic renal cell carcinoma ("mRCC"), a life threatening kidney cancer for which there are no adequate therapies. We had planned to submit a Biologics License Application for ALT. Cellcor completed pivotal Phase III clinical trials of ALT in mRCC patients in January 1997. Although we believe the results of the trials are favorable, ALT was not considered a priority for allocation of available resources. We halted our preparation for submission of the Biologics License Application and closed our Cellcor facility in September 1998.

      - Sold our interest in Targon Corporation.
          Our review determined that the projects under development by Targon Corporation ("Targon") were not consistent with our corporate strategies. During August 1998, we sold our interest in Targon to our partner in the venture, Elan Corporation plc ("Elan") for $2 million in cash. In addition, we received $2 million from Elan in exchange for a convertible promissory note.

      - Sold our manufacturing facility.
          We determined that outsourcing manufacturing of the Company's products would be more economical and consistent with our strategies. During early January, 1999, we sold our manufacturing facility to Bard Bio Pharma L.P., a subsidiary of Norwalk, CT based pharmaceutical company Purdue Pharma L.P. We received
        $3.9 million in cash for the assets in the facility, and the lease to the building. We also signed an agreement with Purdue to share space in the building to continue to manufacture our ProstaScint and OncoScint products at the same location. Employees involved in manufacturing currently remain CYTOGEN employees, but Purdue will pay for their labor costs except while they are working on our products.

      - Reduced expenses.
          We have downsized the workforce by eliminating positions which were no longer critical to our strategic plans and have curtailed expenses for basic research.

Recent Developments

     On June 15, 1999, we reacquired the rights for immunotherapy to our prostate specific membrane antigen ("PSMA") technology by acquiring 100% of the outstanding capital stock of Prostagen, Inc., which had sublicensed PSMA from us for prostate cancer immunotherapy in 1996. In connection with the acquisition, we acquired other assets held by Prostagen, including approximately $550,000 in cash, a minority ownership in Northwest Biotherapeutics, Inc., which is developing PSMA for cell therapy, and a contract with Velos, Inc. for marketing a cancer patient software management program for hospitals and health care payors. In exchange, we issued 2,050,000 shares of our stock, and may issue up to an additional 450,000 shares of our stock upon the satisfactory termination of lease obligations assumed in the Prostagen acquisition, up to $4.0 million worth of our shares (based on the value at the time of issuance) if milestones are achieved in the PSMA development program and up to 500,000 shares of our stock upon beneficial resolution of other contractual arrangements entered by Prostagen.

     On June 15, 1999, we also entered a joint venture with Progenics Pharmaceuticals, Inc. to develop vaccine and antibody-based immunotherapeutic products utilizing CYTOGEN's proprietary PSMA technology. The joint venture will be owned equally by us and Progenics. Progenics will fund up to $3 million of development costs of the program. After that point, we and Progenics will share the future costs of the program. We have the exclusive North American marketing rights on products developed by the venture. In connection with the licensing of the PSMA technology to the joint venture, we will receive $2 million in payments of which $500,000 was received. We can not give any assurance that this program will result in products reaching the market or being successful.

     In June of 1999, we reacquired rights to our ProstaScint and OncoScint products in Canada, which had been licensed to Faulding (Canada), Inc. We also agreed with Berlex Laboratories, Inc., the North American marketing partner for our Quadramet product, that we would market Quadramet in Canada. We did not pay for either of these agreements. OncoScint and Quadramet are approved by the Canadian Health Care Branch; ProstaScint is under expedited review. We believe these products may be marketed to major cancer centers in Canada and will not require the level of resources for U. S. marketing. However, we can not be certain that ProstaScint will be approved in Canada, that these products will be reimbursable under the Canadian health care system, or that they will be accepted by physicians.

     On August 4, 1999, we sold $5 million in our common stock to the State of Wisconsin Investment Board, at $1.61 per share. This price was a 7.25% discount to the average closing price of our stock over a five day period, and they received a total of 3,105,590 shares of our stock.

     We will no longer be drawing under an agreement entered in October, 1999, with Kingsbridge Capital Ltd. We have registered in this registration statement shares which we could have issued to Kingsbridge, but because we will not be issuing shares under that agreement we have removed those shares from this registration statement. The only shares which Kingsbridge may sell under this agreement will be if they exercise warrants to buy our stock which they obtained under the agreement.

                         The Offering

     CYTOGEN Corporation and Kingsbridge entered into a Private Equity Line of Credit Agreement on October 23, 1998 (the "Equity Line Agreement"). This agreement had entitled us to sell up to $12,000,000 (after deducting Kingsbridge's discount) of our common stock to Kingsbridge. We terminated this agreement on August 16, 1999. However, under that Agreement, we have issued to Kingsbridge a warrant to purchase 200,000 shares of our common stock at an exercise price of $1.016 per share (the "Kingsbridge Warrant"). Shares issuable on exercise of the Warrants may be offered to the public through this prospectus.

   Pursuant to this prospectus, the Selling Stockholder may offer to the public the Warrants.

Offered by the Selling Stockholder . . . . . . . .  200,000 shares of common stock of CYTOGEN
                                                    Corporation, par value $.01
                                                    per share.


Offering Price . . . . . . . . . . . . . . . . . . Determined at the time of sale by the Selling
                                                   Stockholder.

Common stock outstanding as of
August 18, 1999  . . . . . . . . . . . . . . . . . 70,291,678 shares*

Use of Proceeds  . . . . . . . . . . . . . . . . . We will not receive any of the proceeds of the offering
                                                   of the shares hereby by the
                                                   Selling Stockholder.  We will
                                                   receive the exercise price of
                                                   the warrants, if exercised,
                                                   which will be used for
                                                   general corporate purposes.

Dividend Policy. . . . . . . . . . . . . . . . . . We currently intend to retain any future earnings to fund
                                                   the development and growth of
                                                   our business.  Therefore, we
                                                   do not currently anticipate
                                                   paying cash dividends.  See
                                                   "Dividend Policy."

Nasdaq Stock Market Symbol . . . . . . . . . . . . CYTO

*Does not include:
      - 1,705,630 shares of common stock issuable upon exercise of warrants outstanding as of August 18, 1999 (including 200,000 shares issuable upon exercise of the Warrants); and
      - 5,484,811 shares of common stock issuable upon exercise of stock options outstanding as of August 18, 1999.

                   Summary Consolidated Annual Financial Information
                      (In thousands, except per share data)

     The summary consolidated financial information below has been derived from the Audited and Unaudited Consolidated Financial Statements of CYTOGEN Corporation included elsewhere in this prospectus. This information should be read in conjunction with our Audited and Unaudited Financial Statements, and the Notes thereto, which are included in this prospectus. Results of operations for the six months ended June 30, 1999 are not necessarily indicative of results of operations for the whole year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                   SIX MONTHS ENDED
                                                        JUNE 30,                          YEAR ENDED DECEMBER 31,
                                                  --------------------   ---------------------------------------------------------
                                                    1999        1998         1998        1997        1996        1995       1994
                                                  --------------------   ---------------------------------------------------------
STATEMENTS OF OPERATIONS DATA:                                   (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
   Product sales ..............................  $  3,574    $  3,684    $  8,976    $  5,252    $  1,507    $  1,377    $  1,411
   Royalties ..................................       461       1,664       1,664       3,282        --          --          --
   License and contract .......................     2,739       1,246       9,239       5,886       4,223       3,608       1,047
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
     Total revenues ...........................     6,774       6,594      19,879      14,420       5,730       4,985       2,458
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
Operating Expenses:
  Cost of product and contract
     manufacturing revenues (1) ...............     2,274       3,835      12,284       5,939        --          --          --
  Research and development ....................     2,038       5,763       9,967      17,913      20,539      22,594      20,321
  Acquisition of technology rights ............     1,214        --          --          --          --        45,878       4,647
  Equity loss in Targon subsidiary ............      --         1,020       1,020       9,232         288        --          --
  Selling and marketing .......................     2,028       2,334       5,103       5,492       4,143       4,493       5,536
  General and administrative ..................     1,892       2,621       7,420       6,871       5,494       4,804       3,962
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
     Total operating expenses .................     9,446      15,573      35,794      45,447      30,464      77,769      34,466
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------

     Operating loss ...........................    (2,672)     (8,979)    (15,915)    (31,027)    (24,734)    (72,784)    (32,008)

Gain on sale of laboratory and
  manufacturing facilities.....................     3,298        --          --          --          --          --          --
Gain on sale of Targon subsidiary .............      --          --         2,833        --          --          --          --
Other income (expense) ........................        67          (9)        (70)        315         968         264        (798)
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income (loss) .............................       693      (8,988)    (13,152)    (30,712)    (23,766)    (72,520)    (32,806)
Dividends, including deemed
   dividends on preferred stock ...............      --          (119)       (119)     (1,352)     (4,571)       --          --
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income (loss) to common stockholders ......  $    693    $ (9,107)   $(13,271)   $(32,064)   $(28,337)   $(72,520)   $(32,806)
                                                 =========   =========   =========   =========   =========   =========   =========

Basic and diluted net income (loss)
  per common share ............................  $   0.01    $  (0.17)   $  (0.24)   $  (0.63)   $  (0.59)   $  (2.11)   $  (1.38)
                                                 =========   =========   =========   =========   =========   =========   =========

Weighted average common share outstanding
   Basic ......................................    64,884      54,065      56,419      51,134      48,401      34,333      23,822
                                                 =========   =========   =========   =========   =========   =========   =========
   Diluted ....................................    65,042      54,065      56,419      51,134      48,401      34,333      23,822
                                                 =========   =========   =========   =========   =========   =========   =========

                                               JUNE 30,                          DECEMBER 31,
                                              ---------   ---------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:                 1999        1998       1997        1996        1995       1994
--------------------------------              ---------   ---------    --------------------------------------------
Cash, short term investments and
     restricted cash ......................   $  5,332    $  3,015    $  7,401    $ 24,765    $ 29,135    $  7,700
Total assets ..............................     12,356      10,900      27,555      41,543      37,149      19,690
Long-term liabilities .....................      2,264       2,223      10,171       1,855       3,275       4,310
Redeemable common stock ...................         --          --          --          --          --       2,000
Stockholders' equity ......................      5,463         443       9,983      32,927      25,276       4,368


(1) Prior to 1997, product sales were minimal and no revenues were derived from contract manufacturing, therefore, cost of product sales was immaterial and was included in research and development expenses. In 1999, cost of products has decreased as a result of the new arrangement with Bard BioPharma L.P., a subsidiary of Purdue Pharma L.P.(see Note 4 to the Notes to the Consolidated Interim Financial Statements).

                         RISK FACTORS

   Prospective investors in the common stock offered hereby should carefully consider the following risk factors, in addition to the other information contained in this prospectus. This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this prospectus.

History of Operating Losses and Accumulated Deficit

     We have a history of losses as follows:

                                         Operating      Net Income (Loss) to
                                           Losses       Common Stockholders
                                          --------      --------------------
Six Months Ended June 30, 1999         ($ 2,672,000)            $ 693,000

Year Ended December 31, 1998          ($ 15,915,000)        ($ 13,271,000)

Year Ended December 31, 1997          ($ 31,027,000)        ($ 32,064,000)


     For the six months ended June 30, 1999, net income to common stockholders resulted from a combination of a $3.3 million gain from the sale of its laboratory and manufacturing facilities, licensing fee revenue of $1.8 million, a reduction in operating expenses and continuing revenues from product sales offset by acquisition cost of $1.2 million on the acquisition of certain technology.

     The losses were due in part to limited revenues and to various expenditures, including:

- Research and development activities;
- Acquiring of complementary products and technologies;
- Seeking regulatory approvals for our products;
- Preclinical and clinical studies related to our products;
- Preparing of submissions to the United States Food and Drug Administration;
- Developing of sales, marketing, manufacturing and distribution channels;
- Developing of internal manufacturing capabilities relating to ProstaScint; and
- General and administrative expenses.

   We expect to incur operating losses in the future due primarily to:

- Continuing product development;
- Acquiring, developing and commercializing complementary products and technologies; and
- Expansion of our sales and marketing activities.

     As of June 30, 1999, we had an accumulated deficit of approximately $301 million.

Uncertainty of Profitability

     Our ability to achieve and maintain profitability is highly dependent upon the successful commercialization of our products, including Quadramet and ProstaScint. Our profitability may also depend on success with PSMA and with AxCell Biosciences. There can be no assurance that we will ever be able to successfully commercialize our products or that we will ever achieve profitability.

Fluctuating Results of Operations

   Our results of operations have fluctuated on an annual and quarterly basis and may fluctuate significantly from period to period in the future, due to, among other factors:

- Variations in revenue from sales of  and royalties from our products;
- Timing of regulatory approvals and other regulatory announcements relating to our products;
- Variations in our marketing, manufacturing and distribution channels;
- Timing of the acquisition and successful integration of complementary products and technologies;
- Timing of new product announcements and introductions by the Company and its competitors, and
- Product obsolescence resulting from new product introductions.

   Many of these factors, and others not listed above, are outside our control. Due to one or more of these factors, our results of operations may fall below the expectations of securities analysts and investors in one or more future quarters.
If this happens, the market price of our common stock could be materially and adversely affected.

Need for Additional Capital

   We have incurred negative cash flows from operations since inception, and have expended, and will need to expend, substantial funds to complete our planned product development efforts, including:

- Acquisition of products and complementary technologies;
- Research and development;
- Clinical studies and regulatory activities; and
- Expansion of our marketing, sales and distribution activities.

In addition to the above requirements, we expect that we will require additional capital either in the form of debt or equity, irrespective of whether and when we reach profitability, for the following activities:

- Working capital;
- Acquisitions of additional products and technologies; and
- Further product development.

   Our future capital requirements and the adequacy of our available funds depend on numerous factors, including:

- Successful commercialization of our products;
- Acquisition of complementary products and technologies;
- Magnitude, scope and results of our product development efforts;
- Progress of preclinical studies and clinical trials;
- Progress of regulatory affairs activities;
- Costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;
- Competing technological and market developments; and

- Expansion of strategic alliances for the sale, marketing and distribution of our products.

     We currently expect that our existing cash, together with decreased operating costs, and revenues generated by product sales and royalties will be adequate to fund our operations through the year 2000. There can be no assurance that we will not consume our available capital resources before that time. If we experience unanticipated cash requirements, we may require additional capital to:

              - Fund operations;
              - Continue research and development programs;
              - Continue pre-clinical and clinical testing of
                potential products; or
              - Commercialize any products that may be developed.

Possible Unavailability of Other Financing

     There can be no assurance we will be able to obtain additional financing on acceptable terms, if at all. We may seek to raise additional capital through public or private offerings of equity or debt or through collaborative agreements, strategic alliances with corporate partners and others, or through other contractual arrangements with third parties. We may receive additional funds upon the exercise of common stock purchase warrants and stock options, but there can be no assurance that any warrants or stock options will be exercised or that the amounts received will be sufficient to meet our capital needs.
If adequate funds are not available, we may be required to delay, further scale back or eliminate one or more of our development programs or certain aspects of our operations, or attempt to obtain funds by entering into arrangements with collaborative partners or others that may require us to relinquish rights to certain of our products, product candidates, technologies or potential markets, that we would otherwise not relinquish. If adequate funds are not available, our business, financial condition and results of operations will be materially and adversely affected.

Possible Dilution or Requirement to Comply with Covenants

   Additional equity financing may result in substantial dilution to shareholders, and debt financing may limit our ability to declare dividends, or may require us to comply with covenants that would alter the way we conduct business.

Dependence on Market Acceptance of ProstaScint and Quadramet for Revenues

   None of our products has a significant history of revenues. ProstaScint and Quadramet were introduced to the market during the first half of 1997 and are expected to account for a significant percentage of our product-related revenues in the foreseeable future. For the six months ended June 30, 1999, revenues from ProstaScint and Quadramet accounted for over 92% of our product related revenues.

   Because these products contribute the majority of our revenues, our business, financial condition and results of operations depend on their acceptance as safe, effective and cost efficient alternatives to other available treatment and diagnostic protocols by the medical community, including:

           - health care providers, such as hospitals and physicians
           - third-party payors, including Medicare, Medicaid, private insurance carriers and health maintenance organizations


Market Acceptance of ProstaScint

     ProstaScint is marketed in the United States by the urological division of
C. R. Bard, Inc. ("BARD"), with CYTOGEN retaining co- marketing rights. We believe that efforts to market ProstaScint to physicians and hospitals have been well received, based on increasing sales, statements by physicians to our employees as to the benefits of ProstaScint and presentations on ProstaScint by physicians at medical association meetings. However, training by physicians, technicians and other health care professionals is required before certain of our products can be used for diagnosis or therapy. In order to use ProstaScint, our customers, including technologists and physicians, must successfully complete our Partners in Excellence Program ("PIE Program"), a proprietary training program designed to promote the correct acquisition and interpretation of ProstaScint images. This approach is, therefore, technique dependent and requires a learning commitment on the part of users. There can be no assurance that additional physicians will make this commitment or otherwise accept this product as part of their treatment practices.

   CYTOGEN has a program dedicated to providing information to and resolving issues with managed care organization ("MCOs") relating to reimbursement. BARD is obligated to market
ProstaScint to MCOs, but has not yet implemented a significant program in this area. Failure to market
ProstaScint to MCOs could hinder acceptance or reimbursement, although we cannot quantify what impact, if any, this marketing effort could have on sales of ProstaScint.

Market Acceptance of Quadramet

     Berlex Laboratories, Inc. ("Berlex") is responsible for the marketing of Quadramet in the United States, including marketing to MCOs, by an agreement entered in October 1998, their marketing efforts began in the first quarter of 1999. We can not give any assurance that Berlex will be able to successfully market Quadramet, or that this agreement will be profitable for the Company. CYTOGEN recently obtained marketing rights to Quadramet in Canada, but has not yet implemented a selling program. We can not give any assurance that the product can be marketed effectively in Canada, or that it will contribute significantly to the Company's revenues.


   We have licensed the rights to Quadramet from The Dow Chemical Company ("Dow"). Such rights are currently limited to North and Latin America with respect to currently approved indications. We also hold a license from Dow for use of Quadramet in treatment of refractory rheumatoid arthritis in North and Latin America and in other countries, including European countries and Japan. There can be no assurance that Quadramet will be accepted in the United States and Canada, where the product is currently approved. We also can not give any assurance that Quadramet will be accepted in any markets outside the United States and Canada, or approved for additional indications in any locations, due to the influence of established medical practices and other social and economic factors beyond our control.

   Accordingly, there can be no assurance that ProstaScint or Quadramet will achieve market acceptance on a timely basis, or at all. The failure of ProstaScint or Quadramet to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

Risks Relating to Potential Additional Cuts in Company Programs

   We are reviewing and prioritizing programs, and there can be no assurance that we will not cut programs to conserve capital. After reviewing and prioritizing our business opportunities, we ceased various developmental and research programs, including submission of a Biologics License Application for ALT. In addition, we ceased basic research in our Genetic
Diversity Library ("GDL") program. Any additional cuts would increase our dependence on our remaining programs, and would increase the risk from such programs to the Company as a whole, which could materially and adversely affect our chances of obtaining profitability. While we plan to allocate our resources to those programs with the greatest potential to contribute to a sound financial and operating position, there can be no assurance that we will be successful in doing so.

Dependence on our Collaborative Partners

   Our success depends in significant part upon the success of our collaborative partners. We have entered into the following agreements for the sales, marketing, distribution and manufacture of our products, product candidates and technologies:

- Sub-license and marketing agreement with Berlex relating to the Quadramet technology that we have licensed from Dow. Berlex is responsible for marketing, selling and arranging manufacturing and distribution of Quadramet in the United States, Canada, and Latin America. This agreement expires on the later of December 20, 2014 or upon the expiration of the patents covering Quadramet.
- Co-promotion agreement with BARD, granting BARD's Urological Division the exclusive right to market ProstaScint to urologists;

- Agreement for manufacture of Quadramet by The DuPont Pharmaceuticals Company (formerly the radiopharmaceuticals division of the DuPont Merck Company, "DuPont").
- Agreement by which we will manufacture ProstaScint and OncoScint in the facilities we sold to Purdue Pharma.
- A joint venture with Progenics Pharmaceuticals, Inc. for the development of PSMA for immunotherapy for prostate and other cancers.


Because our collaborative partners are responsible for certain of our sales, marketing, manufacturing and distribution activities, these activities are outside our direct control. We can't give assurance that our partners will perform their obligations under these arrangements with the Company. In the event that our collaborative partners do not successfully market and sell our products, or breach their obligations under the above agreements, the successful commercialization of Quadramet and ProstaScint would not be achieved or would be delayed, and new product development could be inhibited, which could have a material adverse effect on our business, financial condition and results of operations.

   There can be no assurance that we will be able to maintain our existing collaborative arrangements; if they expire or are terminated, there can be no assurance that they will be renewed, or that new arrangements will be available on acceptable terms, if at all. In addition, there can be no assurance that any new arrangements or renewals of existing arrangements will be successful, that the parties to any new or renewed agreements will perform their obligations thereunder, or that any potential collaborators will not compete with us.

   There can also be no assurance that our existing or future collaborations will lead to the development of product candidates or technologies with commercial potential, that we will be able to obtain proprietary rights or licenses for proprietary rights for our product candidates or technologies developed in connection with these arrangements, or that we will be able to ensure the confidentiality of proprietary rights and information developed in such arrangements or prevent the public disclosure thereof.

Limited Sales, Marketing and Distribution Capabilities

     We have limited internal sales, marketing and distribution capabilities. We depend on Berlex for the sales, marketing and distribution of Quadramet in the United States, and on BARD for the sale and marketing of ProstaScint. In locations outside the United States, we have not established a selling presence. If we are unable to establish and maintain significant sales, marketing and distribution efforts, either internally or through arrangements with third parties, our business, financial condition and results of operations could be materially adversely effected.

We have limited marketing history for our products.

- ProstaScint was approved for marketing by the FDA in October 1996, and commercially launched in February 1997. ProstaScint sales have experienced growth since product launch. However, there can be no assurance that such growth will continue; and
- Quadramet was approved for marketing by the FDA in March 1997 and launched by DuPont in June 1997. Quadramet sales during the period from initial launch were below the levels of minimum royalty payments we recorded under our agreement with DuPont. Growth during early months was limited by the need for hospitals to obtain license amendments under federal and state law to receive and handle this new radioactive product. In addition, initial marketing efforts by DuPont were directed primarily to nuclear medicine physicians who directly administer the product to patients. While we believe this approach was necessary to generate product understanding, marketing to primary caregivers for likely candidates for treatment with Quadramet is necessary for extensive penetration into the market. Berlex maintains a sales force which calls on the physician oncological community; however, there is no significant experience with sales efforts for Quadramet and there can be no assurance that sales efforts will be successful.

   The failure of our marketing efforts to achieve commercial success would have a material adverse effect on our business and results of operations.

Risks Associated with Manufacturing; Third-Party Manufacturers'
Dependence on Single Source Suppliers; Need to Comply with
Manufacturing Regulations

   Our products must be manufactured either internally or through third-party manufacturers in compliance with regulatory requirements and at acceptable costs.

   While we believe that our manufacturing operations currently address our needs for the production of our products, there can be no assurance that we will be able to continue to manufacture, arrange for manufacture on a commercially reasonable basis, or successfully outsource the manufacturing of our products. If we are unable to successfully arrange for the manufacture of our products and product candidates, there would be a material adverse effect on our business, financial condition and results of operations.

   Quadramet is manufactured by DuPont pursuant to an agreement with both Berlex and CYTOGEN. Certain components of Quadramet, particularly Samarium-153 and EDTMP, are provided to DuPont by outside suppliers. Due to radioactive decay, Samarium-153 must be produced on a weekly basis. On one occasion, DuPont was unable to manufacture Quadramet on a timely basis due to the failure of a supplier to provide Samarium-153. If DuPont cannot obtain sufficient quantities of such components on commercially reasonable terms, or in a timely manner, it would be unable to manufacture Quadramet on a timely and cost-effective basis which could have a material adverse effect on our business, financial condition and results of operations. Alternative sources for these components may not be readily available. If DuPont were to lose its sources of supply for such components, production of Quadramet would be interrupted, which could have a material adverse effect on our business, financial condition and results of operations.

   ProstaScint and OncoScint are manufactured in a facility owned by Purdue Pharma, which we sold to Purdue in January, 1999. We have access to the facility for three years for our manufacturing needs, and employees involved in manufacturing currently remain our employees. Purdue Pharma is responsible for maintaining the overall facility. We are dependent on Purdue Pharma for maintaining the facility to standards needed for our products. If they do not perform adequately, or retain employees with skills needed, we would be unable to manufacture ProstaScint and OncoScint which would have a material adverse effect on our business and financial condition and results of operations. In addition, at the end of the three year agreeement we may need to locate alternate manufacturers of ProstScint and OncoScint. We can not give any assurances as to the costs of supply or our ability to locate suitable alternate manufacture.

   The Company and its third party manufacturers are required to adhere to FDA regulations setting forth requirements for current Good Manufacturing Practices ("cGMP") and similar regulations in other countries, which include extensive testing, control and documentation requirements. Ongoing compliance with cGMP, labeling and other applicable regulatory requirements is monitored through periodic inspections and market surveillance by state and federal agencies, including the FDA, and by comparable agencies in other countries. Failure of the Company and its third-party manufacturers to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of the government to grant premarket clearance or premarket approval of drugs, delays, suspension or withdrawal of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions.

Risks Associated with Reimbursement by Third-Party Payors

   Our business, financial condition and results of operations will continue to be affected by the efforts of governments and other third-party payors to contain or reduce the costs of healthcare through various means. There have been, and we expect that there will continue to be, a number of federal and state proposals to implement government control of pricing and profitability of therapeutic and diagnostic imaging agents such as our products. In addition, an emphasis on managed increases possible pressure on pricing of these products. While we cannot predict whether such legislative or regulatory proposals will be adopted or the effects such proposals or managed care efforts may have on our business, the announcement of such proposals and the adoption of such proposals or efforts could have a material adverse effect on our business, financial condition and results of operations. Further, to the extent such proposals or efforts have a material adverse effect on other companies that are prospective corporate partners for the Company, our ability to establish strategic alliances may be materially and adversely affected.

   Sales of our products depend in part on the availability of reimbursement to the consumer from third-party payors, including Medicare, Medicaid, and private health insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that our products will be considered cost-effective and that reimbursement to consumers will continue to be available, or will be sufficient to allow us to sell our products on a competitive basis. Approval of our products for reimbursement by a third party payor may depend on a number of factors, including the payor's determination that our products are clinically useful and cost-effective, medically necessary and not experimental or
investigational.   Reimbursement is determined by each payor
individually and in specific cases. The reimbursement process can be time consuming and costly. If we cannot secure adequate third party reimbursement for our products, there would be a material adverse effect on our business, financial condition and results of operations.

Intense Competition in the Biotechnology and Pharmaceutical Industries

   The biotechnology and pharmaceutical industries are subject to intense competition from large pharmaceutical, biotechnology and other companies, as well as universities and research institutions.

   Many of these competitors have, compared to us, substantial advantages with respect to their:

- Financial, marketing, sales, manufacturing, distribution and technological resources;
- Sales and marketing expertise;
- Distribution channels;
- Experience in establishing third-party reimbursement for their products;
- Research and development expertise;
- Experience in conducting clinical trials;
- Experience in regulatory matters;
- Manufacturing efficiency; and
- Name recognition.

   Due to this intensely competitive environment, there can be no assurance that we will be able to compete effectively against such existing or potential competitors or that competition will not have a material adverse effect on our business, financial condition and results of operations.

Quadramet competes with other more traditional treatments or therapies, such as:

- External beam radiation;
- Chemotherapy agents;
- Narcotic analgesics; and

- Radiopharmaceuticals.

   In addition, certain of our competitors may be in the process of seeking FDA or foreign regulatory approval for their own products, which compete directly or indirectly with ours.

   We are highly dependent upon proprietary technology and seek to protect such technology through a combination of patents, licenses and trade secrets. We have applied for, obtained and licensed patents for certain proprietary aspects of our technology and processes in the U.S. and other countries. We are particularly dependent upon the enforceability of our license with Dow with respect to Quadramet. There can be no assurance that our owned and licensed patents will prove to be enforceable or that additional patents will be issued. Neither can assurance be given that the technologies we use do not infringe upon the proprietary rights of others, although we are not aware of any such infringement or any adverse claim. Insofar as we rely in part on trade secrets and unpatented know-how to maintain our competitive position, there can be no assurance that others will not independently develop similar or superior technologies or that our trade secrets and know-how will not become known to others. We could incur substantial costs in seeking enforcement of our patents against infringement or preventing unauthorized use of our trade secrets by others, or in defending patent infringement claims brought against the Company.

   Our success depends, in part, on our ability, and the ability of our collaborators or licensors, to obtain protection for products and technologies under United States and foreign patent laws, to preserve trade secrets, and to operate without infringing the proprietary rights of third parties. Because of the substantial length of time and expense associated with development of new products, the biopharmaceutical industry places considerable importance on obtaining, and maintaining, patent and trade secret protection for new technologies, products and processes. We have obtained rights to certain patents and patent applications and may obtain or seek rights from third parties to additional patents and patent applications. There can be no assurance that patent applications relating to our products or technologies will result in patents being issued, that any issued patents will afford us adequate protection, or that such patents will not be challenged, invalidated, infringed or circumvented. Furthermore, there can be no assurance that others have not developed, or will not develop, similar products or technologies that will compete with ours without infringing upon our intellectual property rights.

   Legal standards relating to the scope of claims and the validity of patents in the biopharmaceutical industry are uncertain and still evolving, and no assurance can be given as to the degree of protection that will be afforded any patents we are issued or license from others. There can be no assurance that, if challenged by others in litigation, the patents we have been assigned or have licensed from others will not be found invalid. There can be no assurance that our activities would not infringe patents owned by others. Defense and prosecution of patent matters can be expensive and time-consuming and, regardless of whether the outcome is favorable to us, can result in the diversion of substantial financial, management and other resources. An adverse outcome could:

- Subject us to significant liability to third parties,
- Require us to cease any related research and development activities and product sales; or
- Require us to obtain licenses from third parties.

No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to us, if at all. Moreover, the laws of certain countries may not protect our proprietary rights to the same extent as United States law.

   Our success also depends on the skill, knowledge, and experience of our scientific and technical personnel. To help protect our rights, we require all employees, consultants, advisors and collaborators to enter into confidentiality agreements that require disclosure, and in most cases, assignment to us, of their ideas, developments, discoveries and inventions, and that prohibit the disclosure of confidential information to anyone outside the Company. There can be no assurance, however, that these agreements will provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

Product Development

   Product development involves a high degree of risk. There can be no assurance that the product candidates we develop, pursue or offer will prove to be safe and effective, will receive the necessary regulatory approvals or will ultimately achieve market acceptance. These product candidates will require substantial additional investment, laboratory development, clinical testing and regulatory approvals prior to their commercialization. There can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products. If we are unable to successfully develop and commercialize products on a timely basis or at all, or achieve market acceptance of such products, there could be a material adverse effect on our business, financial condition and results of operations.

   Before we obtain regulatory approvals for the commercial sale of any of our products under development, we must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in each target indication. The results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing, and there can be no assurance that the our clinical trials will demonstrate the safety and efficacy of any products or will result in marketable products.
A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. In addition, there can be no assurance that product issues will not arise following successful clinical trials and FDA approval.

   The rate of completion of the our clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment depends on many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs and delays, which could have a material adverse effect on our business, financial condition and results of operations.

Government Regulation

   Any products tested, manufactured or distributed by us or on our behalf pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by numerous regulatory authorities, including primarily the FDA. Changes in existing requirements or adoption of new requirements or policies could adversely affect our ability to comply with regulatory requirements. If we fail to comply with regulatory requirements, there could be a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will not be required to incur significant costs to comply with laws and regulations in the future or that laws or regulations will not have a material adverse effect upon our business, financial condition and results of operations.

   Numerous federal, state and local governmental authorities (each a "Regulatory Agency"), principally the FDA, and similar agencies in other countries, regulate the preclinical testing, clinical trials, manufacture and promotion of any compounds we or our collaborative partners develop and the manufacturing and marketing of any resulting drugs. The drug development and regulatory approval process is lengthy, expensive, uncertain and subject to delays.

- Any compound we or our collaborative partners develop must receive Regulatory Agency approval before it may be marketed as a drug in a particular country.
- The regulatory process, which includes preclinical testing and clinical trials of each compound in order to establish its safety and efficacy, varies from country to country, can take many years and requires the expenditure of substantial resources.
- In all circumstances, approval of the use of previously unapproved radioisotopes in certain of our products requires approval of either the Nuclear
  Regulatory Commission or equivalent state regulatory agencies. A radioisotope is an unstable form of an element which undergoes radioactive decay, thereby emitting radiation which may be used, for example, to image or destroy harmful growths or tissue.
  There can be no assurance that such approvals will be obtained on a timely basis, or at all.
- Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent
  Regulatory Agency approval.
- Delays or rejections may be encountered based upon changes in Regulatory Agency policy during the period of drug development and/or the period of review of any application for Regulatory Agency approval for a compound. These delays could adversely affect the marketing of any products we or our collaborative partners develop, impose costly procedures upon our activities, diminish any competitive advantages we or collaborative partners may attain and adversely affect our ability to receive royalties.

   There can be no assurance that, even after such time and expenditures, Regulatory Agency approvals will be obtained for any compounds developed by or in collaboration with the Company. Moreover, if Regulatory Agency approval for a drug is granted, such approval may entail limitations on the indicated uses for which it may be marketed that could limit the potential market for any such drug. Furthermore, if and when such approval is obtained, the marketing, manufacture, labeling, storage and record keeping related to our products would remain subject to extensive regulatory requirements. Discovery of previously unknown problems with a drug, its manufacture, or its manufacturer may result in restrictions on such drug, manufacture or manufacturer, including withdrawal of the drug from the market. Failure to comply with regulatory requirements could result in fines, suspension of regulatory approvals, operating restrictions and criminal prosecution.

   The U. S. Food, Drug and Cosmetics Act requires that our products be manufactured in FDA registered facilities subject to inspection. The manufacturer must be in compliance with current good manufacturing practices, or, cGMP, which imposes certain procedural and documentation requirements upon us, and our manufacturing partners with respect to manufacturing and quality assurance activities. Noncompliance with cGMP can result in, among other things, fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for drugs, withdrawal of marketing approvals and criminal prosecution. If we or our manufacturing partners were to fail to comply with the requirements of cGMP, there could be a material adverse effect on the Company's business, financial condition and results of operations.

Attraction and Retention of Key Personnel

   We are highly dependent on the principal members of our management and scientific staff, the loss of whose services might significantly delay or prevent the achievement of research, development or strategic objectives. Our success depends on our ability to retain key employees and to attract additional qualified employees. Competition for such personnel is intense, and there can be no assurance that we will be able to retain existing personnel and to attract, assimilate or retain additional highly qualified employees in the future.

   We have an employment agreement with our President and Chief Executive Officer, H. Joseph Reiser, Ph.D., which provides for bonuses and vesting of options for the purchase of shares of common stock based on continued employment and on the achievement of performance objectives defined by the Board of Directors. We do not have employment agreements with our other key personnel. If we are unable to hire and retain personnel in key positions, there could be a material adverse effect on the Company's business, financial condition and results of operations.

Potential Inadequacy of Product Liability Insurance

   Our business is subject to product liability risks inherent in the testing, manufacturing and marketing of our products. There can be no assurance that product liability claims will not be asserted against us, our collaborators or licensees. While we currently maintain product liability insurance in amounts we believe are adequate, there can be no assurance that such coverage will be adequate to protect us against future product liability claims or that product liability insurance will be available to us in the future on commercially reasonable terms, if at all. Furthermore, there can be no assurance that we will be able to avoid significant product liability claims and adverse publicity. Consequently, a product liability claim or other claim with respect to uninsured or underinsured liabilities could have a material adverse effect on our business, financial condition and results of operations.

Environmental Regulation

   We are subject to a variety of local, state and federal government regulations relating to:

                - Storage
                - Discharge;
                - Handling;
                - Emission;
                - Generation;
                - Manufacture; and
                - Disposal

of toxic, infectious or other hazardous substances used to manufacture our products. If we fail to comply with these regulations, we could be subject to significant liabilities, which could have a material adverse effect on our business, financial condition and results of operations.

Volatility of Stock Price

   The market prices for securities of biotechnology and pharmaceutical companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market price of our common stock has fluctuated over a wide range and may continue to fluctuate for various reasons, including, but not limited to, announcements concerning the Company or our competitors regarding:

- Results of clinical trials;
- Technological innovations or new commercial products;
- Changes in governmental regulation or the status of our regulatory approvals or applications;
- Changes in earnings;
- Changes in health care policies and practices;
- Developments or disputes concerning proprietary rights;
- Litigation or public concern as to safety of the our potential products; and
- Changes in general market conditions.

Fluctuations or decreases in the trading price of the common stock may adversely affect the Company's ability to raise capital through the Equity Line Agreement or through other future equity financings.

Impact of Anti-takeover Provisions on the Market Price of Common Stock

   We have adopted various anti-takeover provisions which may affect the market price of the common stock.

   Our Board of Directors has the authority, without further action by the holders of common stock, to issue from time to time, up to 5,200,000 additional shares of preferred stock in one or more classes or series, and to fix the rights and preferences
of such preferred stock.   Pursuant to these provisions, we have
implemented a Stockholder Rights Plan by which one preferred stock purchase right is attached to each share of common stock, as a means to deter coercive takeover tactics and to prevent an acquirer from gaining control of the Company without some mechanism to secure a fair price for all of our stockholders if an acquisition was completed. These rights will be exercisable if a person or group acquires beneficial ownership of 20% or more of our common stock and can be made exercisable by action of our Board of Directors if a person or group commences a tender offer which would result in such person or group beneficially owning 20% or more of our common stock. Each right will entitle the holder to buy one one-thousandth of a share of a new series of junior participating preferred stock for $20. If any person or group becomes the beneficial owner of 20% or more of CYTOGEN 's common stock (with certain limited exceptions), then each right not owned by the 20% stockholder will entitle its holder to purchase, at the right's then current exercise price, common shares having a market value of twice the exercise price. In addition, if after any person has become a 20% stockholder, we are involved in a merger or other business combination transaction with another person, each right will entitle its holder (other than the 20% stockholder) to purchase, at the right's then current exercise price, common shares of the acquiring company having a value of twice the right's then current exercise price.

   We are subject to provisions of Delaware corporate law which, subject to certain exceptions, will prohibit us from engaging in any "business combination" with a person who, together with affiliates and associates, owns 15% or more of our common stock (an "Interested Stockholder") for a period of three years following the date that such person became an Interested Stockholder, unless the business combination is approved in a prescribed manner.

   These provisions of the Stockholder Rights Plan, our Certificate of Incorporation, and of Delaware law may have the effect of delaying, deterring or preventing a change in control of the Company, may discourage bids for the common stock at a premium over market price and may adversely affect the market price, and the voting and other rights of the holders, of the common stock.


Impact of Shares Eligible for Future Sale on the Market Price of the Common Stock

   A large number of shares of common stock already outstanding, or issuable upon exercise of options and warrants, are eligible for resale, which may adversely affect the market price of the common stock. As of August 18, 1999, the Company had 70,291,678 shares of common stock outstanding. An additional 7,190,441 shares of common stock are issuable upon the exercise of outstanding options and warrants (including 200,000 shares issuable upon exercise of the Warrants). Substantially all of such shares subject to outstanding options and warrants will, when issued upon exercise thereof, be available for immediate resale in the public market pursuant to currently effective registration statements under the Securities Act of 1933, as amended, or pursuant to Rule 701 promulgated thereunder.

     The shares of stock which may be acquired by the Selling Stockholder under the Warrants will be available for immediate resale in the public market pursuant to this prospectus. Such resales, or the prospect of such resales, may have an adverse effect on the market price of the common stock.

                       THE WARRANTS

     On October 23, 1998, we entered into an Equity Line Agreement with Kingsbridge, which had permitted us to issue and sell, from time to time, up to an aggregate of $12,000,000, after deducting discounts, of our common stock. On August 16, 1999, we terminated that Agreement .

     Kingsbridge, or other underwriters of the securities, have the right to review this registration statement and our records and properties to obtain information about us and the accuracy of this registration statement and prospectus. Kingsbridge has the opportunity to comment on the registration statement and prospectus. Kingsbridge may be entitled to indemnification by us for any lawsuits based on language in this prospectus with which they do not agree.

   Under the Equity Line Agreement, on October 23,
1998, we issued to Kingsbridge a Warrant to purchase 200,000 shares of our common stock at an exercise price of $1.016 per share. The
Warrant is exercisable through April 2002.

   We have filed a registration statement, of which this Prospectus forms a part, in order to permit Kingsbridge to resell to the public any common stock it buys on exercise of the Warrants.

   The Warrant contains provisions that protect the Selling Stockholder against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of certain events, such as a merger, stock split or reverse stock split, stock dividend or recapitalization. The exercise price of the Warrants is payable either in cash or by cashless exercise, in which that number of shares of common stock issuable pursuant to the Warrants, having a fair market value at the time of exercise equal to the aggregate exercise price, are cancelled as payment of the exercise price.

     Under the Equity Line Agreement, we agreed to register the common stock issuable upon the exercise of the warrants for resale by Kingsbridge to permit the resale from time to time in the market or in privately-negotiated transactions. We will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, in order to keep it effective as long as these registrable securities are outstanding. We have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement.

              DETERMINATION OF THE OFFERING PRICE

   The common stock offered by this prospectus may be offered for sale, by the Selling Stockholder, from time to time in transactions on the NSM, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. As such, the offering price is indeterminate as of the date of this prospectus. See "Plan of Distribution."

                  PRICE RANGE OF OUR COMMON STOCK

     Our common stock is currently listed on the Nasdaq Stock Market under the symbol "CYTO." The table below sets forth the high and low sale prices for our common stock for each of the calendar quarters indicated, as reported by Nasdaq.

1996                                 High        Low
----                                 ----        ---
Second Quarter....................   9 1/2     5 13/16
Third Quarter.....................       9      5 3/16
Fourth Quarter....................   7 1/8      4 7/16

1997
----
First Quarter.....................   6 1/2      4  3/4
Second Quarter....................  6 5/16     4 11/16
Third Quarter.....................  5 1/16       3 5/8
Fourth Quarter....................   4 3/4      1 7/16

1998
----
First Quarter.....................  2 7/16       1 1/4
Second Quarter....................       2         5/8
Third Quarter.....................  2 9/16         3/4
Fourth Quarter....................  1  7/8       11/16

1999
----
First Quarter.....................  1  1/2       27/32
Second Quarter....................  2              7/8

                         DIVIDEND POLICY

   We have never paid or declared any cash dividends on our common stock. We currently intend to retain any future earnings for our business and, therefore, do not anticipate paying cash dividends in the foreseeable future. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements, restrictions in loan agreements and on such other factors as our Board of Directors, in its discretion, may consider relevant.

                         USE OF PROCEEDS

     The proceeds from the sale of the common stock will be received directly by the Selling Stockholders. No proceeds will be received by the Company from the sale of the common stock offered hereby. The Company will receive the proceeds, if any, relating to the exercise of the Warrants. All proceeds from the sale of common stock from the exercise of the Warrants will be used for general corporate purposes.

                           CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1999. This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.

                                                                          June 30, 1999
                                                                    -------------------------
                                                                    (All amounts in thousands
                                                                        except share data)

                                                                              Actual
                                                                           -----------
Long-term Liabilities (1)                                                  $    2,264
                                                                           -----------
Stockholders' Equity


 Preferred stock, $.01 par value, 5,400,000 shares authorized--
      Series C Junior Participating Preferred Stock, $.01 par value
      200,000 shares authorized, none issued and outstanding                       -
 Common Stock, $.01 par value, 89,600,000 shares authorized,
      67,175,000 shares issued and outstanding                                    672
 Additional paid-in capital                                                   306,110
 Accumulated  deficit                                                        (301,319)
                                                                           -----------
            Total Stockholders' Equity                                          5,463
                                                                           -----------


Total Capitalization                                                      $     7,727
                                                                          ============


(1) For information concerning the Company's long-term debt, see
    "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and Notes to Consolidated Financial Statements.

               SELECTED CONSOLIDATED ANNUAL FINANCIAL DATA

     The selected financial data as of and for each of the five years in the period ended December 31, 1998 has been derived from the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, the Company's independent public accountants, included elsewhere in this Prospectus. The selected financial data as of June 30, 1999 and for the six months ended June 30, 1999 and 1998 has been derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. The unaudited financial statements, in the opinion of the Company, included all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of the results of operations for the full year.

     The information set forth below should be read in conjunction with the consolidated financial statements of the Company, including the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other information provided elsewhere in this report. Results of operations for the six months ended June 30, 1999 are not necessarily indicative of results of operations for future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                    SIX MONTHS ENDED
                                                         JUNE 30,                          YEAR ENDED DECEMBER 31,
                                                  --------------------   --------------------------------------------------------
                                                    1999        1998         1998        1997        1996        1995       1994
                                                  --------------------   --------------------------------------------------------
STATEMENTS OF OPERATIONS DATA:                                 (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
   Product sales ..............................  $  3,574    $  3,684    $  8,976    $  5,252    $  1,507    $  1,377    $  1,411
   Royalties ..................................       461       1,664       1,664       3,282        --          --          --
   License and contract .......................     2,739       1,246       9,239       5,886       4,223       3,608       1,047
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
     Total revenues ...........................     6,774       6,594      19,879      14,420       5,730       4,985       2,458
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
Operating Expenses:
  Cost of product and contract
     manufacturing revenues (1) ...............     2,274       3,835      12,284       5,939        --          --          --
  Research and development ....................     2,038       5,763       9,967      17,913      20,539      22,594      20,321
  Acquisition of technology rights ............     1,214        --          --          --          --        45,878       4,647
  Equity loss in Targon subsidiary ............      --         1,020       1,020       9,232         288        --          --
  Selling and marketing .......................     2,028       2,334       5,103       5,492       4,143       4,493       5,536
  General and administrative ..................     1,892       2,621       7,420       6,871       5,494       4,804       3,962
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
     Total operating expenses .................     9,446      15,573      35,794      45,447      30,464      77,769      34,466
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------

     Operating loss ...........................    (2,672)     (8,979)    (15,915)    (31,027)    (24,734)    (72,784)    (32,008)

Gain on sale of laboratory and
  manufacturing facilities.....................     3,298        --          --          --          --          --          --
Gain on sale of Targon subsidiary .............      --          --         2,833        --          --          --          --
Other income (expense) ........................        67          (9)        (70)        315         968         264        (798)
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income (loss) .............................       693      (8,988)    (13,152)    (30,712)    (23,766)    (72,520)    (32,806)
Dividends, including deemed
   dividends on preferred stock ...............      --          (119)       (119)     (1,352)     (4,571)       --          --
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income (loss) to common stockholders ......  $    693    $ (9,107)   $(13,271)   $(32,064)   $(28,337)   $(72,520)   $(32,806)
                                                 =========   =========   =========   =========   =========   =========   =========

Basic and diluted net income (loss)
   per common share ...........................  $   0.01    $  (0.17)   $  (0.24)   $  (0.63)   $  (0.59)   $  (2.11)   $  (1.38)
                                                 =========   =========   =========   =========   =========   =========   =========

Weighted average common share outstanding
   Basic ......................................    64,884      54,065      56,419      51,134      48,401      34,333      23,822
                                                 =========   =========   =========   =========   =========   =========   =========
   Diluted ....................................    65,042      54,065      56,419      51,134      48,401      34,333      23,822
                                                 =========   =========   =========   =========   =========   =========   =========



                                               JUNE 30,                         DECEMBER 31,
                                              ---------   ---------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:                 1999        1998        1997        1996        1995       1994
--------------------------------              ---------   ---------   ---------------------------------------------
Cash, short term investments and
     restricted cash ......................   $  5,332    $  3,015    $  7,401    $ 24,765    $ 29,135    $  7,700
Total assets ..............................     12,356      10,900      27,555      41,543      37,149      19,690
Long-term liabilities .....................      2,264       2,223      10,171       1,855       3,275       4,310
Redeemable common stock ...................         --          --          --          --          --       2,000
Stockholders' equity ......................      5,463         443       9,983      32,927      25,276       4,368

(1) Prior to 1997, product sales were minimal and no revenues were derived from contract manufacturing, therefore, cost of product sales was immaterial and was included in research and development expenses. In 1999, cost of products has decreased as a result of the new arrangement with Bard BioPharma L.P., a subsidiary of Purdue Pharma L.P.(see Note 4 to the Notes to the Consolidated Interim Financial Statements).

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

     BACKGROUND. To date, the Company's revenues have resulted primarily from
(i) sales and royalties from ProstaScint, Quadramet and OncoScint CR/OV, (ii) payments received from contract manufacturing and research services pursuant to agreements, (iii) fees generated from the licensing of its technology and marketing rights to its products, (iv) milestone payments received when events stipulated in the collaborative agreements with third parties have been achieved and (v) through September 1998, the cost recovery related to the treatment of patients receiving autolymphocyte therapy ("ALT") for metastatic renal cell carcinoma ("mRCC") under a Treatment Investigational New Drug program and compassionate protocol which permits patients who do not qualify for or have completed treatment under an ongoing study approved by the FDA to receive treatment.

     In January 1999, CYTOGEN sold certain of its laboratory and manufacturing facilities to Bard BioPharma L.P., a subsidiary of Purdue Pharma L.P. ("Bard BioPharma") for $3.9 million. CYTOGEN also signed a three-year agreement under which two of CYTOGEN's products, ProstaScint and OncoScint CR/OV would continue to be manufactured at its former research and development facility. Employees involved in manufacturing will remain CYTOGEN employees, but Bard BioPharma will absorb their labor costs except for time spent on manufacturing CYTOGEN products. Cost of products has decreased under this new arrangement. As a result of the sale of facilities, the Company will record a gain of approximately $3.3 million in the first quarter of 1999.

     Also in January 1999, the Company sold an aggregate of $2.0 million of common stock to a subsidiary of The Hillman Company and $0.5 million of common stock to an institutional investor upon an exercise of a put right granted to the Company under a 1998 equity line agreement. See Note 5 of Notes to the Consolidated Interim Financial Statements.

     In June 1999, CYTOGEN reacquired the rights for immunotherapy to its PSMA technology by acquiring 100% of the outstanding capital stock of Prostagen. The Company had sublicensed PSMA to Prostagen for prostate cancer immunotherapy in 1996. In connection with the acquisition, CYTOGEN acquired approximately $550,000 in cash, a minority ownership in Northwest Biotherapeutics, Inc. which is developing PSMA for cell therapy, and a contract with Velos, Inc. for marketing a cancer patient software management program for hospitals and health care payors (see Note 2 to the Consolidated Interim Financial Statements).

     Also in June 1999, CYTOGEN entered into a joint venture with Progenics to develop vaccine and antibody-based immunotherapeutic products utilizing CYTOGEN's proprietary PSMA technology. The joint venture will be owned equally by CYTOGEN and Progenics. Progenics will fund up to $3 million of development costs of the program. After that point, the Company and Progenics will equally share the future costs of the program. CYTOGEN has exclusive North American marketing rights on products developed by the joint venture (see Note 3 to the Consolidated Interim Financial Statements).

     In August 1999, the Company sold to the State of Wisconsin Investment Board 3,105,590 shares of CYTOGEN common stock at an aggregate price of $5.0 million or $1.61 per share.



YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     REVENUES. Total revenues were $19.9 million in 1998, $14.4 million in 1997 and $5.7 million in 1996. Product related revenues, including product sales and royalty revenues, accounted for 54%, 59% and 26% of revenues in 1998, 1997 and 1996, respectively. The growth in 1998 and 1997 was due to the launch and revenues generated from ProstaScint and Quadramet. License and contract revenues accounted for the remainder of revenues.

     Product related revenues were $10.6 million, $8.5 million and $1.5 million in 1998, 1997 and 1996, respectively. ProstaScint accounted for 60%, 48% and 4% of the revenues in 1998, 1997 and 1996, respectively, while Quadramet royalties and sales accounted for 31% and 38% of revenues in 1998 and 1997, respectively. Sales from ProstaScint were $6.4 million, $4.1 million and $55,000 in 1998, 1997 and 1996, respectively while royalties and sales from Quadramet were $3.3 million for each year, 1998 and 1997. From the time of product launch in the second quarter of 1997 through June 3, 1998, CYTOGEN recorded royalty revenues for Quadramet based on minimum contractual payments, which were in excess of actual sales. Subsequent to June 3, 1998, the minimum royalty arrangement was discontinued and CYTOGEN recorded product revenues from Quadramet based on actual sales. Beginning in 1999, the Quadramet royalties are based on net sales of Quadramet by Berlex, CYTOGEN's new marketing partner for Quadramet. The product was re-launched in March 1999. Although CYTOGEN believes that Berlex is an advantageous marketing partner, there can be no assurance that Quadramet will, following the re-launch of the product, achieve market acceptance on a timely basis or sufficiently to result in significant revenues for CYTOGEN. With respect to ProstaScint, no significant history of revenues exists, therefore the Company's future product revenues will be also dependent upon the market place acceptance of that product.

     Other revenues, including sales from OncoScint CR/OV and ALT treatments, were $923,000, $1.2 million and $1.5 million in 1998, 1997 and 1996, respectively. Sales from OncoScint CR/OV were $872,000, $950,000 and $1.3 million in 1998, 1997 and 1996, respectively. Revenues from ALT treatments for mRCC were $52,000 in 1998, $245,000 in 1997 and $178,000 in 1996. Due to the
discontinuance of the program in September 1998, the Company will receive no additional revenues from ALT treatments.

     License and contract revenues for 1998, 1997 and 1996 were $9.2 million, $5.9 million and $4.2 million, respectively, and included up-front and milestone payments, contract manufacturing and research revenues. License and contract revenues have fluctuated in the past and may fluctuate in the future. Revenues from up-front and milestone payments were $7.2 million, $2.1 million and $845,000 in 1998, 1997 and 1996, respectively. In 1998, the payments consisted primarily of $7.1 million up-front payment from Berlex for the marketing and manufacturing rights of Quadramet. In 1997, CYTOGEN received a $2.0 million milestone payment from DuPont upon FDA approval of Quadramet. In 1996, the payments were derived primarily from C.R. Bard ("BARD") and CIS biointernational ("CISbio"), the Company's marketing partners.

     Revenues from contract manufacturing and research revenues were $2.0 million, $3.8 million and $3.4 million in 1998, 1997 and 1996, respectively. The 1998 revenues included $1.7 million in contract manufacturing from eleven customers. The Company is phasing out contract manufacturing services, due to the sale of the manufacturing facility, and expects to receive no further revenues from this service after 1999. The 1997 revenues included $1.5 million from DuPont for the continued clinical development of Quadramet (see Note 5 of Notes to the Consolidated Annual Financial Statements), $924,000 from Elan for a combined research program between CYTOGEN and Elan to collaboratively develop orally administered products (see Note 7 of Notes to the Consolidated Annual Financial Statements), and $984,000 from eleven contract manufacturing customers. The 1996 revenues included $1.5 million from DuPont, $1.3 million from Elan, and $405,000 from three customers for contract manufacturing services.

     OPERATING EXPENSES. Total operating expenses were $35.8 million in 1998, $45.4 million in 1997 and $30.5 million in 1996. The 1998 decrease from 1997 was due to the Company's continued efforts to control spending including the closure of Cellcor subsidiary, corporate downsizing, and the termination of product development efforts through Targon. The 1998 operating expenses included $1.4 million of restructuring costs associated with the closure of Cellcor subsidiary and corporate downsizing, $539,000 in costs related to the implementation of the Company's turnaround plan, $4.0 million for a Quadramet manufacturing commitment and $995,000 for manufacturing and distribution of Quadramet. The 1997 operating expenses included a one-time license fee of $7.5 million for the acquisition of Morphelan and a milestone payment of $4.0 million to Dow upon FDA clearance of Quadramet. The operating expenses in 1998 and 1997 were higher than 1996 due to the one-time charges, cost of sales attributable to increased revenues, product development efforts by Targon and AxCell, two new strategic business units established during the second half of 1996, higher administrative costs and increased selling and marketing efforts to promote ProstaScint and to establish and maintain PIE Sites.

     Costs of product and contract manufacturing revenues were $12.3 million and $5.9 million in 1998 and 1997, respectively. The 1998 increase over the prior year was due to a one-time charge of $4.0 million for a Quadramet manufacturing commitment (see Note 5 of Notes to the Consolidated Annual Financial Statements), $995,000 for the manufacturing and distribution of Quadramet and increased manufacturing costs associated with increased revenues. Prior to 1997, product sales were minimal and no revenues were derived from contract manufacturing; therefore, costs of products were immaterial and have been included in research and development expenses.

     Research and development expenses were $10.0 million in 1998, $17.9 million in 1997 and $20.5 million in 1996. These expenses principally reflect product development efforts and support for various ongoing clinical trials. The 1998 decrease from 1997 was due to a $4.0 million milestone payment to Dow in 1997 for FDA clearance of Quadramet. The 1998 expenses were further reduced, compared to 1997 and 1996, due to reductions in the Company's product development efforts including the closure of Cellcor and termination of the Genetic Diversified Library program. Pursuant to the Company's restructuring, research and development expenses have been curtailed significantly.

     Equity loss in Targon subsidiary were $1.0 million, $9.2 million and $288,000 in 1998, 1997 and 1996, respectively. The Company did not recognize Targon's losses after March 1998 based on the completion of the sale of Targon. The 1997 expenses included a $7.5 million one-time product acquisition fee and various product development and clinical support programs.

     Selling and marketing expenses were $5.1 million in 1998, $5.5 million in 1997 and $4.1 million in 1996. The 1998 expenses reflected the marketing efforts to increase ProstaScint sales and expenses to establish and maintain PIE Sites. The 1997 increase over 1998 and 1996 is primarily attributable to expenses associated with the launch of ProstaScint, including expenses to establish the PIE Program.

     General and administrative expenses were $7.4 million in 1998, $6.9 million in 1997 and $5.5 million in 1996. The increase over prior years is attributable to $1.4 million of restructuring costs associated with the closure of Cellcor and work force reduction, $539,000 of expenses related to the implementation of a corporate turnaround plan and $408,000 of financing related expenses.

     GAIN ON SALE OF TARGON SUBSIDIARY was $2.8 million in 1998 as a result of the sale of CYTOGEN's ownership interest in Targon to Elan (see Note 3 of Notes to the Consolidated Annual Financial Statements).

     INTEREST INCOME/EXPENSE. Interest income for 1998, 1997 and 1996 was $582,000, $606,000 and $1.4 million, respectively. The decrease from the prior years is due to lower cash and short term investment balances during the year. The decrease is partially offset by interest income realized beginning July 1997 from the $10.0 million note due to CYTOGEN from Targon, which was canceled as a result of the sale of Targon to Elan (see Note 3 of Notes to the Consolidated Annual Financial Statements).

     Interest expense was $652,000 in 1998, $291,000 in 1997 and $451,000 in
1996. In addition to the imputed interest on liabilities associated with CYTOGEN's termination agreements with Knoll Pharmaceuticals Company ("Knoll") and Chiron B.V. ("Chiron"), beginning in July 1997, the Company recorded interest expense in connection to the $10.0 million note due to Elan which was canceled as a result of the sale of Targon to Elan in August 1998.

     NET LOSS. Net loss to common stockholders was $13.3 million, $32.1 million and $28.3 million in 1998, 1997 and 1996, respectively. Net loss per common share was $0.24, $0.63 and $0.59 in 1998, 1997 and 1996, respectively, based on
56.4 million, 51.1 million and 48.4 million average common shares outstanding in each year, respectively. The 1997 net loss was increased by $1.4 million of deemed and accrued dividends on the Series B Preferred Stock. The 1996 net loss was increased by $4.6 million of deemed dividend on the Series A Preferred Stock (see Note 11 of Notes to the Consolidated Annual Financial Statements).

SIX MONTHS ENDED JUNE 30, 1999 and 1998

      REVENUES. Total revenues for the first half of 1999 and 1998 were $6.8 million and $6.6 million, respectively. Product related revenues, which included product sales and royalties, accounted for 60% of total revenues in 1999 versus 81% in the comparable period of 1998. License and contract revenues accounted for the remainder of revenues.

      Product related revenues for the first half of 1999 and 1998 were $4.0 million and $5.3 million, respectively. ProstaScint accounted for 81% and 56% of product related revenues in the first half of 1999 and 1998, respectively, while revenues from Quadramet accounted for 11% and 35% of product related revenues for the first half of 1999 and 1998, respectively. Sales of ProstaScint were $3.3 million in 1999 compared to $3.0 million in 1998. Revenues from Quadramet decreased to $461,000 in the first half of 1999 from $1.9 million in the same period of 1998. From the time of product launch in 1997 through June 1998, CYTOGEN recorded royalty revenues for Quadramet based on minimum contractual payments, which were in excess of actual sales. Subsequent to June 1998, the minimum royalty arrangement was discontinued and CYTOGEN recorded product revenues from Quadramet based on actual sales. Beginning in 1999, the Quadramet royalties are based on net sales of Quadramet by Berlex.

      Other product sales, including revenues from OncoScint CR/OV, were $321,000 in 1999 compared to $468,000 in the comparable period of 1998. The decrease from the prior year is due, in part, to the discontinuation of the autolymphocyte therapy treatment program resulted from the closure of Cellcor subsidiary. Revenues from OncoScint CR/OV were $321,000 in 1999 versus $431,000 in the same period of 1998. The decrease in OncoScint sales was a result of customers delaying orders pending a new production run with an extended shelf life. The Company is also experiencing increasing competition in the colorectal market.

     License and contract revenues for the first half of 1999 and 1998 were $2.7 million and $1.2 million, respectively, and included $501,000 and $912,000 of contract manufacturing revenues in 1999 and 1998, respectively. The Company is phasing out contract manufacturing services and expects to receive no further revenues from this service after 1999. The 1999 license fee included $1.8 million of revenue from the licensing of PSMA to a joint venture formed by CYTOGEN and Progenics (see Note 3 to the Consolidated Interim Financial Statements).

      OPERATING EXPENSES. Total operating expenses for the first half of 1999 were $9.4 million and included a non-cash charge of $1.2 million related to the acquisition of technology rights from Prostagen. Total operating expenses for the comparable period in 1998 were $15.6 million. The decrease from the prior year period was a result of savings realized from various actions taken in 1999 and 1998, including the sale of the manufacturing facility which reduced the cost of manufacturing the Company's products, closure of the Cellcor subsidiary, corporate downsizing, the termination of product development efforts through Targon, and the termination and curtailing of certain basic research and clinical programs. The savings over the prior year period included $1.6 million from cost of product and contract manufacturing revenues, $2.3 million from the Cellcor closure, $1.0 million due to the sale of Targon, $1.6 million from the termination and curtailment of certain basic research and clinical programs, and $632,000 from cost containment efforts in general and administrative services.

      Cost of product and contract manufacturing revenues for the first half of 1999 were $2.3 million compared to $3.8 million recorded in the same period of the prior year. The decrease from the prior year period is due to decreased contract manufacturing costs associated with decreased contract manufacturing activities in 1999 and lower manufacturing costs for CYTOGEN products.

      Research and development expenses for the first half of 1999 were $2.0 million compared to $5.8 million recorded in the same period of 1998. The decrease from the prior year period is due to the curtailing of certain of the Company's product development efforts including the closure of Cellcor, the termination of basic research programs and the scale back of various clinical programs.

      Acquisition of technology rights of $1.2 million represents a non-cash charge related to the acquisition of Prostagen (see Note 2 to the Consolidated Interim Financial Statements).

     Equity loss in Targon subsidiary was $1.0 million during 1998. The Company sold its interest in Targon in 1998.

      Selling and marketing expenses were $2.0 million for the first half of 1999 compared to $2.3 million in the same period of 1998. These expenses reflect the marketing efforts for ProstaScint product and expenses to establish and maintain PIE program. The decrease in expenditures over the prior year period is due to the timing of certain marketing programs.

      General and administrative expenses for the first half of 1999 were $1.9 million compared to $2.6 million for the comparable period in 1998. The decrease from the prior year is due to various cost containment efforts implemented in 1999 and 1998, including the closure of Cellcor and corporate downsizing.

      GAIN ON SALE OF LABORATORY AND MANUFACTURING FACILITIES. The Company recorded a gain of $3.3 million during 1999 resulting from a sale of certain of the Company's laboratory and manufacturing facilities to Purdue for $3.9 million in January 1999.

      INTEREST INCOME/EXPENSE. Interest income for the first half of 1999 was $151,000 compared to $428,000 in the same period of 1998. Interest income during 1998 included interest realized from a $10.0 million note due from Targon, which was canceled as a result of the sale of the Company's interest in Targon.

      Interest expense for the first half of 1999 was $84,000 compared to $437,000 recorded in the same period of 1998. Interest expense during 1998 included interest associated with a $10.0 million note due to Elan, which was canceled as a result of the sale of the Company's interest in Targon.

      NET INCOME (LOSS). Net income to common stockholders for the first half of 1999 was $693,000 compared to a net loss of $9.1 million incurred in the same period of 1998. The basic earnings per common share were $0.01 on 64.9 million average common shares outstanding compared to a loss of $0.17 on 54.1 million average common shares outstanding for the same period in 1998. The 1999 diluted earnings per common share were $0.01 on 65.0 million average common shares outstanding compared to a diluted loss per share of $0.17 on 54.1 million average common shares outstanding in the same period of 1998.

LIQUIDITY AND CAPITAL RESOURCES

      The Company's cash and cash equivalents were $5.3 million as of June 30, 1999, compared to $3.0 million as of December 31, 1998. The cash used for operating activities for the six months ended June 30, 1999 was $5.8 million versus $4.3 million in the same period of 1998. Cash used for operating activities during 1999 included a final payment of $1.0 million to The Dupont Pharmaceuticals Company ("Dupont") for Quadramet manufacturing commitment and payments of various 1998 restructuring costs including severances. During 1998 the Company received $3.8 million of guaranteed minimum royalty payments from DuPont pursuant to a previous marketing arrangement which ended in June 1998.

      Historically, the Company's primary sources of cash have been proceeds from the issuance and sale of its stock through public offerings and private placements, product related revenues, revenues from contract manufacturing and research services, fees paid under its license agreements and interest earned on its cash and short term investments.

      In August 1999, the Company sold to the State of Wisconsin Investment Board 3,105,590 shares of CYTOGEN common stock at an aggregate price of $5.0 million or $1.61 per share.

     In connection with the acquisition of Prostagen in June 1999, the Company received $550,000 in cash along with other assets held by Prostagen (see Note 2 to the Consolidated Interim Financial Statements). Also in June, CYTOGEN received its first payment of $500,000 related to the licensing of PSMA technology to a joint venture between CYTOGEN and Progenics. The remaining balance of $1.5 million will be paid in installments through December 31, 2001 (see Note 3 to the Consolidated Interim Financial Statements).

      In January 1999, the Company sold its manufacturing and laboratory facilities for $3.9 million, of which $744,000 of the proceeds was used to repay the outstanding balance of a term loan entered in 1998.

      In January 1999, CYTOGEN sold 2,666,667 shares to a subsidiary of The Hillman Company at $0.75 per share for a total of $2.0 million. The shares were sold under a registration statement.

      In October 1998, the Company entered into an agreement with Kingsbridge Capital Ltd. ("Kingsbridge") for a $12 million common stock equity line. Pursuant to the Equity Line Agreement, the Company, subject to the satisfaction of certain conditions was granted the right to issue and sell to Kingsbridge, and Kingsbridge would be obligated to purchase up to $12 million of CYTOGEN common stock from time to time (collectively, the "Put Rights") over a two year period. In January 1999, the Company exercised a Put Right for the sale of 475,342 shares of common stock at an aggregate price of $500,000 or $1.0519 per share. The Company will not draw on the remaining $11.5 million of the equity line agreement and plans to take steps to deregister shares which were previously registered with the SEC to be issued under the facility.

      Quadramet. Under an exclusive license agreement in October 1998 with Berlex for the manufacture and sale of Quadramet, Berlex will pay CYTOGEN royalties on net sales of Quadramet, as well as milestone payments based on achievement of certain sales levels. In connection with the Berlex agreement, CYTOGEN granted Berlex a warrant to purchase 1,000,000 shares of CYTOGEN common stock at an exercise price of $1.002 per share through October 2003, which is exercisable after the earlier of one year or the achievement of defined sales levels.

      CYTOGEN  paid  DuPont $1  million  in the first  quarter  of 1999 as final
payment  for  the  securing  of  the  long-term  manufacturing   commitment  for
Quadramet.

       ProstaScint. ProstaScint was launched in February 1997. Significant cash will be required to support the Company's marketing program and expansion and maintenance of the PIE program.

      In 1996, CYTOGEN entered into an agreement with C.R Bard Inc. ("Bard") (the "Co-Promotion Agreement") to market and promote ProstaScint, pursuant to which Bard will make payments upon the occurrence of certain milestones, which include expansion of co-marketing rights in selected countries outside the U.S. During the term of the Co-Promotion Agreement, Bard will receive performance-based compensation for its services. In the six months ended June 30, 1999 and 1998, the Company recorded $325,000 and $300,000, respectively, for Bard commissions.

      The Company's capital and operating requirements may change depending upon various factors, including: (i) the success of the Company and its strategic partners in manufacturing, marketing and commercialization of its other products; (ii) the amount of resources which the Company devotes to clinical evaluations and the expansion of marketing and sales capabilities; (iii) results of clinical trials and research and development activities; and (iv) competitive and technological developments.

      The Company's financial objectives are to meet its capital and operating requirements through revenues from existing products, license and research contracts, and control of spending. To achieve its strategic objectives, the Company may enter into research and development partnerships and acquire, in-license and develop other technologies, products or services. Certain of these strategies may require payments by the Company in either cash or stock in addition to the costs associated with developing and marketing a product or technology. The Company currently has no commitments or specific plans for acquisitions or strategic alliances. However, the Company believes that, if successful, such strategies may increase long term revenues. There can be no assurance as to the success of such strategies or that resulting funds will be sufficient to meet cash requirements until product revenues are sufficient to cover operating expenses. To fund these strategic and operating activities, the Company may sell equity and debt securities as market conditions permit or enter into credit facilities.

      New Jersey has enacted legislation permitting certain New Jersey Corporations to sell net operating tax losses and research and development credits. The state developed procedures to implement the program through changes to the legislation. The Company has submitted an application to sell $9.2 million of tax benefits. However, no assurance can be given as to timing of the approval of the Company to sell the benefits, the amount the approval may be for, or the period over which the benefit may be realized.

      The Company has incurred negative cash flows from operations since its inception, and has expended, and expects to continue to expend in the future, substantial funds to complete its planned product development efforts, including acquisition of products and complementary technologies, research and development, clinical studies and regulatory activities, and to further its marketing and sales. The Company expects that its existing capital resources as of June 30, 1999, together with the $5.0 million receipt from the sale of CYTOGEN common stock to the State of Wisconsin Investment Board in August 1999 and decreased operating costs will be adequate to fund the Company's operations through the year 2000. No assurance can be given that the Company will not consume a significant amount of its available resources before that time. In addition, the Company expects that it will have additional requirements for debt or equity capital, irrespective of whether and when it reaches profitability, for further development of products, product and technology acquisition costs, and working capital.

      The Company's future capital requirements and the adequacy of available funds will depend on numerous factors, including the successful commercialization of its products, the costs associated with the acquisition of complementary products and technologies, progress in its product development efforts, the magnitude and scope of such efforts, progress with clinical trials, progress with regulatory affairs activities, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, and the expansion of strategic alliances for the sales, marketing, manufacturing and distribution of its products. To the extent that the currently available funds and revenues are insufficient to meet current or planned operating requirements, the Company will be required to obtain additional funds through equity or debt financing, strategic alliances with corporate partners and others, or through other sources. Based on the Company's historical ability to raise capital and current market conditions, the Company believes other financing alternatives are available. There can be no assurance that the financing commitments described above or other financial alternatives will be available when needed or at terms commercially acceptable to the Company or that the Company would have adequate authorized unissued shares available for issuance without stockholder approval. If adequate funds are not available, the Company may be required to delay, further scale back or eliminate certain aspects of its operations or attempt to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates, products or potential markets. If adequate funds are not available, the Company's business, financial condition and results of operations will be materially and adversely affected.

Year 2000 Compliance

      The "Year 2000 problem" describes the concern that certain computer applications, which use two digits rather than four to represent dates, will interpret the year 2000 as 1900 and malfunction on January 1, 2000.

      CYTOGEN's Internal Systems. The efficient operation of the Company's business is dependent in part on its computer software programs and operating systems (collectively, Programs and Systems). These Programs and Systems are used in several key areas of the Company's business, including clinical, purchasing, inventory management, sales, shipping, and financial reporting, as well as in various administrative functions. The Company has completed its evaluation of the Program and Systems to identify any potential year 2000 compliance problem. As a result, the Company's Programs and Systems were modified and replaced with fully compliant systems. The Company believes that it has achieved year 2000 compliance on internal systems.

      Readiness of Third Parties. The Company is also working with its processing banks, network providers and manufacturing partners to ensure their systems are year 2000 compliant. All these costs will be borne by the processors, network and software companies and manufacturing partners. In July a letter was sent to all vendors requesting a written statement indicating status of their compliance be received on or before August 23, 1999. Most responses have been received. Currently, the Company's processing banks and manufacturing partners are in the process of completing their year 2000 compliance programs. If the manufacturing partners systems fail on January 1, 2000 the Company's revenues may be adversely impacted. In the event that some or all of the processing banks are unable to be compliant, the Company will switch merchant year 2000 accounts to those that are compliant.

      Risks Associated with the Year 2000. The Company is not aware, at this time, of any Year 2000 non-compliance that will not be fixed by the Year 2000. However, some risks that the Company faces include: the failure of internal information systems, defects in its work environment, a slow down in its customers' ability to make payments, and the availability of products for sale.

      Contingency Plans. The Company is in the process of developing contingency plans to address a worst case year 2000 scenario. This contingency plan is expected to be completed by August 31, 1999.

                          =============================
                              Cautionary Statement

         The foregoing discussion contains historical information as well as forward looking statements that involve a number of risks and uncertainties. In addition to the risks discussed above, among other factors that could cause actual results to differ materially from expected results are the following: (i) the Company's ability to access the capital markets in the near term and in the future for continued funding of existing projects and for the pursuit of new projects; (ii) the ability to attract and retain personnel needed for business operations and strategic plans; (iii) the timing and results of clinical studies, and regulatory approvals; (iv) market acceptance of the Company's products, including programs designed to facilitate use of the products, such as the PIE Program; (v) demonstration over time of the efficacy and safety of the Company's products; (vi) the degree of competition from existing or new products; (vii) the decision by the majority of public and private insurance carriers on whether to reimburse patients for the Company's products; (viii) the profitability of its products; (ix) the ability to attract, and the ultimate success of, strategic partnering arrangements, collaborations, and acquisition candidates; (x) the ability of the Company and its partners to identify new products as a result of those collaborations that are capable of achieving FDA approval, that are cost-effective alternatives to existing products and that are ultimately accepted by the key users of the product; (xi) the success of the Company's marketing partners in obtaining marketing approvals in Canada and in European countries, in achieving milestones and achieving sales of products resulting in royalties; and (xii) the ability to protect and practice the Company's intellectual property, including patents and know-how.

                       BUSINESS OF THE COMPANY


GENERAL

     CYTOGEN is a biopharmaceutical company engaged in the development, commercialization and marketing of products to improve diagnosis and treatment of prostate disease, of products for unmet needs in the broader urological/oncological market, and certain areas within the field of oncology and other areas related to its areas of expertise.

   Historically, we have emphasized research and development of a broad array of potential products, based on monoclonal antibodies and other technologies. Having identified and commercialized products which we believe have substantial potential, we have:

     - Conducted or sponsored clinical studies to evaluate existing products in additional indications;
     - Focused on development of technology with near term commercial significance;
     -  Reviewed current  research  and  development   programs  to  assess
        their commercial  potential;  and
     - Recently curtailed basic research expenditures in order to allocate resources toward implementing our business strategy.

   During 1998, we reviewed our assets and business prospects to determine which projects demonstrated adequate potential for a continued investment of corporate resources. As a result of this review, we:

     -  Terminated our ALT program.
                  Our subsidiary Cellcor,  Inc.  ("Cellcor") had been developing
              Autologous Lymphocyte Therapy ("ALT") for the treatment of metastatic renal cell carcinoma ("mRCC"), a life threatening kidney cancer for which there are no adequate therapies. We had planned to submit a Biologics License Application ("BLA") for ALT. Cellcor completed pivotal Phase III clinical trials of ALT in mRCC patients in January 1997. Although we believe the results of the trials are favorable, ALT was not considered a priority for allocation of available resources. We halted our preparation for submission of the BLA and closed our Cellcor facility in September 1998.

     -  Sold our interest in Targon Corporation.
                  Our review  determined that the projects under  development by
              Targon Corporation ("Targon") were not consistent with our corporate strategies. During August 1998, we sold our interest in Targon to our partner in the venture, Elan Corporation plc ("Elan") for $2 million in cash. In addition, we received $2 million from Elan in exchange for a convertible promissory note.
     - Offered for sale and sold our manufacturing and laboratory facilities.
                  We  determined  that  outsourcing  manufacturing  of the
              Company's products is more economical and consistent with our strategies. As a result, we offered the facility for sale and completed the sale in early January, 1999. We also concurrently entered into an agreement for the continued manufacturing of ProstaScint and OncoScint at the facility.


Our Products
     We introduced to the market during 1997 our two principal products, each of which have been approved by the FDA: ProstaScint(R) (kit for the preparation of Indium In111 Capromab Pendetide) and Quadramet(R) (Samarium Sm153 Lexidronam Injection). Our OncoScint(R) CR/OV imaging agent is also approved and marketed as a diagnostic imaging agent for colorectal and ovarian cancer.


CANCER DIAGNOSTIC IMAGING PRODUCTS

     Our cancer diagnostic products, ProstaScint and OncoScint, are monoclonal antibody-based imaging agents for prostate, colorectal and ovarian cancers. These products utilize our proprietary targeted delivery system, employing whole monoclonal antibodies, to deliver the diagnostic radioisotope Indium-111 to malignant tumor sites. A radioisotope is an element which, because of nuclear instability, undergoes radioactive decay, thereby emitting radiation. The imaging products are supplied to hospitals and central radiopharmacies without the radioisotope. Prior to patient administration, the radioisotope is added to the product by the radiopharmacist using a simple liquid transfer procedure we have developed, thereby creating the radiolabeled monoclonal antibody product.

     During an imaging procedure, the radiolabeled monoclonal antibody product is administered intravenously into the patient. The antibody travels through the body seeking out and binding to tumor sites. The radioactivity from the isotope that has been attached to the antibody can be detected from outside the body by a gamma camera. The resultant image identifies the existence, location and extent of disease in the body. Based on clinical studies conducted to date by physicians on our behalf, the imaging agents may provide new and useful information not available from other diagnostic modalities regarding the existence, location and extent of the disease throughout the body. We believe that this information has the potential to affect the way physicians manage their patients' individual treatments.

     PROSTASCINT. ProstaScint is a diagnostic imaging agent utilizing a monoclonal antibody which targets prostate specific membrane antigen ("PSMA"), a protein expressed by prostate cancer cells and, to a lesser extent, by normal prostate epithelial cells. We are the exclusive licensee of the antibody utilized in ProstaScint. ProstaScint is prepared by combining this antibody with the radioisotope Indium-111 prior to intravenous administration. Due to the selective expression of PSMA, the ProstaScint imaging procedure can detect the spread of prostate cancer. Since the patterns of spread of prostate cancer can vary substantially from one patient to another, by identifying the unique pattern of metastases in a particular patient, we believe that ProstaScint aids physicians in the selection of appropriate treatments to meet the special needs of that patient.

   In 1996, we received FDA approval to market ProstaScint in two clinical settings:

     - As a diagnostic imaging agent in newly-diagnosed patients with biopsy-proven prostate cancer thought to be clinically localized after standard diagnostic evaluation and who are at high risk for spread of their disease to pelvic lymph nodes; and
     - For use in post-prostatectomy patients in whom there is a high suspicion that the cancer has recurred and has spread.

     The risk of spread of prostate cancer in both newly-diagnosed and recurrent disease patients is determined by several factors, including the stage of the disease when initially diagnosed, microscopic evaluation of the primary tumor, and the prostate specific antigen ("PSA") level. PSA is a widely used blood test currently used for detecting and monitoring prostate cancer.

     We believe that ProstaScint has clinical utility in newly diagnosed patients with prostate cancer who are thought to be candidates for therapies such as:

     -  Radical prostatectomy; and
     -  External beam radiation therapy.

     Before a physician decides upon a course of therapy, it is critical to determine whether the prostate cancer has spread to other parts of the body, thereby dramatically reducing the likelihood of successful treatment. Studies from The Johns Hopkins University and Stanford University Medical Center have shown that almost one-third of the prostate cancer patients treated at these two institutions who have undergone prostatectomy or radiation therapy experienced disease recurrence within five years following treatment, and half of the patients had recurrence of their disease within ten years. Prior to the availability of ProstaScint, determining whether newly diagnosed disease was limited to the prostate or had spread distantly was based upon statistical inference from the biopsy appearance of the tumor and the patient's serum level of PSA. Conventional imaging methods, such as computed tomography, magnetic resonance imaging and transrectal ultrasound, are all relatively insensitive since they rely on anatomic structure (form) and therefore require that the normal structures (i.e. lymph nodes) become enlarged or altered in shape to indicate suspicion of malignancy. The ProstaScint scan images disease based upon function (expression of the PSMA molecule) and, therefore, can image low volume disease not readily detectable with conventional procedures. A clear understanding of the existence and location of any prostate cancer metastasis is crucial in selecting the most appropriate form of treatment to be administered.

     In the U.S., following prostatectomy, prostate cancer patients are monitored to ascertain changes in the level of PSA. In this setting, a rise in PSA is strong and presumptive evidence of recurrence of the patient's prostate cancer. Knowledge of the extent and location of disease recurrence is a critical consideration in choosing the most appropriate form of treatment. Patients whose disease is confined to the prostatic fossa may have the potential to be cured by receiving "salvage" radiation therapy; patients with more widespread disease are unlikely to benefit from such an approach and instead systemic treatment such as hormonal therapy should be considered. We believe that the results of a ProstaScint scan performed prior to radiation therapy to the pelvis may help predict which recurrent disease patients are likely to benefit from salvage radiation therapy. Approximately 70% of recurrent disease patients currently treated with salvage radiation therapy fail to achieve long-term control of their disease, since the cancer has already metastasized to other points in the body. A prospective study is planned to evaluate ProstaScint in this setting.

     PROSTASCINT MARKETING, SALES AND DISTRIBUTION

     According to the American Cancer Society, about 185,000 American men were diagnosed with prostate cancer in 1998, of whom approximately 20% will be at high risk for metastatic spread of their disease. In addition, estimates indicate that in 1998, 40,000 to 60,000 patients previously treated for prostate cancer will develop symptoms of recurrent cancer which has not yet progressed to the point of skeletal involvement. We believe that there are approximately 75,000 to 100,000 patients with prostate cancer in the U.S. that are candidates, based on current indications, to receive a ProstaScint scan each year.

     In February 1997, we announced the commercial launch of ProstaScint, which is co-marketed with the urological division of BARD, a marketer of a broad range of urology products exclusively to the urology community. Pursuant to our agreement with BARD:

     - BARD is responsible for the promotion of ProstaScint to urologists, the group of physicians most likely to order or generate referrals for ProstaScint scans
     - Our marketing activities are focused on the training of the nuclear medicine imaging community, including those physicians most likely to perform ProstaScint scans;
     - We are responsible for the manufacture and distribution of ProstaScint as well as instructing physicians in its proper use;
     - BARD will make payments to the Company upon the occurrence of certain milestones; and
     -  BARD  will  receive  performance-based compensation for its services.

   Our agreement with BARD has an initial term of ten years and is subject to renewal.

     In 1997, we entered into a distribution agreement with Faulding (Canada), Inc. ("Faulding") related to distribution and sale of ProstaScint in Canada.

     In June, 1999, we reacquired these rights from Faulding at no cost to the Company. The Company is evaluating whether to market ProstaScint in Canada directly or through a marketing partner.

     ProstaScint is a "technique-dependent" product that requires a high degree of proficiency in nuclear imaging, as well as a thorough appreciation of the information the scan can provide. We believe that this information regarding the existence, location and extent of disease has the potential to assist a physician in making appropriate patient management decisions. We have established a network of accredited nuclear medicine imaging centers through our PIE(TM) ("Partners in Excellence") Program (each accredited center, a "PIE Site"). Each PIE Site receives rigorous training, undergoes proficiency testing, and is subject to ongoing quality assurance protocols. To qualify as a PIE Site, each center must be certified as proficient in the interpretation of ProstaScint scans by the American College of Nuclear Physicians. We developed this program in preparation for the launch of ProstaScint in February 1997. As of April 1999, there were over 261 PIE Sites, including a majority of the National Cancer Institute designated Comprehensive Cancer Centers. ProstaScint is available only at PIE Sites.

     We plan to add PIE Sites on a selective basis in order to ensure that new sites are adequately qualified and committed to a minimum number of scans for training purposes At the present time, we bear partial expense of qualification of each site.

     We currently employ 14 field representatives, each of whom is a certified or registered nuclear medicine technologist with experience working in a nuclear medicine department. These field representatives assist in training of physicians and qualification of nuclear imaging centers as PIE Sites, and provide BARD marketing representatives with sales assistance and technical support of ProstaScint and its usage.

     We believe that approximately 80% of patients with prostate cancer are managed by urologists, with the remainder being managed primarily by medical and radiation oncologists. Through a Joint Marketing Committee, the Company and BARD coordinate our respective educational and promotional activities to ensure that PIE Sites receive appropriate patient referrals from urologists and that future PIE Sites are located in medical facilities served by urologists who are ordering the ProstaScint test. The product is not marketed directly to managed care organizations or other payor groups, however, we maintain points of contact with reimbursement specialists for physicians, patients, and payors to assist with and ensure reimbursement and insurance coverage. Medical and radiation oncologists also order diagnostic procedures such as ProstaScint for advanced prostate cancer patients, and our promotional efforts are addressing this segment of the medical community directly.

     ONCOSCINT CR/OV. OncoScint CR/OV was approved by the FDA in the U.S. in December 1992. OncoScint CR/OV was initially approved for single use with other appropriate, commercially available diagnostic tests, to locate malignancies outside the liver in patients with known colorectal or ovarian cancer. In November 1995, FDA approved an expanded indication allowing for repeat administration of OncoScint CR/OV. OncoScint CR/OV is also approved for sale in eleven European countries and Canada. To date, OncoScint has not realized substantial sales. We believe this product is effective in imaging both primary and metastatic colorectal and ovarian tumors. However, this information has not yet been widely used by physicians for patients with these conditions. We are currently funding an investigator-initiated study designed to demonstrate the benefits of performing an OncoScint study as soon as an initial diagnosis of ovarian cancer is made, to determine which patients would benefit by a more aggressive initial treatment of their disease. We believe a more aggressive treatment at an earlier date could provide the potential for improved prognoses for the patients following diagnosis of their malignancy.

     Promotion of OncoScint CR/OV involves several different physician audiences, including those who prescribe imaging procedures for their patients as well as those who acquire and interpret the images. Referring physicians are most likely to be surgeons and oncologists. OncoScint CR/OV, like ProstaScint, is technique dependent, requiring training and expertise in reviewing and interpreting images. Acceptance by the medical community of the benefits of OncoScint CR/OV depends in part on the degree to which physicians acquire such skills. Since May 1994, we have been the sole marketer of OncoScint CR/OV in the U.S.

     In 1995, we entered into a distribution agreement (the "Faulding Agreement") with Faulding granting to Faulding the exclusive right to distribute and sell OncoScint CR/OV in Canada. Faulding received regulatory approvals to market the product in Canada in January 1998. The Faulding Agreement provides for payments for minimum annual purchases of OncoScint CR/OV by Faulding, and for certain royalties based upon net sales, if any, of OncoScint CR/OV by Faulding. The initial term of the Faulding Agreement is seven years.

     In 1996, we entered into a distribution agreement (the "CISbio Agreement") with CIS biointernational, granting to CISbio the exclusive right to distribute and sell OncoScint in all the countries of the world, except for the U.S. and Canada. CISbio markets OncoScint CR/OV in various European countries. The CISbio Agreement provides for minimum annual purchases of the components of OncoScint CR/OV by CISbio, and for certain royalties based upon net sales of OncoScint CR/OV by CISbio. The initial term of the CISbio Agreement is seven years following the first commercial sale of the product by CISbio.

CANCER THERAPEUTIC PRODUCT

     QUADRAMET. Quadramet, a proprietary cancer therapeutic agent, received marketing approval from the FDA in March 1997 for the relief of pain in patients with metastatic bone lesions that image on conventional bone scan, a routinely performed nuclear medicine procedure. Quadramet consists of a radioactive isotope, Samarium-153, which omits beta radiation, and chelating agent, EDTMP, which targets the drug to sites of new bone formation.

     According to American Cancer Society and National Cancer Institute statistics, approximately 600,000 new cases of cancer that typically metastasize to bone occurred in the U.S. in 1997. We believe that over 200,000 patients each year will suffer from bone pain that is severe enough to require palliative intervention.

     Once tumors have metastasized to the skeleton, they continue to grow and cause destruction of the adjacent bone. This erosion of bone stimulates new bone formation, which encircles the metastatic tumor. The continued growth from the expanding tumor causes pressure which the patient perceives as pain at the site of the metastasis. By targeting these areas of bone formation, Quadramet delivers site-specific radiation, which may result in significant pain reduction. As such areas of tumor involvement expand, they weaken the bone and eventually lead to fracture of the affected bone. The medical complications associated with bone metastases may also include bone fractures, spinal cord compression and paralysis.


Current competitive treatments for severe cancer bone pain include:

          -  Narcotic analgesics
                           These drugs work by masking the brain's ability to perceive the pain induced by the tumors as they expand and grow within the bone. While narcotic analgesics can be effective in addressing cancer-related bone pain, their prolonged and escalating use can result in undesirable side effects, including nausea and vomiting, sedation, confusion and severe constipation.
          -  External beam radiation therapy
                           External beam radiation therapy, while usually effective in relieving pain, is most appropriately used to treat solitary lesions. In addition, retreatment of painful areas is often not feasible due to unacceptable toxicities to neighboring organs and tissues. Treatments are generally administered in five to ten or more sessions over two to three weeks necessitating frequent visits by the patient and contributing to the high cost of this procedure.
          -  Metastron(R), a radiopharmaceutical product of Nycomed Amersham plc
                           Metastron is the only other therapeutic radiopharmaceutical approved by the FDA for the treatment of cancer bone pain. It contains a non-imageable radionuclide, Strontium-89. This radionuclide decays with a very long radioactive half-life (approximately 50 days), resulting in a delayed onset of pain relief, generally several weeks after administration. Further, the long half-life causes a prolonged and variable degree of bone marrow suppression. Prolonged bone marrow toxicity limits the usage of other potential therapies such as chemotherapy and radiation therapy, as well as the ability to administer additional doses of this drug.
          -  Novantrone(R), a chemotherapeutic   product  of Immunex Corporation
                           ("Immunex") Novantrone, a chemotherapeutic drug frequently used in the management of acute non-lymphocytic leukemia, is also marketed by Immunex for use in combination with steroids for pain related to hormone refractory prostate cancer.

                           The Company believes that Quadramet offers
                           significant   advantages  over   Novantrone,
                           including lower toxicity, fewer side effects, and more rapid onset of pain relief. However, Novantrone is well known to oncologists because of its other applications and this may provide some marketing advantages to Immunex.

     Quadramet has numerous characteristics which we believe are advantageous for the treatment of cancer bone pain, including early onset of pain relief; predictability of recovery from bone marrow toxicity; ease of administration; and length of pain relief. Quadramet is administered as a single intravenous injection on an outpatient basis and directly targets sites of new bone formation which include those areas in the skeleton that have been invaded by metastatic tumors. Quadramet exhibits high and very selective uptake in bone with little or no detectable accumulation in soft tissue. The fraction of the injected dose that is not taken up in the skeleton is excreted in an unmodified form in the urine over a period of four to six hours. Further studies are planned to evaluate the safety and efficacy of repeat dosing.

     We intend to expand the use of Quadramet within the currently approved indication and extend its use to new indications by performing additional clinical trials and seeking regulatory approvals, primarily by and through our marketing partner, Berlex. Clinical trials are either planned or currently underway to evaluate the use of Quadramet in combination with other cancer therapies (such as external beam radiation therapy), as a potential therapeutic agent for treatment of cancer and as a therapy for children with malignancies which have either arisen in bone or have spread to bone. Future trials are also planned to evaluate the extension of the use of Quadramet to patients whose bone metastases can be visualized on conventional bone scan, but who are not yet experiencing pain from these metastases. Our continuation of these trials will depend upon their progress, success and on the ability to obtain funding from our existing or potential marketing partners.

     The first non-cancer use of Quadramet under investigation is the treatment of patients with refractory rheumatoid arthritis. These patients often demonstrate enhanced uptake of radionuclide in affected joints on diagnostic bone scans. In such cases, we believe Quadramet can target the diseased joints and provide a high but localized dose of radiation to the area. Published studies by foreign investigators have suggested benefits from Quadramet in the relatively small number of rheumatoid arthritis patients studied. We are currently conducting a Phase I dose escalation study of Quadramet to evaluate the safety and preliminary efficacy of Quadramet in refractory rheumatoid arthritis patients.


     QUADRAMET MARKETING, SALES, MANUFACTURING AND DISTRIBUTION

     We have licensed the rights to Quadramet from Dow. Quadramet was previously marketed by DuPont, which arrangement was terminated during June 1998. In October 1998, we entered into an exclusive agreement with Berlex for the marketing of Quadramet. Berlex has re-launched Quadramet in March of 1999. Berlex maintains a sales force which calls upon the oncological community. Pursuant to our agreement with Berlex, we are entitled to royalty payments based on net sales of the Quadramet product and milestone payments based upon sales levels achieved.

     By agreement with Berlex, the Company will market Quadramet in Canada. The Company paid no costs to obtain these marketing rights. The Company is evaluating whether to market Quadramet directly in Canada or through a marketing partner. Quadramet was originally launched in June 1997. During the first year of launch, Quadramet was marketed principally to the nuclear medicine community, which administers the treatment to patients. However, the treatment is more typically prescribed by caregiving physicians, including medical oncologists and urologists. We believe that successful commercialization of Quadramet will depend upon marketing to these referring physicians.

     DuPont, a leading supplier of radiopharmaceutical products in the U.S., will continue to manufacture the product for an initial term of five years. Berlex has agreed to bear all costs of manufacture of Quadramet.


SALES, MARKETING AND DISTRIBUTION

     We have limited sales, marketing and distribution capabilities. With respect to the sales, marketing and distribution of Quadramet and the co-promotion of ProstaScint, we are substantially dependent on the efforts of Berlex and BARD. See "ProstaScint Marketing, Sales, Manufacturing and Distribution" and "Quadramet Marketing, Sales, Manufacturing and Distribution." If we are unable to successfully establish and maintain significant sales, marketing and distribution efforts, either internally or through arrangements with third parties, there would be a material adverse effect on our business, financial condition and results of operations.

     There can be no assurance that we be able to maintain our existing collaborative arrangements or enter into collaborative and license arrangements in the future on acceptable terms, if at all, that such arrangements will be successful, that the parties with which the Company has or may establish arrangements will perform their obligations under such arrangements, or that potential collaborators will not compete with the Company by seeking alternative means of developing products for the indications targeted by the Company.


PRODUCT CONTRIBUTION FOREIGN REVENUES/RISKS

     The Company's currently marketed products and other sources of income constitute a single business segment. No significant history of revenues exists with respect to any of the Company's products. ProstaScint and Quadramet were introduced to the market during the first half of 1997 and account for a significant percentage of the Company's product and royalty revenues and total revenues and are expected to do so for the foreseeable future. For the six months ended June 30, 1999, revenues related to ProstaScint and Quadramet accounted for approximately 92% of the Company's product related revenues. ProstaScint sales have experienced continued growth since product launch. However, there can be no assurance that such growth will continue indefinitely. Quadramet sales during the period from its launch have not grown significantly. From the period beginning in the second half of 1997, in which the product was launched in the commercial marketplace, through June 1998, reported revenues related to Quadramet sales were based on minimum royalty payments due from its original commercial partner, DuPont. Actual sales were substantially less than the minimum royalty payments received. Growth of Quadramet sales were initially slow because of the need for hospitals to obtain license amendments under federal and state law to receive and handle this new radioactive product. In addition, marketing efforts by DuPont were directed primarily to nuclear medicine physicians who directly administer the product to patients. While this sales effort was necessary to generate product understanding, the Company believes that marketing to oncologists and urologists, the primary care-givers for patients who may benefit from Quadramet, is necessary for adequate penetration into the market.

     The marketing agreement with DuPont has been terminated and the Company the Company has since entered into an exclusive license and marketing agreement for the marketing of Quadramet with Berlex, which maintains an experienced sales force calling on the oncology community. The Company and Berlex have entered into an agreement with DuPont for the manufacture of Quadramet. Pursuant to this agreement, Berlex bears the manufacturing costs for Quadramet. Marketing by Berlex has commenced during the first quarter of 1999. There can be no assurance that ProstaScint and Quadramet will achieve market acceptance on a timely basis, or at all. The Company's success will be dependent upon the acceptance of ProstaScint and Quadramet by the medical community, including health care providers, such as hospitals and physicians, and third-party payors (such as employers, insurers, and health maintenance organizations), as safe, effective and cost efficient alternatives to other available treatment and diagnostic protocols.

PRODUCT DEVELOPMENT

     AXCELL BIOSCIENCES. AxCell, a wholly owned subsidiary of the Company created in August 1996, utilizes an application of Genetic Diversity Library ("GDL") (described below) and other technology to support advances in combinatorial chemistry, genomics and drug discovery. AxCell has developed an integrated set of tools to map selective protein-protein interactions and is using these tools to develop an Inter-Functional Proteomic Database ("IFP-dBase"). The IFP-dBase includes data relating to protein-protein interaction linked to a variety of other relevant bioinformatic data. We believe this informational database has potential value in the use by scientists in the pharmaceutical industry as a means to help identify and validate important new biological targets. Without the ability to sort and understand the interactions between proteins, it will be difficult to identify the relatively few important new targets among the more than 100,000 expected to be identified through genomic analysis in the next few years. We believe such information will be of value to pharmaceutical companies in conducting research on new drugs. Discussions are currently underway with potential pharmaceutical customers who might take immediate advantage of AxCell's ability to identify protein interactions for targets which they are currently studying.

     AxCell has developed a prototype bioinformatics interface for the IFP-dBase. We expect that additional effort will be required to refine the prototype. We will also pursue further research to identify protein-protein interactions which would be useful in and necessary to a commercially viable bioinformatics database. Funding is being sought from collaborators for the AxCell program, from venture capital funds, or from other sources, including corporate resources if adequate to provide such funding. No assurance can be provided that the program will be developed, will be successful, or that we will retain substantially all ownership or even a majority interest of AxCell.

     GENETIC DIVERSITY LIBRARY TECHNOLOGY. Long-term research, much of which is preliminary, had been conducted over a period of time by the Company on GDL technology. The GDL program consists of research on long peptides that fold to form three-dimensional structures. These peptides, which are biologically produced, create vast, highly diverse compound libraries. We believe that the ability of these compounds to bind to predetermined sites may mediate certain therapeutic or diagnostic effects more effectively than other existing products. Unlike conventional small molecule drugs or short peptides, long peptides can act more like proteins and can fold to take on very precise biological functions such as specific recognition units ("RUs"). Depending upon the application, these RUs can act as receptors, as targeting agents, or ligands for biological receptors. Certain peptides believed to have commercial potential have been identified from the GDL program and may be subject to further development efforts, although we would at present pursue such development only in connection with a commercial partner. Otherwise, the basic research component of the GDL program has been cancelled as part of our ongoing review of long term research projects and focus on programs with nearer term economic potential. We are actively pursuing corporate alliances and basic research and development agreements to support and advance the GDL technology toward commercialization.

     The Company has entered into a license agreement granting Elan worldwide rights to a group of peptides and associated GDL technology for orally administered drugs that are transported across the gastrointestinal epithelium, as well as rights to other orally delivered drugs derived from the research program. Elan is responsible for the further development and commercialization of this technology. CYTOGEN is entitled to royalties from sales of any product developed and commercialized based on this technology.

     PSMA. In 1993, CYTOGEN and Memorial Sloan-Kettering Cancer Center ("MSKCC") began a development program involving PSMA and CYTOGEN's prostate cancer monoclonal antibody, CYT-351. PSMA is an unique antigen expressed in prostate cancer cells and by the normal prostate epithelial cells. In July 1996, a patent entitled "Prostate-Specific Membrane Antigen" was issued to Sloan-Kettering Institute for Cancer Research, an affiliate of MSKCC. In November 1996, we exercised our option for the exclusive license to this technology.

     In December 1996, CYTOGEN exclusively licensed the use of PSMA in prostate cancer vaccines for certain immunotherapeutic treatments of prostate cancer to Prostagen, Inc. ("Prostagen"), a privately held company in New York. The agreement with Prostagen provides for an up-front fee, several milestone payments throughout the development of any potential products, and royalties payable if and when products come to market. Products are currently under development by third parties in collaboration with and under license from Prostagen. Currently, a dendritic cell therapy using PSMA for treatment of prostate cancer is in Phase II clinical studies.

     On June 15, 1999, we reacquired the rights for immunotherapy to our prostate specific membrane antigen ("PSMA") technology by acquiring 100% of the outstanding capital stock of Prostagen, Inc., which had sublicensed PSMA from us for prostate cancer immunotherapy in 1996. In connection with the acquisition, we acquired other assets held by Prostagen, including approximately $550,000 in cash, a minority ownership in Northwest Biotherapeutics, Inc., which is developing PSMA for cell therapy, and a contract with Velos, Inc. for marketing a cancer patient software management program for hospitals and health care payors. In exchange, we issued 2,050,000 shares of our stock, and may issue up to an additional 450,000 shares of our stock upon the satisfactory termination of lease obligations assumed in the Prostagen acquisition, up to $4.0 million worth of our shares (based on the value at the time of issuance) if milestones are achieved in the PSMA development program and up to 500,000 shares of our stock upon beneficial resolution of other contractual arrangements entered by Prostagen.

     On June 15, 1999, we also entered a joint venture with Progenics Pharmaceuticals, Inc. to develop vaccine and antibody-based immunotherapeutic products utilizing CYTOGEN's proprietary PSMA technology. The joint venture will be owned equally by us and Progenics. Progenics will fund up to $3 million of development costs of the program. After that point, we and Progenics will share the future costs of the program. We have the exclusive North American marketing rights on products developed by the venture. In connection with the licensing of the PSMA technology to the joint venture, we will receive $2 million in payments of which $500,000 was received. We can not give any assurance that this program will result in products reaching the market or being successful.

     In January 1997, we granted a non-exclusive option for the PSMA technology to Boehringer Mannheim in the area of in vitro diagnostics, including reverse transcriptase-polymerase chain reaction assays, a technique used to detect circulating prostate cancer cells in the blood of patients. We have issued licenses to various third parties for different uses of the PSMA technology in diagnostic and therapeutic applications. These agreements provide the Company with royalties payable if and when products come to market.

     In 1996, Targon was granted exclusive rights to certain other fields of use for the PSMA technology, including recent developments in the area of prodrugs for prostate cancer. These rights were relinquished to Cytogen in connection with the sale of our interest in Targon to Elan.

     OTHER APPLICATIONS. While we have retained all rights for therapeutic and in vivo diagnostic uses of the antibody utilized in ProstaScint for the Company and its affiliates, we have licensed the antibody for in vitro diagnostic use to the Pacific Northwest Research Foundation, which in turn, has established a collaboration with Hybritech Incorporated ("Hybritech") to exploit this antibody in a serum-based in vitro diagnostic test. We will receive royalties on product sales by Hybritech, if any.

     We believe that certain of our technologies under development may have medical applications in various other areas, including autoimmune disorders and infectious diseases. We intend to expand the research and development of these technologies primarily through strategic alliances with other entities. We cannot predict the establishment or the timing of such alliances. To the extent funding is available, we expect to devote resources to these other areas. No prediction can be made, however, as to when or whether the areas of research described above will yield new scientific discoveries, or whether such research will lead to new commercial products.

RESEARCH AND DEVELOPMENT

     Our research and development expenditures include projects conducted by the Company and payments made to customer sponsored research programs. Our expenses for research and development activities (including customer sponsored programs) were:

                      -  Six months ended June 30, 1999 - $2.0 million
                      -  1998 -- $10.0 million
                      -  1997 -- $17.9 million
                      -  1996 -- $20.5 million

   Research and development expenditures for customer sponsored programs were:

                      -  Six months ended June 30, 1999 - $30,000
                      -  1998 -- $2.0 million
                      -  1997 -- $1.5 million
                      -  1996 -- $1.1 million

     We intend to pursue research and development activities having commercial potential and to review all of our programs to determine whether possible market opportunities, near and longer term, provide an adequate return to justify the commitment of human and economic resources to their initiation or continuation. Anticipated research and development spending for 1999 has been dramatically curtailed.


HEALTH CARE REIMBURSEMENT

     Our business, financial condition and results of operations will continue to be affected by the efforts of governments and third-party payors to contain or reduce the costs of healthcare through various means. There have been, and we expect that there will continue to be, federal and state proposals to implement government control of pricing and profitability of therapeutic and diagnostic imaging agents. In addition, an increasing emphasis on managed care has and will continue to increase the pressure on pricing of these products. While we cannot predict whether such legislative or regulatory proposals will be adopted or the effects such proposals or managed care efforts may have on our business, the announcement of such proposals and the adoption of such proposals or efforts could have a material adverse effect on our business, financial condition and results of operations. Further, to the extent such proposals or efforts have a material adverse effect on other companies that are prospective corporate partners of the Company, our ability to establish strategic alliances may be materially and adversely affected.

     Sales of our products depend in part on the availability of reimbursement to the consumer from third-party payors, including Medicare, Medicaid, and private health insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. To the extent we succeed in bringing products to market, there can be no assurance that these products will be considered cost-effective and that reimbursement to consumers will be available or will be sufficient to allow us to sell our products on a competitive basis. Reimbursement by a third-party payor may depend on a number of factors, including the payor's determination that our products are clinically useful and cost-effective, medically necessary and not experimental or investigational. Since reimbursement approval is required from each payor individually, seeking such approvals can be a time consuming and costly process which could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our products to each payor separately. If we are unable to secure adequate third party reimbursement for our products, there would be material adverse effect on its business, financial condition and results of operations.

COMPETITION

     The biotechnology and pharmaceutical industries are subject to intense competition, including competition from large pharmaceutical companies, biotechnology companies and other companies, universities and research institutions. Competition with the Company's existing therapeutic products is posed by a wide variety of other firms, including firms which provide products used in more traditional treatments or therapies, such as external beam radiation, chemotherapy agents and narcotic analgesics. In addition, the Company's existing and potential competitors may be able to develop technologies that are as effective as, or more effective than those offered by the Company, which would render the Company's products noncompetitive or obsolete. Moreover, many of the Company's existing and potential competitors have substantially greater financial, marketing, sales, manufacturing, distribution and technological resources than the Company. Such existing and potential competitors may be in the process of seeking FDA or foreign regulatory approval for their respective products or may also enjoy substantial advantages over the Company in terms of research and development expertise, experience in conducting clinical trials, experience in regulatory matters, manufacturing efficiency, name recognition, sales and marketing expertise and distribution channels. In addition, many of these companies may have more experience in establishing third-party reimbursement for their products. Accordingly, there can be no assurance that the Company will be able to compete effectively against such existing or potential competitors or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Cancer Diagnostic Imaging Products -- ProstaScint" and "Cancer Therapeutic Products -- Quadramet".


CELLCOR

     In 1995 we acquired Cellcor for the continued development of autologous lymphocyte therapy in the treatment of metastatic renal cell cancer. As part of our restructuring activities during 1998, we determined that Cellcor was no longer in line with our strategic and financial objectives. In September 1998, we terminated our Cellcor program and closed our facility.


MANUFACTURING

     Our ProstaScint and OncoScint products are manufactured at a cGMP-compliant manufacturing facility in Princeton which is now held by Bard BioPharma L.P., a subsidiary of Purdue BioPharma ("Bard BioPharma"). We have access to the facility for continued manufacture of these products under a three year agreement. An Establishment License Application for the facility for the manufacture of our products was approved by the FDA for the manufacture of ProstaScint in October 1996 and for manufacture of OncoScint in December 1992. It is expected that this facility will allow us to meet our projected production requirements for ProstaScint and OncoScint for the foreseeable future, although no assurances can be given to that effect.

     In November 1997, the FD&C Act was amended to make the approval and review process for biologics more similar to that for drugs. The new law requires only one license to market a biological product, a BLA, eliminating the need for separate license for the facility. Therefore, while we will continue to maintain compliance with cGMPs, under the new law, we are not required to obtain separate licenses of its commercial manufacturing facilities in the future. Moreover, we will retain the status of having met the FDA's establishment licensing requirements which we believes is an important competitive advantage in attracting contract manufacturing business (discussed below).

     Our products must be manufactured in compliance with regulatory requirements and at commercially acceptable costs. While we believe that our manufacturing arrangements currently address our needs, there can be no assurance that we will be able to continue to arrange manufacture of such products on a commercially reasonable basis, that we will be able to arrange manufacture of additional products and product candidates or successfully outsource such manufacturing needs. If we are unable to successfully manufacture or arrange for the manufacture of our products and product candidates there could be a material adverse effect on our business, financial condition and results of operations.

     The Company and its third party manufacturers are required to adhere to FDA regulations setting forth requirements for cGMP and similar regulations in other countries, which include extensive testing, control and documentation requirements. Ongoing compliance with cGMP, labeling and other applicable regulatory requirements is monitored through periodic inspections and market surveillance by state and federal agencies, including the FDA, and by comparable agencies in other countries. Failure of the Company and its third-party manufacturers to comply with applicable regulations could result in sanctions being imposed on the Company, including fines, injunctions, civil penalties, failure of the government to grant premarket clearance or premarket approval of drugs, delays, suspension or withdrawal of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions.

     The annual production capacity of the Princeton facility, now held by Bard BioPharma, was approximately 100,000 OncoScint or ProstaScint kits. The facility was utilized approximately 15% in 1998, 15% in 1997, and 20% in 1996 for manufacture of our products.


RAW MATERIALS AND SUPPLIERS

     The active raw materials used for the manufacture of our products include different antibodies. We have both exclusive and non-exclusive license agreements which permit the use of specific monoclonal antibodies in our products. Our first product, OncoScint CR/OV, uses the same monoclonal antibody which has been supplied in clinical quantities and is being supplied in commercial quantities by a single contract manufacturer, Lonza Biologics (which acquired the Company's former supplier, Celltech, in 1996), through a shared manufacturing agreement. We anticipate that Lonza Biologics will be able to meet our needs for commercial quantities of monoclonal antibody.

     We currently have arrangements necessary for production of projected commercial quantities of monoclonal antibody for manufacture of ProstaScint through an agreement with Bard BioPharma, which acquired the Company's manufacturing facilities in January, 1999. CYTOGEN is responsible for the production of both OncoScint and ProstaScint at the facility.

     Quadramet is manufactured by DuPont pursuant to an agreement with Berlex and CYTOGEN. Certain components of Quadramet, particularly Samarium-153 and EDTMP, are provided to DuPont by sole source suppliers. Due to its radiochemical properties, Samarium-153 must be produced on a weekly basis by its supplier in order to meet DuPont's manufacturing requirements. On one occasion, DuPont was unable to manufacture Quadramet on a timely basis due to the failure of the sole source supplier to provide an adequate supply of Samarium-153. In the event that DuPont is unable to obtain sufficient quantities of such components on commercially reasonable terms, or in a timely manner, DuPont would be unable to manufacture Quadramet on a timely and cost-competitive basis. In addition, sources for certain of these components may not be readily available. Thus, the loss by DuPont of its sources for such components could result in an interruption of supply and could have a material adverse effect on the Company's business, financial condition and results of operations.

PATENTS AND PROPRIETARY RIGHTS

     Consistent with industry practice, we have a policy of using patent and trade secret protection to preserve our right to exploit the results of our research and development activities and, to the extent it may be necessary or advisable, to exclude others from appropriating our proprietary technology.

     Our policy is to protect aggressively our proprietary technology by selectively seeking patent protection in a worldwide program. In addition to the U.S., we file patent applications in Canada, major European countries, Japan and additional foreign countries on a selective basis to protect inventions important to the development of its business. We believe that the countries in which we have obtained and are seeking patent coverage for our proprietary technology represent the major focus of the pharmaceutical industry in which the Company and certain of our licensees will market our respective products.

     We hold 31 current U.S. patents and 66 current foreign patents. We have filed and currently have pending a number of additional U.S. and foreign patent applications, covering certain aspects of our technology for diagnostic and therapeutic products, and the methods for their production and use. We intends to file patent applications with respect to subsequent developments and improvements when we believe such protection is in our the best interest.

     We are the exclusive licensee of certain patents and patent applications held by the University of North Carolina at Chapel Hill covering GDL technology. We hold an exclusive license under certain patent and patent applications held by the Memorial Sloan Kettering Institute covering PSMA. We are the exclusive licensee of certain U.S. patents and applications held by Dow covering Quadramet.

     We may be entitled under certain circumstances to seek extension of the terms of our patents. See "Government Regulation and Product Testing -- FDA Approval".

     We also rely upon, and intend to continue to rely upon, trade secrets, unpatented proprietary know-how and continuing technological innovation to develop and maintain our competitive position. We typically enter into confidentiality agreements with our licensees and any scientific consultants, and each of our employees have entered into agreements requiring that they forbear from disclosing confidential information, and assign to us all rights in any inventions made while in our employ. We believe that our valuable proprietary information is protected to the fullest extent practicable; however, there can be no assurance that:

     - Any additional patents will be issued to the Company in any or all appropriate jurisdictions;
     - Litigation will not be commenced seeking to challenge the patent protection or such challenges will not be successful;
     - Our processes or products do not or will not infringe upon the patents of third parties; or
     - The scope of patents issued will successfully prevent third parties from developing similar and competitive products.

It is not possible to predict how any patent litigation will affect the Company's efforts to develop, manufacture or market its products.

     The technology applicable to our products is developing rapidly. A substantial number of patents have been issued to other biotechnology companies. In addition, competitors have filed applications for, or have been issued, patents and may obtain additional patents and proprietary rights relating to products or processes that are competitive with ours. In addition, others may have filed patent applications and may have been issued patents to products and to technologies potentially useful to us or necessary to commercialize our products or achieve our business goals. There can be no assurance that we will be able to obtain licenses of such patents on acceptable terms. See "Competition."


GOVERNMENT REGULATION AND PRODUCT TESTING

     The development, manufacture and sale of medical products utilizing our technology are governed by a variety of statutes and regulations in the U.S. and by comparable laws and agency regulations in most foreign countries.

     The FD&C Act requires that our products be manufactured in FDA registered facilities subject to inspection. The manufacturer must be in compliance with cGMP which imposes certain procedural and documentation requirements upon us and our manufacturing partners with respect to manufacturing and quality control activities. Noncompliance with cGMP can result in, among other things, fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for drugs, withdrawal of marketing approvals and criminal prosecution. Any failure by us or our manufacturing partners to comply with the requirements of cGMP could have a material adverse effect on the Company's business, financial condition and results of operations.

     FDA APPROVAL. The major regulatory impact on the diagnostic and therapeutic products in the U.S. derives from the FD&C Act and the Public Health Service Act, and from FDA rules and regulations promulgated thereunder. These laws and regulations require carefully controlled research and testing of products, government notification, review and/or approval prior to marketing the products, inspection and/or licensing of manufacturing and production facilities, adherence to good manufacturing practices, compliance with product specifications, labeling, and other applicable regulations.

     The medical products which we apply our technology is subject to substantial governmental regulation and may be classified as new drugs or biologics under the FD&C Act. FDA and similar health authorities in most other countries must approve or license the diagnostic and therapeutic products before they can be commercially marketed. In order to obtain FDA approval, an applicant must submit, as relevant for the particular product, proof of safety, purity, potency and efficacy. In most cases such proof entails extensive pre-clinical, clinical and laboratory studies. The studies and the preparation and prosecution of those applications by FDA is expensive and time consuming, and may take several years to complete. Difficulties or unanticipated costs may be encountered by us or our licensees in their respective efforts to secure necessary governmental approval or licenses, which could delay or preclude the Company or its licensees from marketing their products. Limited indications for use or other conditions could also be placed on any such approvals that could restrict the commercial applications of such products. With respect to patented products or technologies, delays imposed by the government approval process may materially reduce the period during which we will have the exclusive right to exploit them, because patent protection lasts only for a limited time, beginning on the date the patent is first granted in the case of U.S. patent applications filed prior to June 6, 1995, and when the patent application is first filed in the case of patent applications filed in the U.S. after June 6, 1995, and applications filed in the European Economic Community. We intend to seek to maximize the useful life of our patents under the Patent Term Restoration Act of 1984 in the U.S. and under similar laws if available in other countries.

     The majority of our diagnostic and therapeutic products will likely be classified as new drugs or biologics and will be evaluated in a series of in vitro, non-clinical and human clinical testing. Typically, clinical testing is performed in three phases to further evaluate the safety and efficacy of the drug. In Phase I, a product is tested in a small number of patients primarily for safety at one or more dosages. In Phase II, in addition to safety, the efficacy of the product against particular diseases is evaluated in a patient population generally somewhat larger than Phase I. Clinical trials of certain diagnostic and cancer therapeutic agents frequently combine Phase I and Phase II into a single Phase I/II study. In Phase III, the product is evaluated in a larger patient population sufficient to generate data to support a claim of safety and efficacy within the meaning of the FD&C Act. Permission by the FDA must be obtained before clinical testing can be initiated within the U.S. This permission is obtained by submission of an IND application which typically includes the results of in vitro and non-clinical testing and any previous human testing done elsewhere. FDA has 30 days to review the information submitted and makes a final decision whether to permit clinical testing with the drug or biologic. A similar procedure applies to medical device and diagnostic products.

     After completion of in vitro, non-clinical and clinical testing authorization to market a drug or biologic must be granted by FDA. FDA grants permission to market through the review and approval of either an NDA (New Drug Application) for drugs or a BLA (Biologic License Application) for biologics. These applications provide detailed information on the results of the safety and efficacy of the drug conducted both in animals and humans. Additionally, information is submitted describing the facilities and procedures for manufacturing the drug or biologic.

     The Prescription Drug User Fee Act and subsequently, the Food and Drug Administration Modernization Act of 1997 have established application review times for both NDAs and BLAs. For new drugs and biologics, FDA is to review and make a recommendation for approval within 12 months. For drugs and biologics designated as "priority," the review time is six months.

     Once a drug or biologic is approved, we are required to maintain approval status of the products by providing certain safety and efficacy information at specified intervals. Additionally, the Company is required to meet other requirements specified by the FD&C Act including but not limited to the manufacture of products, labeling and promotional materials and the maintenance of other records and reports. Failure to comply with these requirements or the occurrence of unanticipated safety effects from the products during commercial marketing, could lead to the need for product recall, or FDA initiated action, which could delay further marketing until the products are brought into compliance. Similar laws and regulations apply in most foreign countries where these products are likely to be marketed.

     ORPHAN DRUG ACT. The Orphan Drug Act is intended to provide incentives to manufacturers to develop and market drugs for rare diseases or conditions affecting fewer than 200,000 persons in the U.S. at the time of application for orphan drug designation. A drug that receives orphan drug designation and is the first product to receive FDA marketing approval for a particular indication is entitled to orphan drug status, a seven-year exclusive marketing period in the U.S. for that indication. Clinical testing requirements for orphan drugs are the same as those for products that have not received orphan drug designation. OncoScint CR/OV has received an orphan drug designation for the detection of ovarian carcinoma. Under the Orphan Drug Act, the FDA cannot approve any application by another party to market an identical product for treatment of an identical indication unless (i) such party has a license from the holder of orphan drug status, or (ii) the holder of orphan drug status is unable to assure an adequate supply of the drug. However, a drug that is considered by FDA to be different from a particular orphan drug is not barred from sale in the U.S. during such seven-year exclusive marketing period even if it receives marketing approval for the same product claim.

     OTHER REGULATIONS. In addition to regulations enforced by FDA, the Company is also subject to regulation under the state and local authorities and other federal agencies including Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and Nuclear Regulatory Commission.

     FOREIGN REGULATORY APPROVAL. The regulatory approval process in Europe has changed over the past few years. There are two regulatory approval processes in Europe for products developed by the Company. Beginning in 1995, the centralized procedure became mandatory for all biotechnology products. Under this regulatory scheme, the application is reviewed by two scientific project leaders referred to as the rapporteur and co-rapporteur respectively. Their roles are to prepare assessment reports of safety/efficacy and for recommending the approval for full European Union marketing.

     The second regulatory scheme, referred to as the Mutual Recognition Procedure is a process whereby a product's national registration in one member state within the European Union may be "mutually recognized" by other member states within the European Union.

     Substantial requirements, comparable in many respects to those imposed under the FD&C Act, will have to be met before commercial sale is permissible in most countries. There can be no assurance, however, as to whether or when governmental approvals (other than those already obtained) will be obtained or as to the terms or scope of those approvals.


CUSTOMERS

     During the three months ended March 31, 1999, the Company received 59% of its total product related, license and contract revenues from four customers:
Berlex, and chains of radiopharmacies: Medi-Physics, Syncor and Mallinckrodt.


EMPLOYEES

     As of May 27, 1999, we employed 77 persons full-time, of whom 6 were engaged in research and development activities, 19 in operations and manufacturing, 17 in clinical and regulatory activities, 16 in administration and management, and 19 in marketing. We believe that we have been successful in attracting skilled and experienced employees; however, competition for such personnel is intense.

     None of the Company's employees is covered by a collective bargaining agreement. All of the Company's employees have executed confidentiality agreements. We considers relation with our employees to be excellent.


Important Factors Regarding Forward Looking Statements


                        =====================
                         Cautionary Statement


   Certain discussions set forth above regarding the
development and commercialization of our products and technologies are forward looking statements that are subject to risks and uncertainties. The statements under this caption are intended to serve as cautionary statements within the meaning of
the Private Securities Litigation Reform Act of 1995.   Certain
statements in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and
Section 21E of the Securities Exchange Act of 1934, as amended.

The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in Risk Factors, listed below or discussed elsewhere in this prospectus, and in the Company's filings with the Securities and Exchange
Commission:

(i) the Company's ability to access the capital markets in the near term and in the future for continued funding of existing projects and for the pursuit of new projects; (ii) the Company's ability to complete its restructuring plans timely and in a way that permits the Company to operate effectively;
(iii) the ability to attract and retain personnel needed for business operations and strategic plans; (iv) the timing and results of clinical studies, and regulatory approvals; (v) market acceptance of the Company's products, including programs designed to facilitate use of the products, such as the PIE Program; (vi) demonstration over time of the efficacy and safety of the Company's products; (vii) the degree of competition from existing or new products; (viii) the decision by the majority of public and private insurance carriers on whether to reimburse patients for the Company's products; (ix) the profitability of its products; (x) the ability to attract, and the ultimate success of, strategic partnering arrangements, collaborations, and acquisition candidates; (xi) the ability of the Company and its partners to identify new products as a result of those collaborations that are capable of achieving FDA approval, that are cost-effective alternatives to existing products and that are ultimately accepted by the key users of the product; and (xii) the success of the Company's marketing partners in obtaining marketing approvals in Canada and in European countries, in achieving milestones and achieving sales of products resulting in royalties; and (xiii) the ability to protect and practice the Company's intellectual property, including patents and know-how.

   Any forward-looking statements are made as of the date of this prospectus and the Company assumes no obligation to update any such forward-looking statements or to update the factors which could cause actual results to differ materially from those anticipated in such forward-looking statements.


                        AVAILABLE INFORMATION

   The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission in Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company also maintains a Web site (http://www.cytogen.com).




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

                           MANAGEMENT

Directors and Executive Officers

   The directors and executive officers of the Company are as follows:

Name                             Age           Title
----                             ---           -----

James A. Grigsby                  56      Director; Chairman of the Board

H. Joseph Reiser, Ph.D.           52      Director; President and Chief
                                           Executive Officer

John E. Bagalay, Jr., Ph.D. J.D.  65      Director

Ronald J. Brenner, Ph.D.          65      Director

Stephen K. Carter, M.D.           61      Director

Robert F. Hendrickson             66      Director

S. Leslie Misrock                 71      Director

Donald F. Crane                   48      Vice President, General Counsel
                                            and Corporate Secretary

Jane M. Maida                     43      Chief Accounting Officer, and
                                            Principal Financial Officer

Graham S. May, M.D.               50      Vice President, Medical Affairs
                                            and Commercial Development

John D. Rodwell, Ph.D.            52      Senior Vice President, Chief
                                            Scientific Officer and
                                            President, AxCell Biosciences


     James A. Grigsby, Chairman of the Board of Directors, has been a director of the Company since May 1996 and Chairman since June 1998. Since April, 1999, Mr. Grigsby has been affiliated with the consulting firm of Nachman, Hays & Associates. Previously, since 1994, Mr. Grigsby was president of Cancer Care Management LLC, a consulting firm providing consulting services regarding cancer disease management issues. From 1989 to 1994, Mr. Grigsby was President of CIGNA Corporation's International Life and Employee Benefits Division, which operated in over 20 countries worldwide, and during that period also served as the head of CIGNA's national health care sales force. Prior to that time, since 1978, he held a number of executive positions with CIGNA Corporation. Mr. Grigsby received a B.A. degree in Mathematics from Baylor University and is a Fellow of the Society of Actuaries.

     H. Joseph Reiser, joined CYTOGEN in August 1998 as President and Chief Executive Officer and as a member of the Board of Directors. Most recently, Dr. Reiser was Corporate Vice President and General Manager, Pharmaceuticals, for Berlex Laboratories Inc., the U.S. subsidiary of Schering AG. During his 17 year tenure at Berlex, Dr. Reiser held positions of increasing responsibility, serving as the first President of Schering Berlin's Venture Corporation, Vice President, Technology and Industry Relations, and Vice President, Drug Development and Technology. Dr. Reiser received his Ph.D. in Physiology from Indiana University School of Medicine, where he also earned his Master and Bachelor of Science degrees.

     John E. Bagalay, Jr., has been a director of the Company since October 1995. Dr. Bagalay was a director of Cellcor, Inc. ("Cellcor") prior to the Company's acquisition of Cellcor in October 1995. He was interim President, CEO and Chief Financial Officer of the Company from January - August, 1998. He has been Senior Advisor to the Chancellor, Boston University since January, 1998. He has been a director, Chief Operating Officer and Chief Financial Officer of Eurus Technologies, Inc. since January, 1999. He served as the Managing Director of Community Technology Fund, the venture capital affiliate of Boston University, from September 1989 until January 1998. Dr. Bagalay has also served as General Counsel for Texas Commerce Bancshares and for Lower Colorado River Authority, a regulated electric utility. Dr. Bagalay currently also serves on the boards of directors of Wave Systems Corporation and AES, Inc. Dr. Bagalay holds a B.A. in Politics, Philosophy and Economics and a Ph.D. in Political Philosophy from Yale University, and a J.D. from the University of Texas.

     Ronald J. Brenner, has been a director of the Company since October
1995. Dr. Brenner was President and Chief Executive Officer of Cellcor from July 1995 until the Company's acquisition of Cellcor in October 1995. Dr. Brenner has been a Vice President of Hillman Medical Ventures, Inc., a venture capital firm, and a general partner of the managing general partner of the Hillman Medical Ventures partnerships since 1989. From 1984 to 1988, Dr. Brenner was President and Chief Executive Officer of Cytogen. Prior to 1984, he was Vice President, Corporate External Research, at Johnson & Johnson, a major pharmaceutical company, and also served as Chairman of McNeil Pharmaceutical, Ortho Pharmaceutical Corp. and the Cilag Companies, all subsidiaries of Johnson & Johnson. Dr. Brenner received a B.S. in Pharmacy from the University of Cincinnati, and an M.S. and Ph.D., both in Pharmaceutical Chemistry, from the University of Florida.

     Stephen K. Carter, has been a director of the Company since September, 1998. Dr. Carter was Senior Vice President of Research and Development at Boehringer Ingelheim Pharmaceuticals, Inc. from 1995 to 1997. Prior to joining Boehringer, Dr. Carter was Senior Vice President of Worldwide Clinical Research and Development at Bristol-Myers Squibb Company. From 1976 to 1982, Dr. Carter served as Director of the Northern California Cancer Institute. Dr. Carter was also appointed to President Clinton's panel for AIDS drug development. Dr. Carter also is a director of Allos Therapeutics and Alfacell Corporation. Dr. Carter received an AB in History from Columbia College and an MD from New York Medical College. He completed a medical internship and residency at Lenox Hill Hospital.

     Robert F. Hendrickson, became a director of the Company in March 1995. Since 1990, Mr. Hendrickson has been a consultant to the pharmaceutical and biotechnology industries on strategic management and manufacturing issues with a number of leading biotechnology companies among his clients. Prior to his retirement in 1990, Mr. Hendrickson was Senior Vice President, Manufacturing and Technology for Merck & Co., Inc. He is the Chairman of the Board of Envirogen, Inc., a director of The Liposome Company, Inc. and Unigene, Inc., and a trustee of the Carrier Foundation, Inc. Mr. Hendrickson received an A.B. degree from Harvard College and an M.B.A. from the Harvard Graduate School of Business Administration.

     S. Leslie Misrock became a director of the Company in August 1999. Mr. Misrock has been a Partner of the Law Firm of Pennie & Edmonds, a New York based intellectual property firm since 1964 and six years later became a Senior Partner in 1971. Mr. Misrock holds an SB degree in Chemistry, from the Massachusetts Institute of Technology, an AM degree in Chemistry from Columbia University and an LLB degree from Fordham University. Mr. Misrock is a member of the Visiting Committees of the Departments of Biology and Chemistry at MIT, The Association for the Cure of Prostate Cancer (CaP CURE), the Board of Visitors at Fordham Law School and the Health Sciences Board of Columbia University's College of Physicians and Surgeons and the National Prostate Cancer Coalition.

     Donald F. Crane joined CYTOGEN in June 1997 as Vice President, General Counsel and Corporate Secretary. Most recently, Mr. Crane was Senior SEC Counsel for U.S. Surgical Corporation since 1993. Previously, Mr. Crane was Assistant Secretary and Corporate Counsel at BellSouth Corporation in Atlanta, Georgia. Mr. Crane holds a Bachelor's degree in Communications from the University of Georgia and a J.D. degree from the University of Georgia School of Law.

     Jane M. Maida joined CYTOGEN in March 1997 as Chief Accounting Officer, Corporate Controller and Assistant Secretary and currently serves as Principal Financial Officer. Before joining CYTOGEN, Ms. Maida served as Chief Financial and Information Officer for Mustard Seed, Inc., a behavioral health care company, from 1995. Prior to that position, she was Chief Financial Officer of Morphogenesis, Inc., a biotechnology company focused on cellular immunology. From 1986 to 1994, Ms. Maida was Corporate Controller and Assistant Secretary for The Liposome Company, Inc., a biotechnology company. Ms. Maida holds a B.S. in Education from the University of Pennsylvania and a M.S. in Accounting from the State University of New York at Albany. She is also a Certified Public Accountant.

   Graham S. May, M.D. joined CYTOGEN in January 1997 as Vice President, Medical Affairs. In February 1998, he assumed additional responsibilities for corporate business development. Most recently, he was a Principal in the Global Health Care Practice of Gemini Consulting Inc., an international management consultant company, from 1995 to 1996. Prior to that, Dr. May was with Pharmacia, U.S., for almost 10 years, first as Medical Director of the Hospital Products division, and finally as Executive Medical Director of Kabi Pharmacia, Inc. Dr. May has been a visiting scientist at the Clinical Trials Branch, National Heart, Lung, and Blood Institute at the National Institutes of Health. He has also worked with AKZO and Ciba-Geigy in Europe, as well as Hoechst-Roussel Pharmaceuticals in the U.S. Dr. May holds undergraduate and medical degrees from Cambridge University, England, and is a member of the Faculty of Pharmaceutical Medicine.

   John D. Rodwell, Ph.D. joined CYTOGEN in September 1981. He served as Director, Chemical Research, then as Vice President, Discovery Research from 1984 to 1989, and as Vice President, Research and Development from 1989 to July 1996, at which time he assumed his present responsibilities as Sr. Vice President and Chief Scientific Officer. Dr. Rodwell has also served as President and a director of AxCell since 1996. From 1980 to 1981, Dr. Rodwell was a Research Assistant Professor and, from 1976 to 1980, he was a postdoctoral fellow, both in the Department of Microbiology at the University of Pennsylvania School of Medicine, where he currently is an Adjunct Associate Professor in the Department of Microbiology. He holds a B.A. degree from the University of Massachusetts, an M.S. degree in Organic Chemistry from Lowell Technological Institute and a Ph.D. degree in Biochemistry from the University of California at Los Angeles.

Director Compensation

     In 1999 each director who is not also an officer of the Company is paid an annual retainer of $8,000, plus $1,000 for each Board meeting attended ($500 if participation was by telephone). Any non-employee director who also chaired a Board committee received an additional annual fee of $1,000. Non-employee directors receive $250 for each committee meeting attended, but receive no additional retainer for committee membership. Members of the Nominating Committee do not receive any compensation for serving on that committee. The Chairman of the Board (who is not an employee of the Company) currently receives, based upon significant time spent on Company business, an additional annual retainer of $50,000 and an annual option grant for the purchase of 15,000 shares of the Company's common stock.. The additional retainer contemplates four days per month substantially given to Company business by the Chairman; an amount of $1,500 per day is paid to the Chairman for additional days in which the significant part of the day is devoted to Company matters. During 1998, when the Chairman devoted considerable time and efforts to the Company's restructuring, he was paid an aggregate of $172,000 for such services.


                           EXECUTIVE COMPENSATION

    The following table sets forth the annual and long-term compensation awarded to, earned by or paid to (i) the Company's Chief Executive Officer(s), and (ii) the other four most highly compensated executive officers of the Company, for services rendered to the Company during the Company's fiscal years ended December 31, 1998, 1997 and 1996.

                                                       SUMMARY COMPENSATION TABLE

                                          ANNUAL                                            LONG-TERM
                                      COMPENSATION (1)                                     COMPENSATION
                                      ----------------                                     ------------
                                                                        OTHER        RESTRICTED   SECURITIES
                                                                        ANNUAL         STOCK      UNDERLYING        ALL OTHER
                                    FISCAL     SALARY       BONUS       COMPEN-        AWARD       OPTIONS       COMPENSATION(2)
NAME AND PRINCIPAL POSITION          YEAR       ($)          ($)        SATION ($)      ($)           (#)              ($)
---------------------------        -------    --------    ---------    -----------   ----------  ------------    ---------------


H. Joseph Reiser (3)                 1998      89,903     150,000           0             0        2,250,000            399
     President and Chief
     Executive Officer

John E. Bagalay, Jr. (5)             1998     183,321           0           0             0          110,000            838
     President and Chief
     Executive Officer

Thomas J. McKearn (6)                1998     298,012           0           0             0          200,000          5,016 (9)
     Chairman, President and Chief   1997     298,012           0           0             0                0(8)      10,613 (9)
     Executive Officer               1996     284,181      49,150           0             0(7)       155,000(8)      10,650

Graham May (10)                      1998     226,270      10,000           0             0          203,743          7,674
     Vice President, Medical         1997     206,446      31,100           0             0           45,000          6,515
     Affairs and Corporate
     Development

Robert J. Broeze (11)                1998     169,384      50,000           0             0          150,000          6,387
     Vice President,                 1997     159,794      27,300           0             0           15,000          6,241
     Operations

John D. Rodwell                      1998     203,000           0           0             0          150,000          8,881
     Senior Vice President           1997     202,999      22,800           0             0                0          8,631
     and Chief Scientific            1996     187,198      35,150           0             0           82,000          8,499
     Officer

Donald F. Crane, Jr. (12)            1998     188,308      12,500           0             0          181,763          3,484
     Vice President,                 1997      93,462      30,375           0             0           55,000            374
     General Counsel
     and Corporate Secretary

---------------------

(1) Perquisites or personal benefits did not exceed the lesser of either $50,000 or 10% of total annual salary and bonus reported for the named executive officers.

(2) The amounts disclosed in this column include amounts contributed or accrued by the Company in the respective fiscal years under the Company's Savings Plan, a defined contribution plan which consists of a 401(k) portion and a discretionary contribution portion. In fiscal year 1998, these amounts were as follows: on behalf of Dr. Reiser, $0; Dr. Bagalay, $0; Dr. McKearn, $3,977; Dr. May, $6,706; Dr. Broeze, $5,969; Dr. Rodwell, $8,000; and Mr.
    Crane, $3,000. The amounts disclosed also include insurance premiums paid by the Company with respect to group term life insurance and with respect to fiscal year 1998, these amounts were as follows: on behalf of; Dr.
    Reiser $399; Dr. Bagalay, $838; Dr. McKearn, $1,039; Dr. May, $968; Dr. Broeze, $418; Dr. Rodwell, $881; and Mr. Crane, $484.

(3) Dr. Reiser joined the Company as President and Chief Executive Officer effective August 24, 1998.

(4) Pursuant to Dr. Reiser's Employment Agreement, the Company granted to Dr. Reiser an option to purchase up to 2,250,000 shares of Common Stock at an exercise price of $1.0937, vesting 33.3% annually. The vesting schedule begins as follows: (a) 900,000 shares begin vesting upon commencing employment; (b) 450,000 shares begin vesting upon completion of certain performance objectives, to the satisfaction of the Board of Directors; (c) 450,000 shares begin vesting upon the completion of additional performance objectives to the satisfaction of the Board of Directors; (d) 450,000 shares begin vesting upon the achievement of the Company's profitability.

(5) Dr. Bagalay served as interim President and Chief Executive Officer from January 1998, following Dr. McKearn's resignation, until August 1998 when Dr. Reiser assumed these positions.

(6)  Dr. McKearn resigned from the Company during September, 1998.

(7) On December 8, 1994, Dr. McKearn and the Company entered into a Stock Compensation and Performance Option Agreement (the "Compensation Agreement"), which provided for the issuance to Dr. McKearn of 30,000 shares of Common Stock in three installments of 10,000 shares in each of 1994, 1995 and 1996. On December 8, 1994, Dr. McKearn received the first installment of 10,000 shares upon payment made equal to the aggregate par value of the shares. On January 3, 1995, Dr. McKearn received the second installment of 10,000 shares upon payment made equal to the aggregate par value of the shares. On January 3, 1996, Dr. McKearn received the third installment of 10,000 shares upon payment made equal to the aggregate par value of the shares.

(8) Pursuant to the Compensation Agreement, the Company granted to Dr. McKearn, effective as of January 3, 1994, an option to purchase up to 100,000 shares of Common Stock at an exercise price of approximately $6.188 per share (subject to adjustment under certain circumstances). Vesting of this option is at the discretion of the Compensation Committee of the Board of Directors. Any shares not vested were irrevocably canceled and ineligible for future vesting under the grant. In December 1995, the Compensation Committee considered the vesting of the second installment of 20,000 shares and determined that 15,000 shares should vest. In March 1997, the Compensation Committee considered the vesting of the third installment of 20,000 shares and determined that 17,000 shares should vest. See "Employment and Severance Arrangements". Pursuant to Dr. McKearn's resignation, there will be no further vesting of shares under this Agreement.

(9) In 1995, the Company and Dr. McKearn entered into a Split Dollar Collateral Assignment Agreement. Under this agreement, the Company was responsible for the payment of all premiums due for two life insurance policies on the life of Dr. McKearn, having a total face value of $2.3 million. The amount disclosed in the Summary Compensation Table reflects the $2,000 in value of the premiums paid by the Company under these insurance policies in fiscal year 1998, prior to Dr. McKearn's resignation, that was attributable to term life insurance coverage. However, pursuant to Dr. McKearn's resignation, both policies were surrendered by the Company in exchange for the amount of premiums paid by the Company over the lives of each policy.

(10) Dr. May joined the Company as Vice President, Medical Affairs, effective January 2, 1997. He assumed additional responsibilities for Corporate Development in January 1998.

(11) Dr. Broeze was elected Vice President of Operations in February, 1997. He resigned from the Company in January, 1999, to accept a position with the purchaser of the Company's manufacturing facilities.

(12) Mr. Crane joined the Company as Vice President, General Counsel and Corporate Secretary effective June 16, 1997.

     The following table sets forth information regarding individual grants of stock options to the named executive officers during fiscal year 1998:

                                                 OPTION GRANTS IN FISCAL YEAR 1998
                                                                                      POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL
                                                                                      RATES OF STOCK PRICE APPRECIATION FOR OPTION
                                                INDIVIDUAL GRANTS                                          TERM (3)
                           ---------------------------------------------------------   -------------------------------------------

                                             PERCENT OF
                             NUMBER OF         TOTAL
                            SECURITIES        OPTIONS
                            UNDERLYING       GRANTED TO     EXERCISE OR
                              OPTIONS       EMPLOYEES IN     BASE PRICE    EXPIRATION
     NAME                     GRANTED        FISCAL YEAR   (PER SHARE)(2)     DATE             5%($)             10%($)
     ----                   ----------      ------------   --------------  ----------        ---------        ----------
H. Joseph Reiser           2,250,000 (1)        50.03          1.097         8/18/08         1,552,269        3,933,755


John E. Bagalay, Jr.         100,000 (1)         2.22          1.953         1/20/08           122,823          311,258
                              10,000 (4)          .22           .812        10/15/08             5,110           12,949


Thomas J. McKearn            200,000 (5)         4.45          1.953         9/18/01           245,646          622,516


Graham S. May                150,000 (5)         3.34          1.953         1/20/08           184,235          466,887
                              41,666 (4)          .93          1.050         8/26/08            27,514           69,725
                              12,077 (4)          .27           .828        12/28/08             6,289           15,937

Robert J. Broeze             150,000 (5)         3.34          1.953         1/20/08           184,235          466,887

John D. Rodwell              150,000 (5)         3.34          1.953         1/20/08           184,235          466,887

Donald F. Crane, Jr.         125,000 (5)         2.78          1.953         1/20/08           153,529          389,072
                              41,666 (4)          .93          1.050         8/26/08            27,514           69,725
                              15,097 (4)          .34           .828        12/28/08             7,861           19,222

-----------------------

(1) Pursuant to Dr. Reiser's Employment Agreement, the Company granted to Dr. Reiser an option to purchase up to 2,250,000 shares of Common Stock at an exercise price of $1.0937, vesting 33.3% annually. The vesting schedule begins as follows: (a) 900,000 shares begin vesting upon commencing employment; (b) 450,000 shares begin vesting upon completion of certain performance objectives, to the satisfaction of the Board of Directors; (c) 450,000 shares begin vesting upon the completion of additional performance objectives to the satisfaction of the Board of Directors; (d) 450,000 shares begin vesting upon the achievement of the Company's profitability.

(2) The exercise price of all stock options granted during the last fiscal year is equal to the average of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market on the respective dates the options were granted.

(3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There is no assurance that the amounts reflected will be realized.

(4) These options were fully vested at the date of grant.

(5) Options vest over three years at the rate of 33.3% per year beginning on the first anniversary of the date of grant, subject to acceleration under certain conditions. The maximum term of each option granted is 10 years from the date of grant.

     The following table sets forth information regarding aggregated exercises of stock options by the named executive officers during fiscal year 1998 and fiscal year-end values of unexercised options:


                                                AGGREGATED OPTION EXERCISES IN LAST
                                           FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                             NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                            UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                                                                               OPTIONS AT FY-END            FY-END(1)(2)
                                                                            ----------------------    -----------------------
                                                                                      (#)                        ($)
         NAME                     SHARES ACQUIRED       VALUE REALIZED           EXERCISABLE/                EXERCISABLE/
         ----                      ON EXERCISE(#)           ($)(1)               UNEXERCISABLE              UNEXERCISABLE
                                  --------------        -------------            -------------              -------------
H. Joseph Reiser                         0                    0                350,000/1,900,000                 0/0
John E. Bagalay, Jr.                     0                    0                 18,400/111,600                   0/0
Thomas J. McKearn                        0                    0                    363,000/0                     0/0
Graham S. May                            0                    0                 62,743/186,000                   0/0
Robert J. Broeze                         0                    0                 46,000/175,200                   0/0
John D. Rodwell                          0                    0                 204,300/247,200                  0/0
Donald F. Crane, Jr.                     0                    0                 67,763/169,000                   0/0

------------------------


(1) The dollar values in this column were calculated by determining the difference between the fair market value of the Common Stock underlying the options at fiscal year-end or the date of exercise, as the case may be, and the exercise price of the options.

(2) The fair market value of a share of Common Stock (calculated as the average of the high and low sale prices as reported on the Nasdaq National Market) on December 31, 1998 was $.828.


Stock Option Plan

   The Company's 1995 Employee Stock Option Plan (the "Option Plan") provides for grants of "incentive stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and nonqualified stock options. The Option Plan provides for issuance of up to 4,502,635 shares of the Company's Common Stock, subject to adjustment in the event of stock splits, stock dividend, combinations or other similar changes in the capital structure of the Company. Under the Option Plan, incentive stock options and nonqualified stock options may be granted to officers and employees of the Company and its subsidiaries and affiliate, or in certain instances to consultants. As of May 10, 1999, there were options to purchase 2,582,803 shares of Common Stock outstanding under the Option Plan.

   The Option Plan is administered by a committee of the Board of Directors, which has sole discretion and authority, consistent with the provisions of the Option Plan, to determine which eligible participants will receive options, the time at which options will be granted and the character of the options, the terms of the options granted, including vesting, and the number of shares which will be subject to options granted under the Option Plan.

   In the event of a change in control of the Company, as defined in the Option Plan, all outstanding options granted under the Option Plan vest, and may at the discretion of the Board of Directors or a committee of the Board of Directors be assumed by or converted into options or securities of a successor corporation.

   The exercise price of options may not be less than the fair market value of the Common Stock on the date of grant of the option. Options are nontransferable, other than pursuant to the laws of descent and distribution.

Employee Stock Purchase Plan

   The Company also maintains a Stock Purchase Plan for its eligible employees, intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Under this plan, employees with a minimum amount of service are eligible to purchase common stock of the Company, by regular payroll deduction, at a 15% discount to the market. Employees can invest 1-10% of base compensation under this plan.

Section 401(k) Plan

   The Company also maintains a retirement program under a plan intended to qualify under Section 401(k) of the Code. Under the plan, employees with a minimum amount of service can defer income on a pretax basis. The Company matches contributions at a level of $.50 for each $1.00 the employee contributes, to a maximum of 6% of base salary. Employees may, subject to limits established by the Internal Revenue Service, defer up to 10% of base salary under the plan. In addition, the Company may provide on a discretionary basis additional matching contributions.

Employment and Severance Agreements

     The Company entered into an employment agreement with the President and Chief Executive Officer, H. Joseph Reiser, Ph.D., which provides for bonuses and vesting of options for the purchase of shares of common stock based on continued employment and on the achievement of performance objectives defined by the Board of Directors. Dr. Reiser is also entitled to one year's severance pay, along with medical and insurance benefits for the same period, if he is dismissed for reasons other than cause.

     Under the terms of an employment agreement, Dr. Thomas J. McKearn was entitled to one year's severance pay if he was dismissed for reasons other than for cause. Pursuant to that agreement, Dr. McKearn's base salary is being continued for a period of one year from the date of his termination of employment in September, 1998.

     Under the terms of severance agreements, Drs. Rodwell, May and. Mr. Crane will also be entitled to receive twelve months of salary if their employment with the Company is terminated without cause.

Certain Relationships and Related Transactions

     S. Leslie Misrock, a director, is a member of Pennie & Edmonds LLP, a law firm which provides legal services to the Company in the patent area.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                        OWNERS AND MANAGEMENT


         The following table sets forth certain information as of March 31, 1999 (unless noted), with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and nominee for election as a director, by each executive officer named in the Summary Compensation Table, and by all executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

                                                         NUMBER OF SHARES
                                                         OF COMMON STOCK         PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                 BENEFICIALLY OWNED       OF CLASS
---------------------------------------                 ------------------       --------

State of Wisconsin Investment Board
121 E. Wilson Street
Madison, WI  53702........................................... 8,568,424            12.19%

Henry L. Hillman,
Elsie Hilliard Hillman and
C.G. Grefenstette, Trustees
2000 Grant Building
Pittsburgh, PA  15219 (2).................................... 8,218,191            11.69%

Ronald J. Brenner
One Tower Bridge
Suite 1350
100 Front Street
West Conshohocken, PA  19428 (4)(5).......................... 3,814,109             5.43%

Hillman Medical Ventures Partnerships
824 Market Street, Suite 900
Wilmington, DE  19801 (3).................................... 3,713,909             5.28%

Hal S. Broderson
One Tower Bridge
Suite 1350
100 Front Street
West Conshohocken, PA  19428 (4)............................. 3,715,009             5.28%

Charles G. Hadley
One Tower Bridge
Suite 1350
100 Front Street
West Conshohocken, PA  19428 (4)............................. 3,714,159             5.28%

Directors and Executive Officers

Thomas J. McKearn (5)........................................   710,463             1.01%
John D. Rodwell (5)(6).......................................   325,300                *
H. Joseph Reiser (7).........................................   352,000                *
Graham S. May (5)............................................   121,743                *
Donald F. Crane, Jr. (5) ....................................   132,980                *
Robert J. Broeze (5).........................................   104,309                *
James A. Grigsby.............................................    79,067                *
John E. Bagalay, Jr. (5).....................................    60,134                *
Robert F. Hendrickson (5) ...................................    30,000                *
Stephen K. Carter (7)........................................     4,600                *
S. Leslie Misrock (8)........................................

All executive officers
  and directors as a group (14 persons) (5).................. 5,833,471             8.30%
-----------------
 *Indicates amount is less than 1%.

(1) All information with respect to beneficial ownership of shares is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided by such beneficial owners to the Company. Percent of class for each person and all executive officers and directors as a group is based on shares of Common Stock outstanding on March 31, 1999 and includes shares subject to options held by the individual or the group, as applicable, which are exercisable or as become exercisable within 60 days following such date.

(2) Includes 116,325 shares of Common Stock held by the Henry L. Hillman Trust U/A dated November 18, 1985 (the "HLH Trust"), 20,625 shares of Common Stock held by Hillman 1984 Limited Partnership ("Hillman 1984"), 4,125 shares of Common Stock held by HCC Investments, Inc. ("HCC"), 4,363,207 shares of Common Stock held by Juliet Challenger, Inc. ("JCI"), 367,445 shares of Common Stock held by Hillman Medical Ventures 1989 L.P. ("HMV 1989"), 176,470 shares of Common Stock held by Hillman Medical Ventures 1990 L.P. ("HMV 1990"), 486,622 shares of Common Stock held by Hillman Medical Ventures 1991 L.P. ("HMV 1991"), 110,522 shares of Common Stock held by Hillman Medical Ventures 1992 L.P. ("HMV 1992"), 1,094,700 shares of Common Stock held by Hillman Medical Ventures 1994 L.P. ("HMV 1994"), and 1,478,150 shares of Common Stock held by Hillman Medical Ventures 1995 L.P. ("HMV 1995"). JCI, HCC, and Wilmington Securities, Inc. (which (i) owns Hillman Properties West, Inc., the sole general partner of Hillman 1984, and (ii) is the sole general partner of Hillman/Dover L.P., one of the general partners of HMV 1989, HMV 1990, HMV 1991, HMV 1992, HMV 1994 and HMV 1995 (collectively, "Hillman Medical Ventures")) are private investment companies owned by Wilmington Investments, Inc., which, in turn, is owned by The Hillman Company. The Hillman Company is a private firm engaged in diversified investments and operations, which is controlled by the HLH Trust. The trustees of the HLH Trust are Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette (the "HLH Trustees"). Consequently, the HLH Trustees share voting and investment power with respect to the shares held of record by the HLH Trust, JCI, HCC, Hillman 1984, and Hillman Medical Ventures and may be deemed to be the beneficial owners of such shares. Does not include an aggregate of 155,100 shares of Common Stock held by four irrevocable trusts for the benefit of members of the Hillman family (collectively, the "Family Trusts"), as to which shares the HLH Trustees (other than Mr. Grefenstette) disclaim beneficial interest. C.G. Grefenstette and Thomas G. Bigley are trustees of the Family Trusts and, as such, share voting and investment power over the shares held by the Family Trusts.

(3) Includes 367,445 shares of Common Stock held by HMV 1989, 176,470 shares of Common Stock held by HMV 1990, 486,622 shares of Common Stock held by HMV 1991, 110,522 shares of Common Stock held by HMV 1992, 1,094,700 shares of Common Stock held by HMV 1994 and 1,478,150 shares of Common Stock held by HMV 1995.

(4) Includes 3,713,909 shares held by Hillman Medical Ventures. Each of Drs. Broderson and Brenner and Mr. Hadley is a general partner of Cashon Biomedical Associates, L.P., which is a general partner of the Hillman Medical Ventures Partnerships and, therefore, may be deemed to be the beneficial owner of such shares. Drs. Broderson and Brenner and Mr. Hadley share voting and investment power with respect to the shares held by Hillman Medical Ventures and disclaim beneficial ownership of the 1,992,715 shares beneficially owned by the HLH Trustees, Hillman 1984, HCC, JCI and the Family Trusts referred to in note 2 above.

(5) Includes shares of Common Stock which the named persons have the right to acquire upon the exercise of stock options, within sixty days of March 31, 1999, as follows: Dr. Reiser: 350,000; Dr. McKearn: 363,000; Dr. Rodwell: 260,300; Dr. May 121,743; Dr. Brenner: 10,800; Dr. Bagalay: 49,134; Mr. Grigsby: 7,200; Mr.
Hendrickson: 14,800; Mr. Crane: 109,429; and Dr. Broeze: 99,000. The group number includes the shares of Common Stock which the named persons and other executive officer have the right to acquire upon the exercise of stock options, within sixty days of March 31, 1999. Dr. McKearn and Dr. Broeze are no longer employed by the Company.

(6) Includes 5,000 shares held by Dr. Rodwell's wife as custodian for two children under the Pennsylvania Uniform Gift to Minors Act. Dr. Rodwell disclaims beneficial ownership of the 5,000 shares held by his wife.

(7) Dr. Reiser was elected President and Chief Executive Officer and as a director on August 24, 1998; Dr. Carter was elected as a director on September 14, 1998. Dr. Carter purchased shares in May, 1999.

(8) A number of shares to be determined based on allocation to Mr. Misrock of an interest in up to 2,500,000 shares issued by the Company in connection with an acquisition. In addition, Mr. Misrock may receive additional shares based upon achievement of milestones in application of technology obtained in the acquisition, to be valued at the time of achievement of the milestones. Mr. Misrock was elected to the Board of Directors August 11, 1999.

                  DESCRIPTION OF CAPITAL STOCK

Authorized Stock; Issued and Outstanding Shares

   As of the date of this Prospectus, the Company's authorized capital stock consists of 89,600,000 shares of Common Stock, par value $0.01 per share, and 5,400,000 shares of preferred stock, $0.01 per share. 200,000 shares of Series C Junior participating Preferred Stock have been authorized for issuance pursuant to the Company's Shareholder Rights Agreement. The description below is a summary of all material provisions of the Company's common stock and preferred stock.

Common Stock

   The holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including elections of directors. Except as otherwise required by law or as provided in any resolutions adopted by the Board with respect to the preferred stock of the Company, the holders of shares of Common Stock will exclusively possess all voting power. Subject to the preferential rights, if any, of holders of any then outstanding preferred stock, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Company out of funds legally available therefor. The terms of the Common Stock do not grant to the holders thereof any preemptive, subscription, redemption, conversion or sinking fund rights. Subject to the preferential rights of holders of any then outstanding preferred stock, the holders of Common Stock are entitled to share ratably in the assets of the Company legally available for distribution to stockholders in the event of the liquidation, dissolution or winding up of the Company.

   As of August 18, 1999, 70,291,678 shares of Common Stock were issued and outstanding, and 1,705,630 shares of Common Stock were reserved for issuance upon the exercise of certain outstanding warrants and approximately 8,146,445 shares were reserved for issuance pursuant to stock option plans and Employee Stock Purchase Plans.

   The Certificate of Incorporation and Bylaws of the Company contain certain provisions which may have the effect of delaying, deferring, or preventing a change of control of the Company. See "Risk Factors - Anti-takeover Considerations". In addition, the Board generally has the authority, without further action by stockholders, to fix the relative powers, preferences, and rights of the unissued shares of preferred stock of the Company. Provisions which could discourage an unsolicited tender offer or takeover proposal, such as extraordinary voting, dividend, redemption, or conversion rights, could be included in such preferred stock. For a description of certain rights which may also affect a change-in-control transaction, see "Description of Capital Stock - Preferred Stock."

Preferred Stock

   Pursuant to the Certificate of Incorporation, the Company has the authority to issue up to 5,400,000 shares of preferred stock, $0.01 par value per share, in one or more series as determined by the Board of Directors of the Company. The Board of Directors of the Company may, without further action by the stockholders of the Company, issue one or more series of preferred stock and fix the rights and preferences of such shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series. Shares of any series of preferred stock of the Company may be represented by depositary shares evidenced by depositary receipts, each representing a fractional interest in a share of preferred stock of such series and deposited with a depository. The use of this mechanism could increase the number of interests in preferred stock issued by the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock issued by the Company in the future. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.

   One Series C Junior Participating preferred Stock purchase right which has a redemption value of $.01 was distributed as a dividend for each of the Company's common shares held of record as of the close of business on June 30, 1998, or issued thereafter (with certain exceptions). The rights will be exercisable if a person or a group acquires beneficial ownership of 20% or more of the Company's Common Stock and can be made exercisable by action of the Company's Board of Directors if a person or a group commences a tender offer which would result in such person or group beneficially owning 20% or more of the Company's Common Stock. Each right will entitle the holder to buy one one-thousandth of a share of Series C Junior Participation Preferred Stock for $20. The rights expire on June 19, 2008.

Transfer Agent and Registrar

   Chase Mellon Shareholder Services, L.L.C. is the transfer agent and registrar for the Common Stock.

Section 203 of the Delaware General Corporation Law

   The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under
Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such a stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by Section 203 ;
(ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.

                        Selling Stockholder

   The following table sets forth certain information regarding beneficial ownership of our common stock by the Selling
Stockholder as of June 14, 1999.


                          Number of Shares of Common                                Number of Shares of Common
Name and Address of       Stock Beneficially Owned      Number of Shares of Common   Stock Beneficially Owned
   Stockholder              Prior to the Offering          Stock Offered Hereby     Following the Offering (4)
   -----------              ---------------------          --------------------     --------------------------
                             Number       Per Cent                                   Number         Per Cent
                             ------       --------                                   ------         --------
Kingsbridge
Capital Limited
Dawson Building
Main Street
Road Town
Tortola,
British Virgin Islands(1).. 200,000 (3)        (2)               200,000 (3)            0              (2)


(1) The natural person controlling Kingsbridge Capital Limited is Valentine O'Donoghue.
(2) Less than 1%.
(3) 200,000 shares of common stock issuable pursuant to the Warrant. If all of the shares offered hereby were purchased and held by Kingsbridge, it would hold less than one percent of our outstanding common stock.
(4) Assumes that all shares acquired pursuant to the exercise of the Warrant are sold pursuant to this prospectus. Kingsbridge has not had any material relationship with the Company or any of its affiliates other than as a result of the ownership of common stock or as a result of the negotiation and the execution of the Equity Line Agreement. The shares offered hereby are to be acquired by Kingsbridge upon exercise of the Warrant.

                    PLAN OF DISTRIBUTION

   We have been advised by the Selling Stockholder that they may sell the common stock from time to time in transactions on the Nasdaq Stock Market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Stockholder may effect these transactions by selling the common stock to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of the common stock for whom the broker-dealer may act as an agent or to whom they may sell the common stock as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions. The Selling Stockholder is an "underwriter" within the meaning of the Securities Act in connection with the sale of the common stock offered hereby. Broker-dealers who act in connection with the sale of the common stock may also be deemed to be underwriters. Profits on any resale of the common stock as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act. Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholder (and, if they act as agent for the purchaser of such common stock, from such purchaser). Broker-dealers may agree with the Selling Stockholder to sell a specified number of common stock at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholder, to purchase as principal any unsold common stock at the price required to fulfill the broker-dealer commitment to the Selling Stockholder. Broker-dealers who acquire common stock as principal may thereafter resell such common stock from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common stock commissions computed as described above.

   To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers; (b) the number of shares of common stock involved; (c) the price at which such common stock is to be sold;
(d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and (f) other facts material to the transaction.

   Under applicable rules and regulations under the Exchange
Act, any person engaged in a distribution of the common stock may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition and without limiting the foregoing, in connection with transactions in the common stock, the Company and the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as the Company and the Selling Stockholder are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of the common stock.

   Kingsbridge will pay all commissions and certain other expenses associated with the sale of the common stock. The common stock offered hereby is being registered pursuant to contractual obligations of the Company, and the Company has agreed to pay the costs of registering the shares hereunder, including legal fees up to a maximum of $5,000, commissions, transfer taxes and certain other expenses for resale of the common stock. The Company has also agreed to indemnify the Selling Stockholder with respect to the common stock offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

   We have also agreed to reimburse Kingsbridge for certain costs and expenses incurred in connection with this offering. These may include the fees, expenses and disbursements of counsel for Kingsbridge incurred in the preparation of the Equity Line Agreement and associated documentation and the registration statement of which this prospectus forms a part, up to a maximum of $30,000.

                         LEGAL MATTERS

   The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Donald F. Crane, Jr. Esq., Vice President and General Counsel to Cytogen Corporation.

                            EXPERTS

   The audited consolidated financial statements of the Company as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 included in this Prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accounts, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                CYTOGEN CORPORATION AND SUBSIDIARIES

                    INDEX TO FINANCIAL STATEMENTS


                                                                               Page


ANNUAL FINANCIAL STATEMENTS
  Report of Independent Public Accountants . . . . . . . . . . . . . . . . . .  F-2

  Consolidated Balance Sheets as of December 31, 1998 and 1997 . . . . . . . .  F-3

  Consolidated Statements of Operations--Years Ended December 31, 1998, 1997
             and 1996. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-4

  Consolidated Statements of Stockholders' Equity--Years Ended
           December 31, 1998, 1997 and 1996. . . . . . . . . . . . . . . . . .  F-5

  Consolidated Statements of Cash Flows--Years Ended December 31, 1998, 1997
             and 1996. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-6

  Notes to Consolidated Annual Financial Statements. . . . . . . . . . . . . .  F-7


INTERIM FINANCIAL STATEMENTS
  Consolidated Balance Sheets as of June 30, 1999 and December 31, 1998 . . .  F-19

  Consolidated Statements of Operations--For the Six Months Ended
             June 30, 1999 and 1998 . . . . . . . . . . . . . . . . . . . . .  F-20

  Consolidated Statements of Stockholders' Equity--For the Six
             Months Ended June 30, 1999 . . . . . . . . . . . . . . . . . . .  F-21

  Consolidated Statements of Cash Flows--For the Six Months Ended
             June 30, 1999 and 1998 . . . . . . . . . . . . . . . . . . . . .  F-22

  Notes to Consolidated Interim Financial Statements . . . . . . . . . . . . . F-23

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To CYTOGEN CORPORATION:


   We have audited the accompanying consolidated balance sheets of CYTOGEN Corporation (a Delaware Corporation) and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CYTOGEN Corporation and Subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.




                                                             ARTHUR ANDERSEN LLP

Philadelphia, PA
   January 29, 1999

                                       CYTOGEN CORPORATION AND SUBSIDIARIES
                                            CONSOLIDATED BALANCE SHEETS
                                   (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                  DECEMBER 31, 1998
                                                                               -----------------------
                                                                                            PRO FORMA    DECEMBER 31,
                                                                                 ACTUAL      (NOTE 2)        1997
                                                                               ----------  -----------  -------------
ASSETS:                                                                                    (Unaudited)
Current Assets:
     Cash and cash equivalents ..............................................  $   3,015    $  10,522     $   7,401
     Receivable on common stock sold ........................................      2,500         --             --
     Accounts receivable, net ...............................................      1,362        1,362         4,064
     Inventories ............................................................        250          250           443
     Other current assets ...................................................        330          330           258
                                                                               ----------   ----------    ----------

         Total current assets ...............................................      7,457       12,464        12,166

Property and Equipment, net .................................................      2,625        2,338         3,912
Investment in Targon Subsidiary .............................................        --          --          10,343
Other Assets ................................................................        818          818         1,134
                                                                               ----------   ----------    ----------


                                                                               $  10,900    $  15,620     $  27,555
                                                                               ==========   ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
     Current portion of long-term liabilities ...............................  $     848    $     121     $   1,739
     Accounts payable and accrued liabilities ...............................      7,386        7,536         5,662
                                                                               ----------   ----------    ----------

         Total current liabilities ..........................................      8,234        7,657         7,401
                                                                               ----------   ----------    ----------

Long-Term Liabilities .......................................................      2,223        2,223        10,171
                                                                               ----------   ----------    ----------

Commitments and Contingencies (Notes 6 and 16)

Stockholders' Equity:
     Preferred stock,  $.01 par value, 5,400,000 shares authorized-
         Series A Convertible and Exchangeable Preferred Stock, $.01 par
           value, 1,000 shares authorized, zero and 1,000 shares issued and
           outstanding in 1998 and 1997, respectively .......................        --          --            --
         Series B Convertible Preferred Stock, $.01 par value, 750 shares authorized, zero and 750 shares issued and outstanding in 1998
           and 1997, respectively ...........................................        --          --            --
         Series C Junior Participating  Preferred Stock, $.01 par value,
           200,000 shares authorized, none issued and outstanding ...........        --          --            --
     Common stock, $.01 par value, 89,600,000 shares authorized,
           61,950,000, 64,616,000 and 51,170,000 shares issued and
           outstanding in 1998, 1998 pro forma and 1997, respectively .......        619          646           512
     Additional paid-in capital .............................................    301,836      303,809       298,212
     Accumulated deficit ....................................................   (302,012)    (298,715)     (288,741)
                                                                               ----------   ----------    ----------
         Total stockholders' equity .........................................        443        5,740         9,983
                                                                               ----------   ----------    ----------
                                                                               $  10,900    $  15,620     $  27,555
                                                                               ==========   ==========    ==========


                             The  accompanying  notes  are an  integral  part of these statements.


                                       CYTOGEN CORPORATION AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                (ALL AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)




                                                                            YEAR ENDED DECEMBER 31,
                                                                      ---------------------------------

                                                                         1998        1997        1996
                                                                      ---------   ---------   ---------
REVENUES:
   Product related:
         ProstaScint ..............................................   $  6,378    $  4,057    $     55
         Quadramet ................................................      1,675        --          --
         Others ...................................................        923       1,195       1,452
                                                                      ---------   ---------   ---------
                  Total product sales .............................      8,976       5,252       1,507

         Quadramet royalties ......................................      1,664       3,282        --
                                                                      ---------   ---------   ---------
                  Total product related ...........................     10,640       8,534       1,507

  License and contract ............................................      9,239       5,886       4,223
                                                                      ---------   ---------   ---------

         Total revenues ...........................................     19,879      14,420       5,730
                                                                      ---------   ---------   ---------
OPERATING EXPENSES:
     Cost of product and contract manufacturing revenues ..........     12,284       5,939        --
     Research and development .....................................      9,967      17,913      20,539
     Equity loss in Targon subsidiary .............................      1,020       9,232         288
     Selling and marketing ........................................      5,103       5,492       4,143
     General and administrative ...................................      7,420       6,871       5,494
                                                                      ---------   ---------   ---------

         Total operating expenses .................................     35,794      45,447      30,464
                                                                      ---------   ---------   ---------

         Operating loss ...........................................    (15,915)    (31,027)    (24,734)

Gain on sale of Targon subsidiary .................................      2,833        --          --
Interest income ...................................................        582         606       1,419
Interest expense ..................................................       (652)       (291)       (451)
                                                                      ---------   ---------   ---------

Net loss ..........................................................    (13,152)    (30,712)    (23,766)
Dividends, including deemed dividends on preferred stock ..........       (119)     (1,352)     (4,571)
                                                                      ---------   ---------   ---------

Net loss to common stockholders ...................................   $(13,271)   $(32,064)   $(28,337)
                                                                      =========   =========   =========

Basic and diluted net loss per common share .......................   $  (0.24)   $  (0.63)   $  (0.59)
                                                                      =========   =========   =========

Basic and diluted weighted average common shares outstanding ......     56,419      51,134      48,401
                                                                      =========   =========   =========


                    The  accompanying  notes are an integral  part of these statements.


                                       CYTOGEN CORPORATION AND SUBSIDIARIES
                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                             UNREALIZED
                                                                                             GAIN (LOSS)
                                                                               ADDITIONAL        ON          ACCU-        TOTAL
                                                         PREFERRED   COMMON     PAID-IN      SHORT-TERM     MULATED   STOCKHOLDERS'
                                                           STOCK      STOCK     CAPITAL      INVESTMENTS    DEFICIT      EQUITY
                                                         ---------  --------   ----------    -----------  ----------  -------------

BALANCE, DECEMBER 31, 1995                               $   --       $460      $253,122        $  34     $(228,340)     $ 25,276

Issued 1,000 shares of Series A
   preferred stock ...................................       --        --          4,854           --           --          4,854
Series A preferred stock conversion
   discount deemed dividends .........................       --        --          4,571           --        (4,571)          --
Issued 5,029,402 shares of common
   stock .............................................       --         51        26,525           --           --         26,576
Granted 10,000 shares of common
   stock .............................................       --        --             26           --           --             26
Unrealized loss on investments .......................       --        --            --           (39)          --            (39)
Net loss .............................................       --        --            --            --       (23,766)      (23,766)
                                                         -------      ----      --------        ------    ----------     ---------

BALANCE, DECEMBER 31, 1996                                   --        511       289,098           (5)     (256,677)       32,927

Issued 750 shares of Series B
   preferred stock ...................................       --        --           7,45           --          --           7,455
Issued 100,282 shares of common
   stock .............................................       --          1           335           --          --            336
Series B preferred stock conversion
   discount deemed dividends .........................       --        --          1,324           --        (1,324)          --
Accrued dividends on Series B
   preferred stock ...................................       --        --            --            --           (28)          (28)
Unrealized gain on investments .......................       --        --            --             5          --               5
Net loss .............................................       --        --            --            --       (30,712)      (30,712)
                                                         -------      ----      --------        ------    ----------     ---------

BALANCE, DECEMBER 31, 1997                                   --        512       298,212           --      (288,741)        9,983

Issued 3,403,011 shares of
   common stock ......................................       --         34         2,583           --          --           2,617
Dividends on Series B preferred stock ................       --        --            --            --          (119)         (119)
Issued 7,377,054 shares of common stock
    upon conversion of Series B preferred stock
    and accumulated dividends ........................       --         73            55           --          --             128
Issued warrant to purchase 1,000,000
   shares of common stock ............................       --        --            855           --          --             855
Modification of existing warrants to purchase
    260,000 shares of common stock ...................       --        --            131           --          --             131
Net loss .............................................       --        --            --            --       (13,152)      (13,152)
                                                         -------      ----      --------        ------    ----------     ---------

BALANCE, DECEMBER 31, 1998 ...........................   $   --       $619      $301,836       $   --     $(302,012)     $    443
                                                         =======      ====      ========       ======     ==========     =========


                         The  accompanying  notes are an integral  part of these statements.

                                       CYTOGEN CORPORATION AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                            (ALL AMOUNTS IN THOUSANDS)

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                   ---------------------------------------
                                                                                      1998           1997           1996
                                                                                   ---------      ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss  ....................................................................     $(13,152)      $(30,712)      $(23,766)
                                                                                   ---------      ---------      ---------
Adjustments to reconcile net loss to cash used for operating activities:
     Depreciation and amortization ...........................................        1,196          1,513          1,532
     Write down of property and equipment ....................................          657            384            --
     Imputed interest ........................................................           81            261            451
     Warrant, stock and stock option grants ..................................          163             45             70
     Equity loss in Targon subsidiary ........................................        1,020          9,232            288
     Gain on sale of Targon subsidiary .......................................       (2,833)           --             --
     Changes in assets and liabilities:
         Accounts receivable, net ............................................        2,702         (3,625)          (155)
         Inventories .........................................................          193           (185)            98
         Other assets ........................................................            4            (74)           205
         Accounts payable and accrued liabilities ............................        1,944            727         (1,517)
                                                                                   ---------      ---------      ---------

                  Total adjustments ..........................................        5,127          8,278            972
                                                                                   ---------      ---------      ---------

         Net cash used for operating activities ..............................       (8,025)       (22,434)       (22,794)
                                                                                   ---------      ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in short-term investments ................................         --            4,474         (3,307)
Decrease in restricted cash ..................................................         --              --             383
Purchases of property and equipment ..........................................         (100)          (621)          (874)
Investment in Targon subsidiary ..............................................         --          (10,000)        (9,850)
Proceeds from sale of Targon subsidiary ......................................        2,000            --             --
                                                                                   ---------      ---------      ---------

Net cash provided by (used in) investing activities ..........................        1,900         (6,147)       (13,648)
                                                                                   ---------      ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable ......................................        2,750         10,000            --
Payments of long-term debt ...................................................       (1,898)        (2,030)        (2,243)
Proceeds from issuance of common stock .......................................           51            261         26,576
Proceeds from issuance of series A preferred stock ...........................         --              --           4,854
Proceeds from issuance of series B preferred stock ...........................         --            7,455            --
Dividends on series B preferred stock ........................................          (19)           --             --
Proceeds from issuance of warrants ...........................................          855            --             --
                                                                                   ---------      ---------      ---------
         Net cash provided by financing activities ...........................        1,739         15,686         29,187
                                                                                   ---------      ---------      ---------

Net decrease in cash and cash equivalents ....................................       (4,386)       (12,895)        (7,255)
Cash and cash equivalents, beginning of year .................................        7,401         20,296         27,551
                                                                                   ---------      ---------      ---------
Cash and cash equivalents, end of year .......................................     $  3,015       $  7,401       $ 20,296
                                                                                   =========      =========      =========


                         The  accompanying  notes are an integral part of these statements

                      CYTOGEN CORPORATION AND SUBSIDIARIES
                NOTES TO CONSOLIDATED ANNUAL FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS

     CYTOGEN Corporation ("CYTOGEN" or the "Company") is a biopharmaceutical company engaged in the development, commercialization and marketing of products to improve diagnosis and treatment of cancer and other disease. In March 1997, CYTOGEN received clearance from the U.S. Food and Drug Administration ("FDA") to market Quadramet(R), CYTOGEN's product for the relief of pain due to cancers that have spread to the skeleton and that can be visualized on a bone scan. In October 1996, CYTOGEN received marketing approval from FDA for the ProstaScint(R) imaging agent, CYTOGEN's prostate cancer diagnostic imaging product. In December 1992, FDA approved OncoScint CR/OV(R) imaging agent, CYTOGEN's colorectal and ovarian cancer specific diagnostic imaging product, for single administration per patient. In November 1995, FDA approved an expanded indication allowing for repeat administration of OncoScint CR/OV. All three products are currently available in the marketplace. Operations of the Company are subject to certain risks and uncertainties including, but not limited to, access to capital, product market acceptance, product efficacy and clinical trials, technological uncertainty, uncertainties of future profitability, dependence on collaborative relationships and key personnel.


BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of CYTOGEN and its wholly-owned subsidiaries, AxCell Biosciences Corporation ("AxCell") and Cellcor Inc. ("Cellcor"). The financial statements also include the investment results of Targon Corporation ("Targon"), which were accounted for on the equity method (see Investment in Targon Subsidiary). Intercompany balances and transactions have been eliminated in consolidation. In the third quarter of 1998, the Company sold Targon and closed Cellcor.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.


STATEMENT OF CASH FLOW

     Cash and cash equivalents include cash on hand, cash in banks and all highly-liquid investments with a maturity of three months or less at the time of purchase. Cash paid for interest expense was $500,000, $524,000 and $307,000 in 1998, 1997 and 1996, respectively.

RECEIVABLES

     At December 31, 1998, the Company had a $2.5 million receivable due from The State of Wisconsin Investment Board relating to the sale of 3,333,334 shares of CYTOGEN common stock at $0.75 per share. The Company received the proceeds from the stock sale in January 1999 (see Note 2).

     At December 31, 1998 and 1997, accounts receivable were net of an allowance for doubtful accounts of $73,000 and $576,000, respectively. The Company charged to expense $23,000 and $30,000 as a provision for doubtful accounts in 1998 and 1997, respectively. At December 31, 1998, approximately $91,000 of the Company's accounts receivable balance was due from The DuPont Pharmaceutical Company formerly the Radiopharmaceutical Division of The DuPont Merck Pharmaceutical Company ("DuPont") compared to $3 million at December 31, 1997.


INVENTORY

      The Company's inventory is primarily related to ProstaScint and OncoScint CR/OV. Inventory is stated at the lower of cost or market using the first-in, first-out method and consisted of the following:

                                                         December 31,
                                                  ------------------------
                                                     1998           1997
                                                  ---------      ---------
      Raw materials  . . . . . . . . . . . . .    $  57,000      $ 145,000
      Work-in-process  . . . . . . . . . . . .      143,000        158,000
      Finished goods   . . . . . . . . . . . .       50,000        140,000
                                                  ---------      ---------
                                                  $ 250,000      $ 443,000
                                                  =========      =========


PROPERTY AND EQUIPMENT

    Equipment and furniture are stated at cost, net of depreciation and a $102,000 reserve for idle equipment. Leasehold improvements are amortized on a straight-line basis over the lease period or the estimated useful life, whichever is shorter. Equipment and furniture are depreciated on a straight-line basis over five years. Expenditures for repairs and maintenance are charged to expense as incurred. For 1998, 1997 and 1996, repairs and maintenance expenses were $242,000, $350,000 and $394,000, respectively. Property and equipment consisted of the following:

                                                                        December 31,
                                                            -------------------------------
                                                                  1998            1997
                                                            -------------    --------------
      Leashold improvements...............................  $  9,438,000     $  10,126,000
      Equipment and furniture.............................     7,350,000         7,696,000
                                                            -------------    --------------
                                                              16,788,000        17,822,000

      Less - accumulated depreciation and amortization.....  (14,163,000)      (13,910,000)
                                                            -------------    --------------
                                                            $  2,625,000     $   3,912,000
                                                            =============    ==============

INVESTMENT IN TARGON SUBSIDIARY AND RECLASSIFICATION

    As a result of the 1998 reduction of CYTOGEN's ownership interest in Targon, the Company began accounting for its investment in Targon using the equity method. In addition, the Company retroactively adopted Emerging Issues Task Force ("EITF") 96-16. Under the equity method, the Company recognized 100% of Targon's losses through March 31, 1998 in its consolidated statement of operations as "Equity Loss in Targon Subsidiary," with a corresponding reduction in the carrying amount of its investment. The Company did not recognize Targon's losses after March 31, 1998 based on the completion of the sale of Targon (see
Note 3).

    As a result of the adoption of EITF 96-16 and the equity method, approximately $1.9 million and $376,000 of research and development expenses recorded in 1997 and 1996, respectively, and $7.5 million of acquisition of product rights expense recorded in 1997, were reclassified to "Equity Loss in Targon Subsidiary". The primary effect on the December 31, 1997 balance sheet was the reclassification of Restricted Cash to "Investment in Targon Subsidiary". All other changes were immaterial.

    In August 1998 the Company sold its remaining ownership interest in Targon to Elan Corporation, plc ("Elan") for $2.0 million (see Note 3). As a result, the Company recorded a gain of approximately $2.8 million in its 1998 consolidated statement of operations.


OTHER ASSETS

    Other assets consist primarily of undeveloped land with a net book value of $660,000, which is valued at the lower of cost or market. During 1998 and 1997, the Company charged to expense $240,000 and $384,000, respectively to write down the land to estimated market value.


REVENUE RECOGNITION

    Product related revenues include product sales by CYTOGEN to its customers and Quadramet royalties. Product sales are recognized upon shipment of the finished goods. From the time of Quadramet's launch in the second quarter of 1997 to June 1998, CYTOGEN recorded Quadramet royalty revenues from DuPont based on minimum contractual payments, which were in excess of actual Quadramet sales. Pursuant to an agreement between CYTOGEN and DuPont, the minimum royalty arrangement was discontinued and CYTOGEN reclaimed the marketing rights to Quadramet. Subsequent to June 1998, CYTOGEN recorded product revenues from Quadramet based on actual sales. Starting in 1999, Quadramet royalties will be based on sales of Quadramet by Berlex Laboratories ("Berlex"), CYTOGEN's new marketing partner for Quadramet (see Note 4).

    License and contract revenues include milestone payments and fees under collaborative agreements with third parties, revenues from contract manufacturing and research services, and revenues from other miscellaneous sources. The Company's contract manufacturing services include filling, testing, validation, and process development of monoclonal antibodies; process development and clinical development of biopharmaceutical products; and the preclinical manufacturing of an antibody product. The Company is phasing out contract manufacturing services, concurrent with the sale of the manufacturing and laboratory facilities (see Note 2) and expects to receive no further revenues from this service after 1999. Revenues from milestone payments are recognized when all parties concur that the events stipulated in the agreement have been achieved. Revenues from cost-plus contracts are recognized when the costs are incurred. Revenues from up-front payments are recognized when the Company has no obligation to return the fee under any circumstances.


COST OF PRODUCT AND CONTRACT MANUFACTURING REVENUES

      Beginning in 1997, the Company began providing contract manufacturing services to third parties, and its second product ProstaScint was approved resulting in significantly higher product sales. In 1998, the Company paid DuPont $995,000 for manufacturing and distributing Quadramet as a result of CYTOGEN's reacquiring the marketing rights of Quadramet in June 1998. In addition, the Company recorded a $4 million charge for securing a long-term manufacturing commitment for Quadramet from DuPont (see Note 5). Pursuant to the marketing agreement with Berlex (see Note 4), beginning in 1999, there will be no manufacturing and distribution costs related to Quadramet. Prior to 1997, product sales were minimal and no revenues were derived from contract manufacturing, therefore, cost of product sales was immaterial and included in research and development expenses.


RESEARCH AND DEVELOPMENT

    Research and development expenditures consist of projects conducted by the Company and payments made to sponsored research programs and consultants. All research and development costs are charged to expense as incurred. Research and development expenditures for customer sponsored programs were $2.0 million, $1.5 million and $1.1 million in 1998, 1997 and 1996, respectively.


PATENT COSTS

    Patent costs are charged to expense as incurred.


NET LOSS PER SHARE

    Basic net loss per common share is based upon the weighted average common shares outstanding during each year. Diluted net loss per common share is the same as basic net loss per common share, as the inclusion of common stock equivalents would be antidilutive.


2.  UNAUDITED PRO FORMA BALANCE SHEET:

    In January 1999, the Company sold certain of its laboratory and manufacturing facilities to Bard BioPharma L.P., a subsidiary of Purdue Pharma L.P., for $3.9 million. CYTOGEN also signed a three-year agreement under which two of CYTOGEN's products, ProstaScint and OncoScint CR/OV, would continue to be manufactured by CYTOGEN at its former facility. The Company will recognize a gain of approximately $3.3 million in its consolidated statement of operations in the first quarter of 1999. In connection with the sale, the Company was required to repay the remaining outstanding balance of the note due to CIT Group/Credit Finance Inc. (see Note 9).

    In addition, in January 1999, the Company sold 2,666,667 shares of CYTOGEN common stock at $0.75 per share to a subsidiary of The Hillman Company for an aggregate of $2.0 million and received $2.5 million in proceeds from the December 1998 sale of CYTOGEN common stock to The State of Wisconsin Investment Board (see Note 1).

    The unaudited pro forma balance sheet reflects the above transactions as if they had occurred on December 31, 1998.


3.  SALE OF TARGON CORPORATION:

    Targon was established in September 1996 pursuant to agreements between CYTOGEN and Elan, and was a majority-owned (99.75%) subsidiary of CYTOGEN. In March 1998, Elan exchanged its shares of the Company's Series A Convertible and Exchangeable Preferred Stock ("Series A") for 50% of CYTOGEN's interest in Targon. In August 1998, CYTOGEN sold its remaining 49.875% interest in Targon to Elan for $2.0 million (see Note 1). As a result of the sale, a warrant to purchase up to 1,000,000 shares of CYTOGEN common stock previously granted to Elan and all notes among CYTOGEN, Elan and Targon were canceled. In addition, in August 1998, CYTOGEN received $2.0 million from Elan in exchange for a convertible promissory note (see Note 9). The Company recognized a gain of approximately $2.8 million on the Targon transaction.


4.  BERLEX LABORATORIES:

    In October 1998, CYTOGEN entered into an exclusive license and marketing agreement ("Berlex Agreement") with Berlex for the manufacture and sale of Quadramet. Under the terms of the Berlex Agreement, CYTOGEN received a one-time license fee of $8 million in 1998 and Berlex will pay CYTOGEN royalties on net sales of Quadramet, as well as milestone payments based on achievement of certain sales levels. Quadramet is expected to be re-launched by Berlex in the first quarter of 1999.

    In connection with the Berlex Agreement, CYTOGEN granted Berlex a warrant to purchase 1,000,000 shares of CYTOGEN common stock at an exercise price of $1.002 per share through October 2003, which is exercisable after the earlier of October 1999 or the achievement of defined sales levels. Using the Black Scholes model, the estimated value of the warrant was calculated at $855,000, and was recorded as a reduction of the one-time license fee revenue, with a corresponding increase in stockholders' equity.


5.  THE DUPONT PHARMACEUTICAL COMPANY:

    Pursuant to the terms of an agreement between CYTOGEN and DuPont, CYTOGEN received from DuPont (i) $1.5 million in each of 1997 and 1996 to fund clinical programs to expand the use and marketing of Quadramet; (ii) a $2.0 million milestone payment in 1997 upon the FDA clearance of Quadramet and (iii) royalty revenues of $1.7 million and $3.3 million in 1998 and 1997, respectively, based on minimum contractual payments which were in excess of actual sales. In June 1998, the agreement was amended and the minimum royalty arrangement was discontinued. In 1998, CYTOGEN recorded a charge of $4 million as Cost of Product and Contract Manufacturing Revenues for securing a long-term manufacturing commitment for Quadramet from DuPont of which $3 million was paid in 1998 and $1 million is payable in March 1999.

6. THE DOW CHEMICAL COMPANY:

    In 1993, CYTOGEN acquired from The Dow Chemical Company ("DOW") an exclusive license for the treatment of osteoblastic bone metastases in the U.S. for Quadramet. This license was amended in 1995 and 1998 to expand the territory to include Canada, Latin America, Europe and Japan, in 1996 to expand the field to include all osteoblastic diseases and in 1998 to include rheumatoid arthritis. In 1997, the Company recorded a $4.0 million milestone payment to Dow upon FDA clearance of Quadramet. The agreement also requires the Company to pay Dow royalties based on a percentage of net sales of Quadramet, or a guaranteed contractual minimum payments, whichever is greater, and future payments upon achievement of certain milestones. During 1998 and 1997, the Company recorded $500,000 and $375,000, respectively in royalty expense.

        Future annual minimum royalties due to Dow are as follows:

                1999                         500,000
                2000                         750,000
                2001                         750,000
                2002 through 2012          1,000,000 per year


7.  REVENUES FROM MAJOR CUSTOMERS:

    Revenues from major customers as a percentage of total were as follows:

                                       Year Ended December 31,
                                   -----------------------------
         Customer                  1998         1997        1996
         --------                  ----         ----        ----
   Berlex  (see Note 4)             36%           -%          -%
   DuPont (see Note 5)               8           47          27
   Medi-Physics                     10            9          10
   Elan                              -            6          23

    Medi-Physics is a chain of radiopharmacies which distributes ProstaScint and OncoScint CR/OV kits.

    Pursuant to an agreement between CYTOGEN and Elan in 1995, CYTOGEN performed research services which resulted in contract revenues of $62,000, $924,000 and $1.3 million in 1998, 1997 and 1996, respectively.

8.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:


                                                               December 31,
                                                     -----------------------------
                                                         1998               1997
                                                     ----------         ----------
    Accounts payable                                 $2,465,000         $1,160,000
    Accrued payroll and related expenses              1,222,000          1,689,000
    Severances and restructuring accruals               856,000               --
    Accrued research contracts and materials            474,000            602,000
    Accrued commission and royalties                    828,000            647,000
    Accrued professional and legal                      655,000            835,000
    Other accruals                                      886,000            729,000
                                                     ----------         ----------
                                                     $7,386,000         $5,662,000
                                                     ==========         ==========


    In connection with the closure of the Company's Cellcor subsidiary and corporate downsizing in 1998, CYTOGEN incurred a restructuring charge of approximately $1.9 million relating to severances, other closure related expenses and costs to implement a corporate turnaround plan, of which $856,000 was still accrued at December 31, 1998.


9.  LONG TERM LIABILITIES:

                                                               December 31,
                                                     -----------------------------
                                                         1998             1997
                                                     -----------      ------------
     Due to Knoll Pharmaceuticals                    $     --         $ 1,619,000
     Due to Elan                                      2,054,000        10,000,000
     Due to CIT Group/Credit Finance                    744,000              --
     Capital lease obligations                          273,000           291,000
                                                      3,071,000        11,910,000
     Less:  Current portion                            (848,000)       (1,739,000)
                                                     -----------      ------------
                                                     $2,223,000       $10,171,000
                                                     ===========      ============

    In July 1997, the Company obtained a $10.0 million loan from Elan. The funds were used by CYTOGEN to provide funding to Targon, including funding for the $7.5 million license fee paid by Targon to Elan. As a result of the sale of Targon to Elan in August 1998 (see Note 3), all notes among CYTOGEN, Elan and Targon, were canceled.

    In August 1998, CYTOGEN received $2.0 million from Elan in exchange for a convertible promissory note. The note is convertible into shares of CYTOGEN common stock at $2.80 per share, subject to adjustments, and matures in seven years. The note bears annual interest of 7%, compounded semi-annually, however, such interest is not payable in cash but will be added to the principal for the first 24 months; thereafter, interest is payable in cash. In 1998, the Company accrued $54,000 in interest expense on this note.

    In October 1998, the Company entered into a $750,000 term loan agreement with The CIT Group/Credit Finance Inc., using the Company's tangible assets as collateral. The note bore interest at prime plus 3% and was payable monthly with principal payments of $12,500 plus interest. In January 1999, the Company paid the remaining balance of the loan with the proceeds from the sale of its laboratory and manufacturing facilities (see Note 2).

    The Company leases certain equipment under capital lease obligations which will expire on various dates through 2002. Property and equipment leased under non-cancelable capital leases have a net book value of $336,000 at December 31, 1998. Payments to be made under capital lease obligations (including interest of $66,000) are as follows: $138,000 in 1999, $111,000 in 2000, $78,000 in 2001 and
$12,000 in 2002.


10.  COMMON STOCK:

    In October 1998, the Company entered into an agreement (the "Equity Line Agreement") with an institutional investor (the "Investor") for a $12 million common stock equity line. Pursuant to the Equity Line Agreement, the Company, subject to the satisfaction of certain conditions, was granted the right to issue and sell to the Investor, and the Investor would be obligated to purchase up to $12 million of CYTOGEN common stock from time to time (collectively, the "Put Rights") over a two year period at a purchase price per share equal to 85% of the average of lowest trade prices of CYTOGEN common stock during five designated trading days as determined under the Equity Line Agreement. The Company can exercise the Put Rights every 20 trading days in the amounts ranging from $150,000 to $1 million, subject to the satisfaction of minimum trading volume, market price of CYTOGEN common stock and registration of the shares of common stock under the Securities Act of 1933, as amended. The Company is required to exercise Put Rights with respect to a minimum of $3 million over the life of the Equity Line Agreement. In addition, the Company granted to the Investor a warrant to purchase up to 200,000 shares of CYTOGEN common stock at an exercise price of $1.016 per share through April 2002. In January 1999, the Company exercised a Put Right for the sale of 475,342 shares of common stock at an aggregate price of $500,000 or $1.0519 per share.

    In December 1998, the Company sold to The State of Wisconsin Investment Board 3,333,334 shares of CYTOGEN common stock at an aggregate price of $2.5 million or $0.75 per share.

    In January 1999, the Company sold to a subsidiary of The Hillman Company 2,666,667 shares of CYTOGEN common stock at an aggregate price of $2.0 million or $0.75 per share.


11.  CONVERTIBLE PREFERRED STOCK:

    In September 1996, CYTOGEN issued 1,000 shares of Series A in connection with the formation of Targon. Since the Series A was immediately convertible into common stock, the most beneficial conversion discount was recorded analogous to a deemed dividend of $4.6 million in 1996. In March 1998, Elan exchanged all of its shares of the Company's Series A for 50% of CYTOGEN's interest in Targon (see Note 3).

    In December 1997, CYTOGEN obtained a financing commitment from private investors for the purchase of up to $20.0 million of its Convertible Preferred Stock subject to satisfaction of certain conditions. CYTOGEN completed the first tranche of the financing in December 1997 by issuing 750 shares of Series B Preferred Stock ("Series B") for an aggregate price of $7.5 million. The Series B carried a dividend rate of 6% which was payable in cash or common stock at the option of CYTOGEN.

    In connection with the conversion feature of the Series B, the Company recorded a deemed dividend of $1.3 million in 1997, which represented the maximum 15% conversion discount given to the holders of the Series B. In 1998, all of the outstanding Series B was converted into 7,377,054 shares of CYTOGEN common stock including $128,000 of accrued dividends.


12.  STOCK OPTIONS AND GRANTS:

    The Company has various stock option plans that provide for the issuance of incentive and non-qualified stock options to employees, non-employee directors and outside consultants, for which an aggregate of 6,233,357 shares of common stock have been reserved. The persons to whom options may be granted and the number, type, and terms of the options vary among the plans. Options are granted with an exercise term of 10 years and generally become exercisable in installments over periods of up to 5 years at an exercise price determined either by the plan or equal to the fair market value of the common stock at the date of grant. Under certain circumstances, vesting may accelerate. In January 1998, the Company cancelled unexercised stock option grants to purchase 671,555 shares ranging in price from $3.687 to $16.50 per share and issued stock option grants to purchase 537,244 shares at $1.95 per share which equaled fair market value at the date of grant. This repricing was not available to officers, directors, executives and consultants of the Company. Activity under these plans was as follows:


                                       Number of                Price Range
                                         Shares                  Per Share
                                       ----------             --------------
Balance at December 31, 1995           2,952,857              $ 2.69 - 17.00

   Granted                             1,073,770                5.00 -  9.28
   Exercised                            (254,907)               2.69 -  7.50
   Cancelled                            (248,780)               2.69 -  7.50
                                      -----------

Balance at December 31, 1996           3,522,940              $ 2.69 - 17.00

   Granted                               822,400                2.06 -  6.13
   Excersised                            (60,350)               1.77 -  5.47
   Cancelled                            (459,530)               2.69 -  8.88
                                      -----------
Balance at December 31, 1997           3,825,460              $ 2.06 - 17.00
   Granted                             2,285,920                0.70 -  2.13
   Cancelled                          (2,319,085)               1.36 - 17.00
                                      -----------
Balance at December 31, 1998           3,792,295              $ 0.70 - 16.63
                                      ===========

    At December 31, 1998, options to purchase 1,497,586 shares of common stock were exercisable and 1,242,024 shares of common stock were available for issuance under approved plans of additional options that may be granted under the plans. All options under the Cellcor stock option plan, which was reserved in connection with the Cellcor merger in 1995, were cancelled as a result of the closure of Cellcor.

    In August 1998, the Company granted to a key employee an option to purchase 2,250,000 shares of CYTOGEN common stock at an exercise price of $1.0937 per share, of which the vesting of 1,350,000 shares are subject to the completion of certain performance based milestones as determined by the Board of Directors. This option was granted outside of the approved plans. As of December 31, 1998, 300,000 shares under this option was exercisable.

    In 1997, the Company adopted an employee stock purchase plan under which eligible employees may elect to purchase shares of common stock at the lower of 85% of fair market value as of the first trading day of each quarterly participation period, or as of the last trading day of each quarterly participation period. In 1998 and 1997, employees purchased 54,023 shares and 16,017 shares, respectively, for aggregate proceeds of $41,000 and $32,000, respectively. The Company has reserved 429,960 shares for future issuance under its employee stock purchase plan.

    The Company applies Accounting Principle Board Opinion No. 25, "Accounting for Stock Issued to Employees," and the related interpretations in accounting for its stock option plans. The disclosure requirement of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," was adopted by the Company in 1996. Had compensation cost of the Company's common stock option plan been determined under SFAS No. 123, the Company's net loss would have been increased to the following pro forma amounts:


                                                                         Year  Ended  December 31,
                                                            -----------------------------------------------
                                                                 1998             1997             1996
                                                            -------------    -------------    -------------
     Net loss to common stockholders, as reported           $(13,271,000)    $(32,064,000)    $(28,337,000)
     Pro forma net loss to common stockholders              $(16,566,000)    $(34,946,000)    $(30,594,000)

     Net loss per common share, as reported                       $(0.24)          $(0.63)          $(0.59)
     Pro forma net loss per common share                          $(0.29)          $(0.68)          $(0.63)


     The average fair value per option of the options granted under the stock option plans during 1998, 1997 and 1996 is estimated as $0.92, $2.10 and $3.35, respectively, on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1998, 1997 and 1996: dividend yield of zero, volatility of 78.42%, 69.87% and 70.72%, respectively, risk-free interest rate of 5.37%, 6.07% and 5.90%, respectively, and an expected life of 5 years. The average fair value per option ascribed to the employee stock purchase plan during 1998 and 1997 is estimated at $0.65 and $2.17, respectively on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1998 and 1997: divided yield of zero, volatility of 84.75% and 50.20%, respectively, risk free interest rate of 4.88% and 5.13%, respectively, and expected life of three months. Because the SFAS No. 123 method of accounting is not required to be applied to options granted prior to January 1, 1995, the resulting pro forma compensation charge may not be representative of that to be expected in future years.


13.  RELATED PARTY TRANSACTION:

     Consulting services have been provided to the Company under an agreement with the Chairman of the Board of Directors related to time spent in that function on Company matters. Fees and expenses under this agreement were $172,000 in 1998.

14.   PENSION PLANS:

      The Company maintains a defined contribution pension plan. The contribution is determined by the Board of Directors each year and is based upon a percentage of gross wages of eligible employees. The plan provides for vesting over five years, with credit given for prior service. The Company also makes contributions under a 401(k) plan in amounts which match up to 50% of the salary deferred by the participants. Matching is capped at 6% of deferred salaries. Total pension expense was $310,000, $405,000 and $328,000 for 1998, 1997 and
1996, respectively.


15.   INCOME TAXES:

      As of December 31, 1998, CYTOGEN had federal net operating loss carryforwards of approximately $177 million. The Company also had federal and state research and development tax credit carryforwards of approximately $5.4 million. The net operating loss and credit carryforwards began to expire in 1995.

      The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carryforwards if there has been an "ownership change". Such an "ownership change" as described in Section 382 of the Internal Revenue Code may limit the Company's utilization of its net operating loss and tax credit carryforwards.

      Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Based upon the Company's loss history, a valuation allowance for deferred tax assets has been provided:

                                                               1998            1997
                                                          -------------   -------------

Deferred tax assets:
  Net operating loss carryforwards                        $ 60,300,000    $ 52,700,000
  Capitalized research and development expenses             19,500,000      23,500,000
  Research and development credit                            5,400,000       5,000,000
  Acquisition of in-process technology                       1,200,000       3,800,000
  Other, net                                                   300,000         140,000
                                                          -------------   -------------
     Total deferred tax assets                              86,700,000      85,140,000
     Valuation allowance for deferred tax assets           (86,700,000)    (85,140,000)
                                                          -------------   -------------
        Net deferred tax assets                           $       --      $       --
                                                          =============   =============

     In 1995, CYTOGEN acquired CytoRad and Cellcor, both of which had net operating loss carryforwards. Due to Section 382 limitations, approximately $10 million of CytoRad and $12.0 million of Cellcor carryforwards may be available to offset future taxable income. A 100% valuation allowance was established on the acquisition dates as realization of these tax assets is uncertain.

16. COMMITMENTS AND CONTINGENCIES:

     The Company leases its facilities and certain equipment under non-cancelable operating leases that expire at various times through 2002. Rent expense incurred on these leases was $1.6 million, $1.8 million and $1.8 million in 1998, 1997 and 1996, respectively. Minimum future obligations under the operating leases are $3.6 million as of December 31, 1998 and will be paid as follows: $990,000 in 1999, $1.1 million in 2000, $1.2 million in 2001, and
$288,000 in 2002.

     The Company is obligated to make minimum future payments under research and development contracts that expire at various times. As of December 31, 1998, the minimum future payments under contracts are $120,000 in 1999 and $130,000 in 2000 and thereafter. In addition, the Company is obligated to pay performance-based compensation to its marketing partner for ProstaScint and royalties on revenues from commercial product sales including certain guaranteed minimum payments.

                                CYTOGEN CORPORATION AND SUBSIDIARIES
                                     CONSOLIDATED BALANCE SHEETS
                            (All amounts in thousands, except share data)
                                             (Unaudited)

                                                                             June 30,     December 31,
                                                                               1999           1998
                                                                          ------------    ------------
ASSETS:
Current Assets:
    Cash and cash equivalents .......................................      $   5,332       $   3,015
    Receivable on common stock sold .................................           --             2,500
    Accounts receivable, net ........................................          2,997           1,362
    Inventories .....................................................            176             250
    Other current assets ............................................            551             330
                                                                           ---------       ---------
       Total current assets .........................................          9,056           7,457
                                                                           ---------       ---------

Property and Equipment:
    Leasehold improvements ..........................................          9,080           9,438
    Equipment and furniture .........................................          4,958           7,350
                                                                           ---------       ---------
                                                                              14,038          16,788

    Less-Accumulated depreciation and amortization ..................        (12,152)        (14,163)
                                                                           ---------       ---------

       Net property and equipment ...................................          1,886           2,625
                                                                           ---------       ---------

Other Assets ........................................................          1,414             818
                                                                           ---------       ---------
                                                                           $  12,356       $  10,900
                                                                           =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
    Current portion of long-term liabilities ........................      $     104       $     848
    Accounts payable and accrued liabilities ........................          4,525           7,386
                                                                           ---------       ---------
         Total current liabilities ..................................          4,629           8,234
                                                                           ---------       ---------

Long-Term Liabilities ...............................................          2,264           2,223
                                                                           ---------       ---------

Stockholders' Equity:
    Preferred stock, $.01 par value, 5,400,000 shares authorized -
       Series C Junior Participating Preferred Stock, $.01 par value,
            200,000 shares authorized, none issued and outstanding ..           --              --

    Common stock, $.01 par value,  89,600,000 shares authorized,
       67,175,000 and 61,950,000 shares issued and outstanding
       in 1999 and 1998, respectively ...............................            672             619
    Additional paid-in capital ......................................        306,110         301,836
    Accumulated deficit .............................................       (301,319)       (302,012)
                                                                           ---------       ---------
       Total stockholders' equity ...................................          5,463             443
                                                                           ---------       ---------
                                                                           $  12,356       $  10,900
                                                                           =========       =========

                         The  accompanying  notes are an integral part of these statements.

                                     CYTOGEN CORPORATION AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF OPERATIONS
                               (All amounts in thousands, except per share data)
                                                  (Unaudited)

                                                                            Three Months            Six Months
                                                                           Ended June 30,         Ended June 30,
                                                                      ---------------------   ---------------------

                                                                          1999       1998        1999        1998
                                                                      ----------  ---------   ---------   ---------
Revenues:
    Product related:
       ProstaScint ................................................   $  1,661    $  1,458    $  3,253    $  2,996
       Quadramet ..................................................       --           220        --           220
       Others .....................................................        157         172         321         468
                                                                      ---------   ---------   ---------   ---------
                 Total product sales ..............................      1,818       1,850       3,574       3,684

       Quadramet royalties ........................................        262          33         461       1,664
                                                                      ---------   ---------   ---------   ---------
                 Total product related ............................      2,080       1,883       4,035       5,348

    License and contract ..........................................      2,370         579       2,739       1,246
                                                                      ---------   ---------   ---------   ---------

                 Total revenues ...................................      4,450       2,462       6,774       6,594
                                                                      ---------   ---------   ---------   ---------

Operating Expenses:
    Cost of product and contract manufacturing revenues ...........      1,170       1,935       2,274       3,835
    Research and development ......................................        981       2,682       2,038       5,763
    Acquisition of technology rights ..............................      1,214        --         1,214        --
    Equity loss in Targon subsidiary ..............................       --          --          --         1,020
    Selling and marketing .........................................      1,082       1,283       2,028       2,334
    General and administrative ....................................        981       1,216       1,892       2,621
                                                                      ---------   ---------   ---------   ---------

                 Total operating expenses .........................      5,428       7,116       9,446      15,573
                                                                      ---------   ---------   ---------   ---------

                 Operating loss ...................................       (978)     (4,654)     (2,672)     (8,979)

Gain on sale of laboratory and
    manufacturing facilities ......................................       --          --         3,298        --
Interest income  ................................................           56         222         151         428
Interest expense ..................................................        (42)       (220)        (84)       (437)
                                                                      ---------   ---------   ---------   ---------

Net income (loss) .................................................       (964)     (4,652)        693      (8,988)
Dividends on series B preferred stock .............................       --           (37)       --          (119)
                                                                      ---------   ---------   ---------   ---------

Net income (loss) to common stockholders ..........................   $   (964)   $ (4,689)        693    $ (9,107)
                                                                      =========   =========   =========   =========

Net income (loss) per common share
    Basic and diluted .............................................   $  (0.01)   $  (0.08)   $   0.01    $  (0.17)
                                                                      =========   =========   =========   =========

Weighted average common shares outstanding
    Basic .........................................................     65,632      55,334      64,884      54,065
                                                                      =========   =========   =========   =========
    Diluted .......................................................     65,632      55,334      65,042      54,065
                                                                      =========   =========   =========   =========

                           The  accompanying  notes are an integral part of these statements.


                      CYTOGEN CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                 (All amounts in thousands, except share data)
                                  (Unaudited)

                                                                  Additional     Accu-         Total
                                           Preferred    Common      Paid-in     mulated    Stockholders'
                                             Stock       Stock      Capital     Deficit       Equity
                                           -------------------------------------------------------------
Balance, December 31, 1998                 $   -       $  619     $ 301,836   $(302,012)    $    443

Issued 3,174,987 shares of common stock        -           32         2,450        -           2,482
Issued 2,050,000 shares of common stock
  in connection with the acquisition
  of Prostagen Inc.                            -           21         1,824        -           1,845
Net income                                     -           -           -            693          693
                                           --------    --------   ---------   ----------    ---------
Balance, June 30, 1999                     $   -       $  672     $ 306,110   $(301,319)    $  5,463
                                           ========    ========   =========   ==========    =========

                                     CYTOGEN CORPORATION AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                         (All amounts in thousands)
                                                 (Unaudited)

                                                                                         Six Months Ended June 30,
                                                                                   -----------------------------------
                                                                                        1999                 1998
                                                                                   -------------        --------------


CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)..........................................................        $        693         $     (8,988)
                                                                                   ------------         ------------
Adjustments to reconcile net income (loss) to cash
    used for operating activities:
       Acquisition of technology rights....................................               1,214                    -
       Depreciation and amortization ......................................                 519                  677
       Imputed interest ...................................................                  (8)                  81
       Stock option and warrant grants ....................................                 142                   11
       Write down of assets ...............................................                  53                    -
       Gain on sale of laboratory and manufacturing facilities ............              (3,298)                   -
       Equity loss in Targon subsidiary ...................................                   -                1,020
       Changes in assets and liabilities:
           Accounts receivable, net .......................................              (1,627)               2,547
           Inventories ....................................................                  74                  130
           Other assets ...................................................                 (23)                  59
           Accounts payable and accrued liabilities .......................              (3,600)                 124
           Other liabilities ..............................................                  71                   87
                                                                                   ------------         ------------

                          Total adjustments ...............................              (6,483)               4,736
                                                                                   ------------         ------------


         Net cash used for operating activities ...........................              (5,790)              (4,252)
                                                                                   ------------         -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash acquired from Prostagen Inc. (see Note 2).........................                 550                    -
Net proceeds from sale of laboratory and
    manufacturing facilities ..............................................               3,584                    -
Purchases of property and equipment........................................                 (93)                 (92)
                                                                                   ------------         ------------

         Net cash provided by (used for) investing activities..............               4,041                  (92)
                                                                                   ------------         ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock.....................................               4,840                   26
Payment of long-term liabilities ..........................................                (774)                 (65)
                                                                                   ------------         ------------

         Net cash provided by (used for) financing activities..............               4,066                  (39)
                                                                                   ------------         ------------

Net increase (decrease) in cash and cash equivalents ......................               2,317               (4,383)

Cash and cash equivalents, beginning of period.............................               3,015                7,401
                                                                                   ------------         ------------
Cash and cash equivalents, end of period ..................................        $      5,332         $      3,018
                                                                                   ============         ============

                         The  accompanying  notes are an integral part of these statements.

                      CYTOGEN CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS


1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Company

     CYTOGEN Corporation ("CYTOGEN" or the "Company") is a biopharmaceutical company engaged in the development, commercialization and marketing of products to improve diagnosis and treatment of prostate disease, and of products for unmet needs in the broader urological and oncology markets. Cytogen has three products on the market including ProstaScint(R), a prostate cancer diagnostic, Quadramet(R), a treatment of bone cancer pain and OncoScint(R), an imaging agent for colorectal and ovarian cancers. Cytogen also holds the intellectual property rights to prostate specific membrane antigen ("PSMA"), a unique antigen under development for immunotherapeutic and other approaches, particularly in the area of prostate cancer.

Basis of Consolidation

      The consolidated financial statements include the accounts of CYTOGEN and its wholly- owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation

      The consolidated financial statements of CYTOGEN Corporation are unaudited and include all adjustments which, in the opinion of management, are necessary to present fairly the financial condition and results of operations as of and for the periods set forth in the Consolidated Balance Sheets, Consolidated Statements of Operations and Consolidated Statements of Cash Flows. All such accounting adjustments are of a normal, recurring nature. The consolidated financial statements do not include all of the information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, which includes financial statements as of and for the year ended December 31, 1998. The results of the Company's operations for any interim period are not necessarily indicative of the results of the Company's operations for any other interim period or for a full year.

Cash and Cash Equivalents

      Cash and cash equivalents include cash on hand, cash in banks and all highly-liquid investments with a maturity of three months or less at the time of purchase.

                      CYTOGEN CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Cont'd)


Net Income (Loss) Per Share

      Basic net income (loss) per common share is based upon the weighted average common shares outstanding during each period. Diluted net income per common share is based upon the weighted average common shares outstanding and common share equivalents which represent the incremental common shares that would have been outstanding under certain employee stock options and warrants, upon assumed exercise of dilutive stock options and warrants. The common stock equivalents were excluded from the diluted net loss per share calculation for the three months ended June 30, 1999 and 1998 and six months ended June 30, 1998, as their effect would be antidilutive.


2.  ACQUISITION OF PROSTAGEN, INC.:

     On June 15, 1999, CYTOGEN reacquired the rights for immunotherapy to its PSMA technology by acquiring 100% of the outstanding capital stock of Prostagen Inc. ("Prostagen") for 2,050,000 shares of CYTOGEN common stock, plus transaction costs. The acquisition was accounted for using the purchase method of accounting, whereby the purchase price was allocated to the assets acquired and liabilities assumed from Prostagen based on their respective fair values at the acquisition date. The excess of the purchase price over the fair value of the net tangible assets of approximately $1.2 million was assigned to acquired technology rights and has been recorded as a non-cash charge to operations in the accompanying financial statements. Acquired technology rights reflects the value of the PSMA technology development projects underway at the time of the Prostagen acquisition. The Company may issue up to an additional 450,000 shares of CYTOGEN common stock upon the satisfactory termination of lease obligations assumed in the Prostagen acquisition.

    The Company had sublicensed PSMA to Prostagen for prostate cancer immunotherapy in 1996. In connection with the acquisition, CYTOGEN acquired approximately $550,000 in cash, a minority ownership in Northwest Biotherapeutics, Inc., which is developing PSMA for cell therapy, and a contract with Velos, Inc. for marketing a cancer patient software management program for hospitals and health care payors. In addition, the Company may issue up to an additional $4.0 million worth of CYTOGEN common stock (based on the value at the time of issuance) if certain milestones are achieved in the PSMA development program. In addition the Company may issue up to 500,000 shares upon beneficial resolution of other contractual arrangements entered by Prostagen.


3. PROGENICS PHARMACEUTICALS, INC. JOINT VENTURE:

         On June 15, 1999, CYTOGEN entered into a joint venture with Progenics Pharmaceuticals, Inc. ("Progenics") to develop vaccine and antibody-based immunotherapeutic products utilizing CYTOGEN's proprietary PSMA technology. The joint venture will be owned equally by CYTOGEN and Progenics. Progenics will fund up to $3 million of development costs of the program. After that point, the

                      CYTOGEN CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Cont'd)


Company and Progenics will equally share the future costs of the program. CYTOGEN has the exclusive North American marketing rights on products developed by the joint venture. In connection with the licensing of the PSMA technology to the joint venture, CYTOGEN will receive $2 million in payments of which $500,000 was received in June 1999, with the balance to be paid in installments through December 31, 2001. As a result, CYTOGEN recorded approximately $1.8 million in license fee revenue during the three months ended June 30, 1999, based on the net present value of the future payments (using a discount rate of 10%).


4.  SALE OF LABORATORY AND MANUFACTURING FACILITIES:

         In January 1999, the Company sold certain of its laboratory and manufacturing facilities to Bard BioPharma L.P., a subsidiary of Purdue Pharma L.P. ("Purdue"), for $3.9 million. CYTOGEN also signed a three-year agreement under which two of CYTOGEN's products, ProstaScint and OncoScint CR/OV, will continue to be manufactured by CYTOGEN at its former facility. As a result of the sale, the Company recognized a gain of approximately $3.3 million in its consolidated statement of operations during the first quarter of 1999.


5.  SALES OF CYTOGEN COMMON STOCK:

         In January 1999, the Company sold 2,666,667 shares of CYTOGEN common stock to a subsidiary of The Hillman Company for an aggregate price of $2.0 million or $0.75 per share. Also in January, the Company exercised a put right granted to CYTOGEN under a $12.0 million equity line agreement with an institutional investor, for the sale of 475,342 shares of common stock at an aggregate price of $500,000 or $1.0519 per share. The Company will not draw on the remaining $11.5 million of the equity line agreement and plans to take steps to deregister shares which were previously registered with the Securities and Exchange Commission ("SEC") to be issued under the facility.

         In August 1999, the Company sold to the State of Wisconsin Investment Board 3,105,590 shares of CYTOGEN common stock at an aggregate price of $5.0 million or $1.61 per share.

                          200,000 Shares


                       CYTOGEN CORPORATION


                           Common Stock



                      ____________________

                           PROSPECTUS
                      ____________________





                       August __, 1999

                            Part II

           INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution

   The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the common stock offered hereby, other than underwriting discounts and commissions:

   Registration Fee-Securities and Exchange Commission...........    $  1,955
   Blue Sky fees and expenses....................................          -
   Accountants' fees and expenses................................      15,000
   Legal fees and expenses.......................................      25,000
   Printing and engraving expenses...............................          -
   Transfer agent and registrar fees.............................         250
   Miscellaneous.................................................         500
                                                                     ---------
        Total....................................................    $ 42,705
                                                                     =========

ITEM 14. Indemnification of Directors and Officers

   Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

   Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

   Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

   Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to action good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Restated Certificate of Incorporation contains such a provision.

   The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify officers and directors and, to the extent permitted by the Board of Directors, employees and agents of the Company, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the By-Laws permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such.

ITEM 15.  Recent Sales of Unregistered Securities

   In the three years preceding the filing of this Registration Statement, the Company has issued securities that were not registered under the Securities Act of 1933, as amended
(the "Securities Act") to a limited number of persons, as described below.

     In June 1999, the Company issued 2,050,000 shares of common stock and may issue additional shares in connection with the acquisition of Prostagen (see Recent Developments).

 In conjunction with the Equity Line Agreement, in October, 1998, the Company issued to the investor a warrant (the "Warrant") which entitles the holder to purchase 200,000 shares of Common Stock of the Company at a price of $1.0165 per share. The Warrant is exercisable at any time beginning in April, 1999 and ending in April, 2002. The Warrant contains provisions that protect against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of certain events, such as a merger, stock split or reverse stock split, stock dividend or recapitalization. The exercise price of the Warrant is payable either (i) in cash or (ii) by a "cashless exercise", in which that number of shares of Common Stock underlying the Warrant having a fair market value at the time of exercise equal to the aggregate exercise price are cancelled as payment of the exercise price. Also in connection with the Equity Line Agreement, in October, 1998, the Company issued currently exercisable warrants for 100,000 shares of common stock to the Placement Agent. Such warrants expire in October, 2001.

In December 1997, the Company issued $7.5 million of convertible preferred stock to a group of private investors in a private placement. The preferred stock and the underlying common shares into which it was convertible were subsequently registered for resale.

In November 1995, the Company sold 1,256,565 shares of
CYTOGEN common stock to a European institutional investor (the "Investor") in a private placement transaction pursuant to Regulation S of the Securities Act for an aggregate price of $5.0 million. The Company also sold to the Investor (i) 729,394 shares of CYTOGEN common stock in April 1996 for an aggregate price of $5.0 million, (ii) 913,909 shares of CYTOGEN common stock in October 1996 for an aggregate price of $5.0 million pursuant to a Stock Purchase Agreement between CYTOGEN and the Investor, dated as of August 27, 1996, as amended (the "Purchase Agreement"), and (iii) 776,791 shares of CYTOGEN common stock in November 1996 for an aggregate price of $4.0 million under the Purchase Agreement.

The securities issued and to be issued by the Company pursuant to the transactions described above have been and will be issued without registration under the Securities Act of 1933 in reliance upon the exemptions from registration provided under
Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, or other exemptions. The foregoing transactions did not involve any public offering, the investors either received or had access to adequate information about the Company in order to make an informed investment decision, and the Company reasonably believed that each of the investors was "sophisticated" within the meaning of Section 4(2) of the Securities Act.

ITEM 16. Exhibits and Financial Statement Schedules

(a)  Exhibits

3.1 - Certificate of Incorporation of the Registrant, restated and amended. Filed as an exhibit to Form 10-Q Quarterly
      Report for the quarter ended June 30, 1996 (Commission File
      No. 0-14879) and incorporated herein by reference.

3.2 - By-Laws of the Registrant, as amended. Filed as an exhibit to Form 10-Q Quarerly Report for the quarter ended June 30, 1999 (Commission File No. 0-14879)and incorporated herein by reference.

4.1 - Specimen Certificate for common stock of the Registrant.
      Filed as an exhibit to Amendment No. 1 to Form S-1
      Registration Statement (No. 33-5533) and incorporated herein by reference.

5.1 - Opinion re legality.  Filed herewith.

10.1- Manufacturing Space Agreement.  Filed as an exhibit to
      Amendment No. 1 to Form S-1 Registration Statement (Commission File No. 333-67947) and incorporated herein by reference.

10.2- Stock Exchange Agreement between the Registrant and Prostagen, Inc.
      Filed as an exhibit to Form S-3 Registration Statement dated
      July 19, 1999 and incorporated herein by reference.

10.3- Limited Liability Company Agreement of PSMA Development Company LLC, dated June 15, 1999. Filed as an exhibit to Form S-3 Registration Statement dated July 19, 1999 and incorporated herein by reference. Confidential treatment has been requested.

10.4- PSMA/PSMP License Agreement by and among Progenics  Pharmaceuticals,
      Inc., Cytogen Corporation, PSMA Development Company LLC dated June 15, 1999. Filed as an exhibit to Form S-3 Registration Statement dated
      July 19, 1999 and incorporated herein by reference. Confidential treatment has been requested.

21.1- List of Subsidiaries.  Filed as an exhibit to Form 10-K
      Annual Report for the year ended December 31, 1997
      (Commission File No. 0-14879) and incorporated herein by reference.

23.1 - Consent of Arthur Andersen LLP.  Filed herewith.

23.2 - Consent of counsel as to legal opinion.  (included in Exhibit 5.1)

24.1 - Power of Attorney (included on page II-5)

27.1 - Financial Data Schedule
_________________

 (b)  Consolidated Financial Statement Schedules

   All schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

 (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule
424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

 (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                          SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on August 25, 1999.

                                CYTOGEN CORPORATION



                                /s/ H. Joseph Reiser
                                By: H. Joseph Reiser



                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints
H. Joseph Reiser, Jane M. Maida, or Donald F. Crane, Jr., and each of them, as his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement or any prospectus included herein, and to file the same, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Post Effective Amendment to Registration Statement has been signed by the following persons on August 25, 1999 in the capacities indicated:

Signature                  Title                                      Date
/s/ H. Joseph Reiser       Chief Executive Officer and         August 25, 1999
--------------------       President (Principal Executive
H. Jospeh Reiser           Officer and Director


/s/ Jane M. Maida          Chief Accounting Officer            August 25, 1999
--------------------       (Principal Accounting Officer)
Jane M. Maida

/s/ *                       Director                           August 25, 1999
--------------------
John E. Bagalay

/s/ *                       Director                           August 25, 1999
-------------------
Ronald J. Brenner

/s/ *                       Director                           August 25, 1999
-------------------
Stephen K. Carter

/s/ *                       Director; Chairman of the Board    August 25, 1999
-------------------
James A. Grigsby


-------------------         Director                           August 25, 1999
S. Leslie Misrock